Exhibit 10.1

CREDIT AGREEMENT

Dated as of September 29, 2017

among

TPG RE FINANCE 20, LTD.,

as the Borrower,

TPG RE FINANCE PLEDGOR 20, LLC,

as a Guarantor,

THE LENDERS PARTY HERETO FROM TIME TO TIME

and

BANK OF AMERICA, N.A.,

as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as

Sole Lead Arranger and Sole Bookrunner

i

5.03	Authenticated Record	66
5.04	Lien on Deposit Accounts, etc.	67
5.05	Delivery of Collateral; Standard of Care	67
5.06	Release of Pledged Assets	68
5.07	Representations and Warranties Regarding Pledged Assets	69
5.08	Additional Covenants Relating to Collateral	70
5.09	Further Assurances	73
5.10	Collections	74

Article VI.	REPRESENTATIONS AND WARRANTIES	74
6.01	Existence, Qualification and Power	74
6.02	Authorization; No Contravention	74
6.03	Governmental Authorization; Other Consents	75
6.04	Binding Effect	75
6.05	Financial Statements; No Material Adverse Effect	75
6.06	Litigation	75
6.07	No Default	76
6.08	Insurance	76
6.09	Taxes	76
6.10	ERISA	76
6.11	Subsidiaries; Capital Stock	77
6.12	Margin Regulations; Investment Company Act	77
6.13	Disclosure	77
6.14	Compliance with Laws	77
6.15	Taxpayer Identification Number; Other Identifying Information	78
6.16	OFAC	78
6.17	Anti-Corruption Laws; Anti-Money Laundering	78
6.18	EEA Financial Institution	78
6.19	Collateral Documents	78
6.20	Pledged Assets	78
6.21	Representations as to Foreign Jurisdiction	78

Article VII.	AFFIRMATIVE COVENANTS	79
7.01	Financial Statements	79
7.02	Certificates; Other Information	80
7.03	Notices	82
7.04	Payment of Obligations	83
7.05	Preservation of Existence, Etc.	83
7.06	Maintenance of Insurance	83
7.07	Compliance with Laws; Contractual Obligations; Etc.	83
7.08	Records and Accounts	83
7.09	Inspection Rights	84
7.10	Use of Proceeds	84
7.11	Further Assurances	84
7.12	Anti-Corruption Laws	84
7.13	Maintenance of REIT Status; New York Stock Exchange Listing	84
7.14	Special Purpose Entity	84

Article VIII.	NEGATIVE COVENANTS	86
8.01	Liens; Negative Pledge	86
8.02	Investments	86
8.03	Indebtedness	86
8.04	Fundamental Changes	86
8.05	Dividends	87
8.06	Transactions with Affiliates	87
8.07	Use of Proceeds	87
8.08	Amendments, Waivers and Terminations of Certain Agreements	87
8.09	Activities of the Pledgor	88
8.10	Accounting Changes	88
8.11	Sanctions	88
8.12	Anti-Corruption Laws; Anti-Money Laundering	88

Article IX.	EVENTS OF DEFAULT AND REMEDIES	89
9.01	Events of Default	89
9.02	Remedies Upon Event of Default	91
9.03	Application of Funds	93

Article X.	ADMINISTRATIVE AGENT	93
10.01	Appointment and Authority	93
10.02	Rights as a Lender	94
10.03	Exculpatory Provisions	94
10.04	Reliance by Administrative Agent	95
10.05	Delegation of Duties	95
10.06	Resignation of Administrative Agent	96
10.07	Non-Reliance on Administrative Agent and Other Lenders	97
10.08	No Other Duties, Etc.	97
10.09	Administrative Agent May File Proofs of Claim; Credit Bidding	97
10.10	Collateral Matters	99
10.11	Distribution by the Administrative Agent	99

Article XI.	MISCELLANEOUS	99
11.01	Amendments, Etc.	99
11.02	Notices; Effectiveness	101
11.03	No Waiver; Cumulative Remedies; Enforcement	103
11.04	Expenses; Indemnity; Damage Waiver	103
11.05	Payments Set Aside	106
11.06	Successors and Assigns	106
11.07	Treatment of Certain Information; Confidentiality	112
11.08	Right of Setoff	113
11.09	Interest Rate Limitation	113
11.10	Counterparts; Integration; Effectiveness	114

11.11	Survival of Representations and Warranties	114
11.12	Severability	114
11.13	Replacement of Lenders	114
11.14	Governing Law; Jurisdiction; Etc.	115
11.15	Waiver of Jury Trial	116
11.16	No Advisory or Fiduciary Responsibility	117
11.17	Electronic Execution of Assignments and Certain Other Documents	117
11.18	USA PATRIOT Act	118
11.19	ENTIRE AGREEMENT	118
11.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	118
11.21	Monthly Statements	119
11.22	Authorized Person and Authorized Signer	119
11.23	Judgment Currency	119
11.24	Lender Representations Regarding ERISA	120
11.25	Certain Tax Matters	121

Article XII.	GUARANTY	122

SCHEDULES

1.01	Due Diligence
2.01	Commitments and Applicable Percentages
11.02	Administrative Agent’s Office; Certain Addresses for Notices
11.06	Prohibited Transferees

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Representations and Warranties Regarding the Pledged Assets
F	Form of Availability Certificate
G	Form of Pledge Proposal
H	Form of Confirmation Statement
I	Form of U.S. Tax Compliance Certificates
J	Form of Borrower Remittance Instructions
K	Form of Borrower’s Instruction Certificate
L	Form of Redirection Letter
M	Form of Power of Attorney
N	Form of Escrow Letter

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 29, 2017 among TPG RE FINANCE 20, LTD., an exempted company incorporated in the Cayman Islands with limited liability (the “Borrower”), TPG RE FINANCE PLEDGOR 20, LLC, a Delaware limited liability company (the “Pledgor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Attorney” means Ropes & Gray LLP or any other attorney-at-law or law firm reasonably acceptable to the Administrative Agent.

“Act of Insolvency” means, with respect to any Person: (i) the filing of a petition for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, provisional liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such petition shall not be dismissed within sixty (60) days, (ii) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (iii) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (iv) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, provisional liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (v) the making by such Person of any general assignment for the benefit of creditors, (vi) the admission in writing of the inability of such Person to pay its debts or discharge its obligations generally as they become due or mature, (vii) the failure by such Person generally to pay its debts as they become due, (viii) the taking of any action by any governmental authority or agency or any Person, agency or entity acting or purporting to act under governmental authority to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person, or (ix) the taking of action by such Person in furtherance of any of the foregoing.

“Adjusted Net Operating Income” means, with respect to any real property for any period, an amount equal to (a) the Net Operating Income of such real property for such period, minus (to the extent not already excluded from the calculation of such Net Operating Income, and without duplication), (b) the Annual Capital Expenditure Adjustment with respect to such property.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in a form approved by the Administrative Agent, submitted to the Administrative Agent duly completed by such Lender.

“Advance Rate” means, with respect to each Pledged Asset, such percentage of the Market Value thereof as shall be determined by the Required Lenders in their sole and absolute discretion on or before the applicable Pledge Date as evidenced in the Confirmation Statement with respect to such Pledged Asset, subject to adjustment as provided in this Agreement; provided that the maximum Advance Rate with respect to (a) a Pledged Asset that is a loan secured by a multifamily property will be 80% of the Market Value thereof, (b) a Pledged Asset that is a loan secured by a lodging property will be 65% of the Market Value thereof, (c) a Pledged Asset that is a loan secured by an industrial property or an office property will be 75% of the Market Value thereof and (d) a Pledged Asset that is a loan secured by a multi-tenant retail property will be 70% of the Market Value thereof. For the avoidance of doubt and without limitation of the foregoing, in determining the Advance Rate for any Pledged Asset the Required Lenders will take into account the Lenders’ “look through” loan-to-value ratio with respect to such Pledged Asset, which will not in any event exceed 64% for a multifamily property, 49% for a lodging property, 60% for an industrial or office property, 56% for a multi-tenant retail property and with respect to a mixed use property, a weighted average percentage based on the foregoing percentages while taking into account the proportional use of such real property, in each such case, as agreed between the Administrative Agent and the Borrower.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Borrowing Base Amount” means, at any time, the sum at such time of the Borrowing Base Amount of all Pledged Assets.

“Aggregate Borrowing Base Deficiency” has the meaning specified in Section 2.03(b)(ii).

“Agreement” means this Credit Agreement.

“Annual Capital Expenditure Adjustment” means, with respect to any real property, an amount determined in accordance with the following grid:

Eligible Property Type	Annual Capital Expenditure Amount
Multi-Tenant Retail	the aggregate net rentable area (determined on a square feet basis) of such real property multiplied by $0.25

Multifamily	$250 per unit
Office	the aggregate net rentable area (determined on a square feet basis) of such real property multiplied by $0.50

Industrial	the aggregate net rentable area (determined on a square feet basis) of such real property multiplied by $0.15

Lodging	4% of gross revenues
Mixed Use	To be based on the proportional use of such real property[1]

“Anti-Money Laundering Law” means (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal, foreign, state or local laws relating to “know your customer” or anti-money laundering rules and regulations.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility Amount represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Lender to make Loans have been terminated pursuant to Section 9.02 or if the aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, (a) in the case of a Loan made with respect to a Pledged Asset that is a loan secured by a lodging property, 2.25% per annum or (b) in the case of a Loan made with respect to any other type of Pledged Asset, 2.00% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender excluding, in each case, a Prohibited Transferee.

[1]	For example, for a mixed use property that includes 200 multifamily units and 100,000 square feet of retail space, the Annual Capital Expenditure Adjustment would be $75,000. [(i) 200 MF units x $250 per unit plus (ii) 100,000 retail SF x $0.25 PSF]

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole bookrunner.

“Asset Reserves” means, with respect to any Pledged Asset, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by the servicer of such Pledged Asset unless and until such funds are, pursuant to the terms of the related ELA Documents, released or otherwise available to the Borrower (but not if such funds are used for the purpose for which they were maintained, or if such funds are released to the related Mortgagor in accordance with the relevant ELA Documents).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attorney’s Bailee Letter” shall mean a letter from an Acceptable Attorney, in form and substance reasonably acceptable to the Administrative Agent, wherein such Acceptable Attorney in possession of the ELA Documents with respect to a Table Funded Loan Asset or any other Pledged Asset with respect to which there are Delayed Conditions (i) acknowledges receipt of the ELA Documents expressly set forth on a schedule to such Attorney’s Bailee Letter, (ii) confirms that such Acceptable Attorney is holding the same as bailee of the Administrative Agent under such letter and (iii) agrees that such Acceptable Attorney shall deliver such ELA Documents to the Custodian by not later than the third (3rd) Business Day following the Initial Funding Date for the related Table Funded Loan Asset or Pledged Asset, as the case may be.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdco and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdco and its Subsidiaries, including the notes thereto.

“Authorized Person” means any representative of the Borrower duly designated by the Borrower in accordance with the Borrower’s Instruction Certificate, authorized to bind the Borrower in providing draw requests and requesting disbursements of Loan proceeds.

“Authorized Signer” means any representative of the Borrower duly designated by the Borrower in accordance with the Borrower’s Instruction Certificate, authorized to bind the Borrower and to act for the Borrower for all purposes in connection with the Loan, including providing draw requests and requesting disbursements of Loan proceeds, obtaining information pertaining to the Loan, requesting any action under the Loan Documents, providing any certificates, and appointing and changing any Authorized Persons.

“Availability Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit F (or another form acceptable to the Administrative Agent) setting forth the calculation of the Maximum Available Amount in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Maximum Available Amount, the Aggregate Borrowing Base Amount and the Borrowing Base Amount with respect to any Pledged Asset in connection with the preparation of any Availability Certificate shall originally be made by the Borrower and certified to the Administrative Agent; provided, that the Administrative Agent shall have the right to review and make reasonable adjustments to any such calculation to the extent the Administrative Agent reasonably determines that such calculation contains errors or is not otherwise in accordance with this Agreement and notifies the Borrower of such adjustment.

“Available Income” means, all Income other than (a) the Asset Reserves, (b) documented custodian fees payable to the Custodian pursuant to the Custodial Agreement and (c) Qualified Servicing Expenses.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Plan” has the meaning specified in Section 11.06(f)(iv).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrower Remittance Instructions” means the Borrower’s remittance instructions provided from time to time in the form attached hereto as Exhibit J; provided that the Administrative Agent may rely on any Borrower Remittance Instructions delivered to the Administrative Agent until written notice is received by the Administrative Agent revoking such instructions and/or replacing it with new Borrower Remittance Instructions, accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person giving such notice, and such notice shall be effective five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) following receipt thereof by the Administrative Agent.

“Borrower’s Instruction Certificate” means a certificate provided by or on behalf of the Borrower in the form attached hereto as Exhibit K, designating certain Authorized Persons and Authorized Signers as set forth therein.

“Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base Amount” means, for each Pledged Asset as of any date of determination, an amount equal to (a) the Market Value of such Pledged Asset as of such date of determination, multiplied by (b) the Advance Rate for such Pledged Asset.

“Borrowing Base Deficiency” means at any time with respect to any Pledged Asset, the amount, if any, by which the Pledged Asset Total Outstandings at such time exceeds the Borrowing Base Amount with respect to such Pledged Asset in effect at such time.

“Borrowing Base Deficiency Prepayment” has the meaning specified in Section 2.03(b)(ii).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or share capital of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or share capital of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any one or more of the following events:

(a) The Sponsor shall cease to (i) own and Control, of record and beneficially, either directly or indirectly, at least 75% of each class of the outstanding Capital Stock of Holdco or (ii) Control Holdco (subject to the rights of the Manager or an Affiliate of the Manager in its capacity as the sole manager of Holdco);

(b) Holdco shall cease to (i) own and Control, of record, legally and beneficially, either directly or indirectly, 100% of each class of the outstanding Capital Stock of the Borrower or (ii) Control the Borrower (subject to the rights of the Manager or an Affiliate of the Manager in its capacity as the sole manager of the Borrower);

(c) Holdco shall cease to (i) own and Control, of record, legally and beneficially, either directly or indirectly, 100% of each class of the outstanding Capital Stock of the Pledgor or (ii) Control the Pledgor (subject to the rights (if any) of the Manager or an Affiliate of the Manager in its capacity as the sole manager of the Pledgor);

(d) the Pledgor shall cease to (i) own and Control, of record, legally and beneficially, directly, 100% of each class of the outstanding Capital Stock of the Borrower or (ii) Control the Borrower (subject to the rights of the Manager or an Affiliate of the Manager in its capacity as the sole manager of the Borrower);

(e) a Transfer, whether directly or indirectly through its direct or indirect subsidiaries, in one or a series of related transactions, of all or substantially all of Holdco’s or the Sponsor’s assets (excluding any Transfer in connection with any securitization transaction or repurchase or other similar transaction entered into in the ordinary course of Holdco’s or the Sponsor’s business);

(f) with respect to the Manager, (i) the sale, merger, consolidation or reorganization of the Manager with or into any Person that is not an Affiliate of the Manager as of the date hereof, (ii) the Manager or an Affiliate of the Manager ceases for any reason to be the sole manager of the Borrower, (iii) the Manager or an Affiliate of the Manager ceases for any reason to be the sole manager of Holdco or (iv) the Manager ceases to be Controlled by the Person or Persons who directly or indirectly Control the Manager as of the date hereof; or

(g) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (other than the Sponsor or an Affiliate thereof or any Pre-IPO Stockholder Group) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Sponsor entitled to vote for members of the board of directors or equivalent governing body of the Sponsor on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).

“Closing Date” means September 29, 2017.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property described in Section 5.01, all property described in any Collateral Documents as security for any Obligations, and all other property that now or hereafter secures (or is intended to secure) any Obligations or that is or is intended to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, this Agreement, the Pledge Agreement, each Confirmation Statement and each of the other agreements, instruments or documents that creates or perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collection Account” means a segregated non-interest bearing account established at Bank of America in the name of the Borrower with ABA# 026009593 and Account Number# 4451252801.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C duly executed by the chief executive officer, chief financial officer, treasurer, vice president, transactions or controller of Holdco.

“Condemnation” means any taking of title to, use of, or any other interest in any property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Confirmation Statement” means, with respect to an Eligible Loan Asset, a written confirmation statement between the Administrative Agent and the Borrower in substantially the form of Exhibit H.

“Concentration Limits” has the meaning specified in Section 2.01(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means, with respect to any Pledged Asset, changes that are material and adverse in terms of the financial performance of such Pledged Asset or the physical condition of the related Mortgaged Property (i.e., changes that adversely impact the value of the collateral other than to a de minimis extent and in any case relative to and consistent with Administrative Agent’s initial underwriting or most recent determination of Market Value) including (i) factors adversely affecting the Mortgaged Property related to such Pledged Asset, (ii) decreases in net operating income or cash flow other than Underwritten Events, (iii) termination or pending termination of one or more Major Leases for which no replacement tenant has been, or is reasonably expected to be found by the date that such lease or leases are to expire or has/have expired (other than any scheduled expiration of any Major Lease or other Underwritten Events), (iv) an adverse change in the operations, property, assets, business, or financial condition of any borrower(s) and/or guarantors(s) with respect to such Pledged Asset, taken as a whole, (v) a breach of any representation or warranty made with respect to such Pledged Asset (subject to any exceptions thereto disclosed in writing to the Administrative Agent on or prior to the related Pledge Date and set forth in the Confirmation Statement) or (vi) any risks posed by any litigation or governmental action related to such Pledged Asset or the related Mortgaged Property or Mortgaged Properties; provided that a “Credit Event” shall not be deemed to have occurred solely as a result of any disruption in the commercial mortgage backed securities market, capital markets or credit markets, or any other event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, treasuries, interest rate swaps, LIBOR or the Base Rate).

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among the Custodian, the Borrower and the Administrative Agent, or any successor agreement thereto approved in writing by the Administrative Agent in its sole discretion, as may be amended from time to time in accordance with the terms thereof.

“Custodial Delivery Certificate” shall mean a certificate executed by the Borrower in order to deliver to the Administrative Agent or its designee (including the Custodian) the ELA Documents with respect to an Eligible Loan Asset pursuant to this Agreement, substantially in the form of Annex 1 to the Custodial Agreement.

“Custodian” shall mean U.S. Bank National Association, or any successor Custodian approved in writing by the Administrative Agent in its sole discretion.

“Debt Yield” means, as of any date of determination, the ratio of (a) the aggregate Adjusted Net Operating Income for each Mortgaged Property securing a Pledged Asset during the period of four full calendar quarters ended on such date (if such date is the last day of a calendar quarter) or most recently ended prior to such date (if such date is not the last day of a calendar quarter) to (b) the aggregate Pledged Asset Total Outstandings on such date for all Pledged Assets.

“Debt Yield Maintenance Payment” has the meaning specified in Section 2.03(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the LIBOR Daily Floating Rate plus (b) the Applicable Rate, if any, applicable to LIBOR Rate Loans plus (c) 5% per annum; provided, however, that with respect to a Base Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 5% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Diligence Material” means with respect to any Proposed Loan Asset, collectively, (a) the Due Diligence Package and (b) any other diligence materials delivered by or on behalf of the Borrower to the Administrative Agent (for distribution to the Lenders) in connection with the Administrative Agent’s and Lenders’ review of any Proposed Loan Asset pursuant to a request from the Administrative Agent.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Due Diligence Package” means, with respect to any Eligible Loan Asset, all of the information deemed necessary or desirable by the Administrative Agent or the Required Lenders for the Administrative Agent or the Required Lenders to perform their underwriting and due diligence with respect to such Eligible Loan Asset. Such information shall include, without limitation, the materials listed on Schedule 1.01 to the extent such materials are applicable to such Eligible Loan Asset.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ELA Documents” means, with respect to an Eligible Loan Asset, the documents specified in Section 4.02(j), together with any additional documents and information required to be delivered to the Administrative Agent or the Lenders or their designee (including the Custodian) pursuant to this Agreement (including the ELA Schedule with respect to such Eligible Loan Asset).

“ELA Schedule” means, with respect to any Eligible Loan Asset, a written schedule of each of the ELA Documents attached to the Custodial Delivery Certificate with respect to such Eligible Loan Asset containing information consistent with the Diligence Material provided for such Eligible Loan Asset.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Loan Assets” means each performing Senior Loan, performing Mezzanine Loan originated in connection with a performing Senior Loan that the Borrower is simultaneously pledging to the Administrative Agent hereunder, and performing Participation Interest owned by the Borrower, as and if approved by the Administrative Agent and the Required Lenders on a case by case basis in their sole and absolute discretion on or prior to the applicable Pledge Date which approval shall be evidenced by the execution and delivery of a Confirmation Statement.

“Eligible Property Types” means and includes the following types of real properties: office, industrial, multifamily, multi-tenant retail, mixed use and lodging commercial properties, in each case located in a state within the United States or the District of Columbia or any other type of real property approved by the Administrative Agent in its sole discretion.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Exception Notice” means, as of any date, a written notice by the Borrower to the Administrative Agent with respect to a Pledged Asset which notice identifies the existence of a breach of one or more representations or warranties set forth in Exhibit E with respect to such Pledged Asset, which notice sets forth a reasonably detailed description of the relevant breach or breaches and stating what action (if any) the Borrower has taken and proposes to take with respect thereto.

“Excess Borrowing Base Capacity” means, with respect to any Pledged Asset as of any date, the amount, if any, by which (a) the Borrowing Base Amount for such Pledged Asset exceeds (b) such Pledged Asset’s Pledged Asset Total Outstandings.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) or Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exempt Release Transaction” means a Release Transaction that is:

(a) related to a Pledged Asset that is being repaid or prepaid in whole or in part by the applicable Mortgagor;

(b) necessary to permit the foreclosure or other exercise of remedies under the ELA Documents related to such Pledged Asset;

(c) undertaken to cure any Default or is related to the Borrower’s compliance with Concentration Limits;

(d) related to the Lenders’ failure to fund their pro rata portion (based on the Advance Rate with respect thereto) of any Future Funding Amount with respect to such Pledged Asset where all conditions precedent to the Lenders’ funding set forth in Section 4.03 have been satisfied;

(e) requested by the Borrower following a request from any Lender for compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01;

(f) requested by the Borrower at a time when the LIBOR Floating Daily Rate shall for any reason be deemed to equal the Base Rate; or

(g) requested by the Borrower in response to a demand by the Administrative Agent that the Borrower make (i) a Specified Prepayment of Loans with respect to such Pledged Asset in order to eliminate a Borrowing Base Deficiency that is caused solely by a determination made by the Required Lenders to reduce the Market Value of such Pledged Asset (expressed as a percentage of the then outstanding principal balance of the Pledged Asset) to an amount that is less than 95% of the then current outstanding principal balance of such Pledged Asset or (ii) a Debt Yield Maintenance Payment, if immediately after giving pro forma effect to such Release Transaction and any Debt Yield Maintenance Payment made and the application of any such Debt Yield Maintenance Payment in respect of other Pledged Assets identified by the Borrower to the Administrative Agent in accordance with Section 2.03(c), the Debt Yield would at least equal the Facility Debt Yield Threshold.

“Extended Maturity Date” has the meaning specified in Section 2.12(a).

“Extension Effective Date” has the meaning specified in Section 2.12(b).

“Extension Notice” has the meaning specified in Section 2.12(a).

“Facility Amount” means at any time the aggregate amount of the Commitments of all the Lenders then in effect. On the Closing Date, the Facility Amount is $250,000,000.

“Facility Debt Yield Threshold” means 7.2%.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements relating to the foregoing, or any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 29, 2017, among the Borrower, the Administrative Agent and the Arranger.

“Financial Covenants” means the financial covenants set forth in Section 9 of the Holdco Guaranty.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Period” means the period from and including the Closing Date to the earliest of (a) the Initial Maturity Date; provided that if the Maturity Date is extended pursuant to Section 2.12(a), the date in this clause (a) shall be the Extended Maturity Date, (b) the date of termination of the entire Facility Amount or the permanent reduction of the Facility Amount to zero pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.

“Future Funding Amount” means, with respect to any Future Funding Pledged Asset as of any date of determination, the aggregate amount of future funding advances that the Borrower is committed to make under the ELA Documents (subject to applicable conditions precedent therefor) relating to such Future Funding Pledged Asset as set forth in the Confirmation Statement with respect to such Future Funding Pledged Asset minus all advances made by the Borrower with respect to such Future Funding Pledged Asset during the period from the applicable Pledge Date to such date of determination.

“Future Funding Pledged Asset” means any Pledged Asset with respect to which the Borrower has requested that the Required Lenders agree to fund future funding advances and the Required Lenders have agreed, in the related Confirmation Statement, to fund portions thereof equal to the Advance Rate of such future funding advances.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings. The term “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantors” means, collectively, Holdco and the Pledgor.

“Guaranty Agreements” means, collectively the Holdco Guaranty and the Guaranty made by the Pledgor under Article XII in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Arrangements” means an arrangement designed to protect a Person from fluctuations in interest rates or asset values and not acquired by a Person for speculation.

“Holdco” mean TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company.

“Holdco Guaranty” means the Guaranty, dated as of the date hereof, made by Holdco in favor of the Administrative Agent and the Lenders.

“Income” means, with respect to any Pledged Asset at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds) and any other collections from whatever source received by the Servicer in connection with or on account of such Pledged Asset.

“Indebtedness” means, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within sixty (60) days of the date the respective goods are delivered or the respective services are rendered;

(c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(e) Capital Lease Obligations of such Person;

(f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(g) Indebtedness of others Guaranteed by such Person;

(h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(i) Indebtedness of general partnerships of which such Person is a general partner; and

(j) all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial Funding Date” means, with respect to any Pledged Asset, the date of the initial Borrowing with respect to such Pledged Asset.

“Initial Maturity Date” means September 29, 2020; provided, however, that if such date is not a Business Day, the Initial Maturity Date shall be the next preceding Business Day.

“Insolvency Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering any property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such property, in each case whether now or hereafter existing or arising.

“Interest Payment Date” means (a) the twentieth (20th) calendar day of each month or, if such calendar day is not a Business Day, the next succeeding Business Day and (b) the Maturity Date.

“Investment” means, as to any Person, (a) any direct or indirect acquisition or investment by such Person, whether by means of the acquisition of any real property or real property-related assets (including mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development) or tangible personal property or of any stock or other security or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (b) any loan, advance, bank deposit, money market fund, contribution to capital, Guarantee or assumption of debt or extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or (c) any purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO Transaction” means that certain initial underwritten public offering of common Capital Stock of the Sponsor on the New York Stock Exchange which occurred on July 20, 2017.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Requirements” means all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to any Pledged Assets, zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to LIBOR (or if such rate is not available, a comparable or successor rate that is approved by the Administrative Agent) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two (2) London Banking Days prior to such date, for Dollar deposits with a term of one (1) month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything to the contrary contained herein, at any time the LIBOR Daily Floating Rate determined in accordance with the foregoing is less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Daily Floating Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Collateral Document, the Servicing Agreement, the Custodial Agreement, the Guaranty Agreements, the Fee Letter and any other document or instrument evidencing or relating to the Obligations and any other document or instrument delivered by or on behalf of any of the Borrower, Holdco or the Pledgor from time to time in connection with this Agreement or any of the other foregoing documents or instruments.

“Loan Notice” means a notice of a Borrowing, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Signer.

“Loan Parties” means, collectively, the Borrower, Holdco and the Pledgor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Major Lease” with respect to any Pledged Asset, has the meaning set forth in the related Confirmation Statement for such Pledged Asset.

“Management Fees” means, with respect to any real property, an amount equal to the greater of (a) actual management fees payable with respect thereto and (b) three percent (3.0%) per annum on the aggregate base rent and percentage rent due and payable under leases with respect thereto.

“Manager” means TPG RE Finance Trust Management, L.P., a Delaware limited partnership.

“Market Value” means, with respect to any Pledged Asset as of any date an amount in Dollars determined by the Required Lenders in their sole and absolute discretion, exercised in good faith. Without limiting the foregoing:

(i) the Market Value of any Pledged Asset in respect of which a complete set of the ELA Documents has been delivered to the Custodian shall be zero ($0) if at any time following such delivery the Custodian has released from its possession any of such ELA Documents other than in accordance with Section 5.01, 5.02 or 5.04 of the Custodial Agreement;

(ii) the Market Value may be determined by the Administrative Agent to be zero ($0) for any Pledged Asset with respect to which (A) an event of default beyond applicable notice and grace periods has occurred and is continuing, (B) the borrower or any guarantor of such Pledged Asset is in bankruptcy, (C) a material breach of a representation or warranty set forth on Exhibit E with respect to such Pledged Asset (subject to any exceptions set forth in the applicable Confirmation Statement) has occurred and is continuing, (D) other than in the case of a Table Funded Loan Asset or any other Pledged Asset with respect to which there are Delayed Conditions, a Trust Receipt confirming receipt by the Custodian of a complete set of the ELA Documents has not been delivered to the Administrative Agent on or prior to the Initial Funding Date with respect to such Pledged Asset, or (E) in the case of a Table Funded Loan Asset or any other Pledged Asset with respect to which there are Delayed Conditions, Custodian has not delivered to the Administrative Agent a Trust Receipt confirming receipt by the Custodian of a complete set of the ELA Documents within four Business Days after the Initial Funding Date with respect to such Pledged Asset; provided that, notwithstanding the foregoing but subject to clause (i) above and except with respect to subclause (D) and (E) of this clause (ii), the Administrative Agent shall not reduce the Market Value of any Pledged Asset from the Market Value of such Pledged Asset as of the Pledge Date for such asset unless a Credit Event shall have occurred and be continuing with respect to such Pledged Asset.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon (a) the ability of the Loan Parties, taken as a whole, to fulfill their obligations under this Agreement or any other Loan Document, including repayment of any portion of the Loan, both principal and interest, when due; (b) the validity or enforceability of this Agreement or any other Loan Document; (c) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any of the Lenders under the Loan Documents; or (d) the property, business operations or financial condition of Holdco and its Subsidiaries, taken as a whole on a consolidated basis.

“Material Non-Monetary Default” means a Default arising under Section 9.01(b), 9.01(e), 9.01(f), 9.01(g), 9.01(h), 9.01(j), 9.01(k) or 9.01(m).

“Maturity Date” means the later of (a) the Initial Maturity Date and (b) if maturity is extended pursuant to Section 2.12, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maturity Extension Reduction” means, as of any Extension Effective Date, if any, occurring after the Extended Maturity Date, an amount equal to the positive difference, if any, between (a) the Facility Amount on such date and (b) the sum of (i) the Maximum Available Amount on such date plus (ii) an amount equal to the sum of the products of the Advance Rate for each Future Funding Pledged Asset multiplied by the Future Funding Amount with respect to each such Future Funding Pledged Asset on such date.

“Maximum Available Amount” means, on any date of determination, the lesser of (a) the Facility Amount at such time and (b) the Aggregate Borrowing Base Amount at such time.

“Mezzanine Loan” means any fixed or floating whole Mezzanine Loan secured, in whole or in part, by a first priority pledge of, or security interest in, the direct ownership interest in the Mortgagor for the related Senior Loan. For the avoidance of doubt, no Mezzanine Loan will be an Eligible Loan Asset unless the related Senior Loan is also an Eligible Loan Asset.

“Mezzanine Note” shall mean a note or other evidence of indebtedness of a Mezzanine Loan.

“Mortgage” means the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.

“Mortgage Loan” means a Senior Loan, a Mezzanine Loan or a Participation Interest.

“Mortgage Note” means a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means, collectively, the real property or properties securing repayment of the debt evidenced by a Mortgage Note or Mortgage Notes including any Mortgaged Property securing a Mortgage Note relating to a Participation Interest, and with respect to a Mezzanine Loan, the real property or properties owned by the Person the direct equity interests of which are pledged as collateral security for such Mezzanine Loan, which real property or properties secure repayment of the related Senior Loan.

“Mortgagor” means, the obligor on a Mortgage Note and/or the grantor of the related Mortgage and the owner of the related Mortgaged Property and, with respect to a Mezzanine Loan or a Participation Interest, the borrower or borrowers under the related Mortgage Loan secured by the related Mortgaged Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means an employee benefit plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means, a provision of any agreement (other than any Loan Document) that prohibits the creation of any Lien on any assets of a Person to secure the Obligations; provided, however, that an agreement relating to the sale of a property that limits the creation of any Lien pending the closing of the sale thereof shall not constitute a “Negative Pledge”.

“Net Income” means, for any period, with respect to any Person, the consolidated net income (or loss) for such period as reported in such Person’s financial statements prepared in accordance with GAAP.

“Net Operating Income” means, with respect to any real property for any period, (a) property rental and other income derived from the operation of such property from tenants in occupancy and paying rent as determined in accordance with generally accepted accounting principles) minus (b) expenses incurred in connection with and directly attributable to the ownership and operation of such real property for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums on an annualized basis reasonably acceptable to the Administrative Agent, but excluding (i) any corporate-level general and administrative expenses related to the operation of the underlying obligors of the related Pledged Asset, (ii) any interest expense or other debt service charges, (iii) capital expenditures and (iv) any non-cash charges such as depreciation or amortization of financing costs.

“New Lender Joinder Agreement” has the meaning specified in Section 2.13(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Insolvency Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any exempted company, the certificate of incorporation and memorandum and articles of association and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its incorporation, formation or organization with the applicable Governmental Authority in the jurisdiction of its incorporation, formation or organization and, if applicable, any certificate or articles of incorporation, formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a different Lending Office, or other transfer (other than an assignment or designation of a different Lending Office made pursuant to Section 3.05).

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participation Certificate” means the original participation certificate (or authorized replacement thereof), if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” means either (a) a senior controlling participating beneficial ownership interest in a first mortgage whole loan and the proceeds thereof, which participation interest is senior in right of payment relative to other participation interests and which such senior participant will control and direct the decisions with respect to the first mortgage whole loan notwithstanding that the participant(s) holding the junior participation interest(s) may have certain market consent rights with respect to major decisions; provided, however, for the avoidance of doubt, in no event shall such consent rights impede or affect the economic rights of the holder of the participation interest (including the timing of any payments owed to the senior participant), or (b) a senior participating beneficial ownership interest in a first mortgage whole loan and the proceeds thereof, which senior participation interest may rank pari passu in right of payment relative to other participation interests, and in each case including all rights and privileges allocable to the participant holding such participation interest specified in the related participation agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is or has been contributed to by the Borrower and any ERISA Affiliate within the previous six (6) years and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h); and

(c) Liens for Taxes not yet due or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

“Person” means any natural person, corporation, limited liability company, exempted company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), which is subject to Title I of ERISA maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means a pledge agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which the Administrative Agent, for the benefit of the Secured Parties, is granted a first priority Lien on all of the Capital Stock of the Borrower to secure the Obligations.

“Pledge Date” means, with respect to a Pledged Asset, the effective date of the Confirmation Statement with respect to such Pledged Asset.

“Pledge Proposal” means a notice of a Proposed Loan Asset with respect to which the Borrower would like to request a Loan, which notice shall be substantially in the form of Exhibit G, or such other form as may be approved by the Administrative Agent, signed by a Responsible Officer of the Borrower.

“Pledged Asset” means an Eligible Loan Asset that has been originated or acquired, as applicable, by the Borrower and for which a Confirmation Statement has been duly executed and delivered by the Borrower and the Administrative Agent.

“Pledged Asset Total Outstandings” means, with respect to any Pledged Asset on any date, the aggregate outstanding principal amount of Loans made with respect to such Pledged Asset, including any Loans made in respect of any Future Funding Amount and Excess Borrowing Base Capacity with respect to such Pledged Asset, after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.

“Pledged Hedging Accounts” has the meaning specified in Section 5.01.

“Pledged Hedging Arrangements” has the meaning specified in Section 5.01.

“Pledgor” means TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company.

“Potential Pledged Assets” has the meaning specified in Section 5.01.

“Pre-IPO Stockholder” means any Person that was a holder of Capital Stock of Sponsor immediately prior to consummation of the IPO Transaction.

“Pre-IPO Stockholder Group” means any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) of Pre-IPO Stockholders that was formed in connection with the IPO Transaction as the result of the execution and delivery by such Pre-IPO Stockholders of an agreement to coordinate with respect to the resale of shares of Capital Stock of Sponsor pursuant to Rule 144 under the Securities Act of 1933.

“Prohibited Transferee” means (a) any competitor of the Borrower or any Mortgagor with respect to any Pledged Asset or an Affiliate thereof, in each case, that is specifically identified by name as a Prohibited Transferee in a list generally available to the Lenders on the Closing Date, which list, as an initial matter, is set forth on Schedule 11.06 and may be updated from time to time after the Closing Date by the Borrower (but no such update shall become effective until the second Business Day after it is provided by the Borrower to the Administrative Agent for dissemination to the Lenders, and no such update shall apply retroactively to a Person that already acquired and continues to hold (or has and remains committed to acquire, without giving retroactive effect to any such commitment) an assignment or participation interest and (b) any Affiliate of any Person listed in clause (a) that is either identified to the Administrative Agent in writing from time to time for distribution to the Lenders, or reasonably identifiable on the basis of such Affiliate’s name. Neither the Administrative Agent nor any Lender shall have any liability in the event of an assignment to any Person not then actually known by the Administrative Agent or such Lender to be a Prohibited Transferee under clause (b) of this definition.

“Proposed Loan Asset” means a Mortgage Loan identified by the Borrower in a Pledge Proposal that the Borrower proposes to become a Pledged Asset.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PT List” has the meaning specified in Section 11.06(f)(v).

“Public Lender” has the meaning specified in Section 7.02.

“Qualified Servicing Expenses” means, with respect to the Servicer, (i) the Servicing Fee (as defined in the Servicing Agreement) and (ii) any expenses payable to the Servicer pursuant to the Servicing Agreement that, pursuant to the terms thereof, are expressly permitted to be netted by the Servicer out of collections.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Redirection Letter” means an irrevocable redirection letter substantially in the form attached as Exhibit L.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a Person satisfying the conditions and limitations set forth in Section 856(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust,” as defined in Section 856(a) of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Conditions” has the meaning specified in Section 5.06(b).

“Release Transaction” has the meaning specified in Section 5.06(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that (a) notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing under the Facility, the Administrative Agent shall maintain the exclusive right to act on behalf of the Required Lenders under the Loan Documents with respect to all matters, including, but not limited to, the following: (i) waivers, consents and amendments of all provisions contained in the Loan Documents, (ii) control of decisions with respect to matters involving the Pledged Assets, (iii) approval of Eligible Loan Assets, (iv) determinations of the Market Value and Advance Rate of each Pledged Asset (which determinations shall be made by the Administrative Agent in its sole and absolute discretion, exercised in good faith) and (v) decisions as to whether the conditions precedent to future funding advances with respect to any Pledged Asset have been satisfied and (b) in no event will any determination of Required Lenders include any Defaulting Lender.

“Responsible Officer” means (a) any of the chief executive officer, president, vice president, chief financial officer, director, treasurer, or assistant treasurer of a Loan Party that is an Authorized Signer, (b) solely for purposes of the delivery of incumbency certificate, resolutions and Organization Documents pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party that is an Authorized Person or is designated as a Responsible Officer by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Loan” means a fixed or floating senior commercial real estate whole mortgage loan, the senior note in an “A/B” senior-subordinate note or other senior interests structure evidencing a commercial real estate mortgage loan, in each case, which is evidenced by a Mortgage Note and secured by a first priority, perfected lien on commercial real estate classified as an Eligible Property Type.

“Servicer” means Hanover Street Capital LLC, Situs Asset Management LLC or an Affiliate thereof mutually acceptable to Borrower and the Administrative Agent or any other servicer that is not an Affiliate of the Borrower or Holdco that is mutually acceptable to the Borrower and the Administrative Agent.

“Servicing Agreement” means, with respect to any Servicer, a servicing agreement among the Borrower, the Servicer and the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent, providing for the servicing of the Pledged Assets by the Servicer.

“Significant Pledged Asset Modification” means any modification, consent, waiver or amendment of a Pledged Asset which:

(a) reduces the principal amount of such Pledged Asset;

(b) increases the principal amount of such Pledged Asset other than future funding advances;

(c) modifies the maturity date (including the modification or waiver of any conditions to extend the maturity date) with respect to such Pledged Asset or materially modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of such Pledged Asset;

(d) changes the frequency of scheduled payments of principal and interest in respect of such Pledged Asset or modifies the prepayment provisions with respect to such Pledged Asset;

(e) subordinates the lien priority of such Pledged Asset or the payment priority of such Pledged Asset other than subordinations required under the related ELA Documents (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, plats of subdivision and condominium declarations and similar instruments which in the commercially reasonable judgment of the Borrower do not materially adversely affect the rights and interest of the holder of such Pledged Asset);

(f) releases any collateral for such Pledged Asset other than releases required under the related ELA Documents or releases in connection with eminent domain or under threat of eminent domain or releases any obligor or guarantor under such Pledged Asset or accepts any substitute collateral for a Pledged Asset;

(g) accepts an assumption agreement releasing a Mortgagor from all or a portion of liability under such Pledged Asset other than an assumption from a transferee which is permitted under the ELA Documents;

(h) materially waives, amends or modifies, in the Borrower’s reasonable judgment, any cash management or reserve account requirements of such Pledged Asset other than changes required under the related ELA Documents or allows for the release of any amounts held in a reserve or escrow account or allows for any capital expenditures, in each case, other than as expressly permitted by the ELA Documents;

(i) waives any due-on-sale or due-on-encumbrance provisions of such Pledged Asset other than waivers required to be given under the then existing ELA Documents;

(j) materially waives, amends or modifies, in the Borrower’s reasonable judgment, any insurance requirements of such Pledged Asset under the related ELA Documents;

(k) encumbers the related Mortgaged Property or other collateral securing the Pledged Asset or the direct or indirect ownership interest in the Mortgagor;

(l) relates to the issuance of a letter of credit as security for a Pledged Asset where the Borrower has a consent right to the form of letter of credit; or

(m) materially waives, amends, modifies or restates, in the Borrower’s reasonable judgment, any intercreditor agreement, co-lender agreement or similar agreement related to a Pledged Asset.

“Solvent” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Pledged Asset” has the meaning specified in Section 2.03(b)(ii)(A)(I).

“Specified Prepayment” has the meaning specified in Section 2.03(b)(ii).

“Sponsor” means TPG RE Finance Trust, Inc., a Maryland corporation.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Table Funded Loan Asset” means an Eligible Loan Asset that becomes a Pledged Asset simultaneously with the origination or acquisition thereof by the Borrower, which origination or acquisition, pursuant to the Borrower’s request, is partially financed with a Loan the proceeds of which are promptly upon receipt by the Borrower wire transferred by the Borrower to a title company or other settlement agent, in each case, that has been approved by the Administrative Agent in its sole discretion and has executed and delivered to the Administrative Agent an escrow letter in the form of Exhibit N, in trust for the current holder of such Eligible Loan Asset for disbursement to the parties entitled thereto in connection with such origination or acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means (i) $5,000,000 with respect to the Borrower and Pledgor and (ii) $10,000,000 with respect to Holdco.

“Title Policy” has the meaning specified in Exhibit E.

“Total Credit Exposure” means, as to any Lender at any time, the sum of any unused Commitments and the outstanding Credit Exposure of such Lender at such time.

“Total Outstandings” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.

“Trade Date” has the meaning specified in Section 11.06(f)(ii).

“Transfer” means with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the pledge of Pledged Assets in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Trust Receipt” shall mean a trust receipt issued by the Custodian to the Administrative Agent confirming the Custodian’s possession of the ELA Documents with respect to a Pledged Asset that are held by the Custodian for the benefit of the Administrative Agent (including for purposes of perfecting the Lien of the Administrative Agent thereon).

“Type” means, with respect to a Loan, its character as a LIBOR Rate Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Underwritten Events” means, with respect to any Pledged Asset as of any date of determination, events or circumstances with respect to such Pledged Asset or the underlying property which events are identified and agreed in the Confirmation Statement or as otherwise identified and agreed to in writing by the Borrower and the Required Lenders at the time of the most recent determination of Market Value.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document) and shall include all exhibits, schedules and other attachments thereto, (ii) any reference herein to any Person shall be construed to include such Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) unless otherwise indicated, all references to money (including the symbol “$:) are to lawful currency of the United States.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Holdco and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdco and its Subsidiaries or to the determination of any amount for Holdco and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdco is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Daily Floating Rate” or with respect to any comparable or successor rate thereto.

1.06 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account”,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

ARTICLE II. LOAN PROVISIONS

2.01 Loans.

(a) Subject to the terms and conditions set forth herein (including, without limitation, the applicable conditions set forth in Sections 4.02, 4.03 and 4.04 of this Agreement, as applicable), each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, (i) on any Business Day during the Funding Period with respect to a Proposed Loan Asset approved by the Administrative Agent and the Required Lenders in accordance with Section 2.01(b), and (ii) on any Business Day from the Closing Date until the

Maturity Date in respect of (x) a Future Funding Amount or (y) the Excess Borrowing Base Capacity of a Pledged Asset, in each case, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, that the Borrower shall not request more than one Borrowing of each type described in clauses (i), (ii)(x) or (ii)(y) with respect to any single Pledged Asset in any calendar month; provided further that after giving effect to any Borrowing, (a) the Total Outstandings shall not exceed the Maximum Available Amount, (b) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (c) the Pledged Asset Total Outstandings with respect to each Pledged Asset shall not exceed the Borrowing Base Amount with respect to such Pledged Asset; provided further that on or after the first anniversary of the Closing Date, the Loans shall be subject to the following concentration limits (collectively, the “Concentration Limits”): (1) the aggregate outstanding principal amount of all Loans made with respect to Pledged Assets that constitute loans secured by lodging properties shall not at any time exceed 25% of the Facility Amount (calculated without giving effect to any Maturity Extension Reduction), (2) the aggregate outstanding principal amount of all Loans made with respect to Pledged Assets that constitute loans secured by any single type of property other than a lodging property shall not at any time exceed 75% of the Facility Amount (calculated without giving effect to any Maturity Extension Reduction) and (3) the Pledged Asset Total Outstandings with respect to any single Pledged Asset shall not at any time exceed 40% of the Facility Amount (calculated without giving effect to any Maturity Extension Reduction). Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

(b) The Administrative Agent and the Lenders shall have the right to review each Proposed Loan Asset and to conduct its own due diligence investigation of such Proposed Loan Asset as the Administrative Agent or such Lender determines in its sole and absolute discretion, which due diligence investigation the Administrative Agent and each Lender shall endeavor to complete within ten Business Days of receipt from the Borrower of a Pledge Proposal, the complete Due Diligence Package and such other information as may reasonably be requested by the Administrative Agent, or any Lender through the Administrative Agent, with respect to such Proposed Loan Asset. Each Pledge Proposal shall specify (i) the Mortgagor’s name, (ii) the Borrower’s case/loan number, (iii) the expected date of the Borrowing with respect to such Proposed Loan Asset, (iv) the amount of the Mortgage Note, Mezzanine Note or Participation Certificate, as applicable (v) the name, street address, email address, telephone number and telecopier number of the title company and settlement attorney and contact person who will be responsible for custody of closing documents and delivery of required items to the Administrative Agent and the Custodian, as applicable, and (vi) the name of the holder of the original Mortgage Note, Mezzanine Note or Participation Certificate, as applicable. In addition, if the loan documents for such Proposed Loan Asset require the Borrower to fund future advances to the Mortgagor, the Borrower shall include in the Pledge Proposal a request that the Required Lenders agree to fund the Future Funding Amount. The Administrative Agent and the Required Lenders shall be entitled to make a determination, in their sole and absolute discretion, whether any Proposed Loan Asset qualifies as an Eligible Loan Asset or whether to reject such Proposed Loan Asset. If the Administrative Agent and the Required Lenders approve of such Proposed Loan Asset as an Eligible Loan Asset, the Administrative Agent shall promptly deliver to the Borrower a proposed Confirmation Statement. The Administrative Agent’s failure to deliver a proposed Confirmation Statement to the Borrower within 15 Business Days of receipt of a Pledge Proposal and Due Diligence Package, shall be deemed to be a rejection of such Proposed Loan Asset, unless the Administrative Agent and the Borrower agree otherwise in writing.

2.02 Borrowings.

(a) Each Borrowing shall be made upon the Borrower’s notice to the Administrative Agent, which shall be given by delivery of a Loan Notice by email and which may be revoked by the Borrower by written notice received by the Administrative Agent not later than 3:00 p.m. on the Business Day prior to the requested funding date of such Borrowing. Each such Loan Notice must be received by the Administrative Agent not later than 5:00 p.m. two Business Days prior to the requested date of any Borrowing. Each Borrowing shall be in a minimum principal amount of $250,000 or, if less, the entire Borrowing Base Amount, Future Funding Amount or Excess Borrowing Base Capacity, as applicable, with respect to such Pledged Asset (or, in any event, such other amount as the Administrative Agent may agree). Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the Pledged Asset with respect to which such Borrowing is to be made, and (iii) the principal amount of Loans to be borrowed. Any Loan Notice received by the Administrative Agent later than 3:00 p.m. on a Business Day will be deemed received on the following Business Day.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, 4.03 or 4.04 (and, if such Borrowing is the initial Loan, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in immediately available funds by crediting the amount of such funds to the account of the Borrower on the books of Bank of America identified in the most recently completed Borrower Remittance Instructions received by the Administrative Agent from the Borrower.

(c) Except as provided in Sections 3.02 and 3.03, all Loans shall bear interest based upon the LIBOR Daily Floating Rate.

2.03 Prepayments.

(a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans with respect to any Pledged Asset or Pledged Assets in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment and (ii) any prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire Pledged Asset Total Outstandings then outstanding with respect to such Pledged Asset or Pledged Assets. Each such notice shall specify the date and amount of such prepayment and the Pledged Asset or Pledged Assets with respect to which such prepayment is being made and, if applicable, the allocation of such prepayment among such Pledged Assets. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid. Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory Prepayments.

(i) If for any reason the Total Outstandings at any time exceed the Maximum Available Amount then the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

(ii) If at any time the sum of the Borrowing Base Deficiency for all Pledged Assets at such time (the “Aggregate Borrowing Base Deficiency”) equals or exceeds $500,000, the Administrative Agent may deliver a written demand that the Borrower make a prepayment of the Loans (each a “Specified Prepayment”) in an amount sufficient to eliminate such Aggregate Borrowing Base Deficiency within three Business Days after receipt of such demand; provided that if

(A) within two Business Days of a demand by the Administrative Agent for the Borrower to make a Specified Prepayment the Borrower furnishes to the Administrative Agent:

(I) a written notice certifying that Excess Borrowing Base Capacity exists with respect to one or more other Pledged Assets (which notice also identifies the relevant Pledged Assets and the amount of Excess Borrowing Base Capacity attributable to each such Pledged Asset (each such Pledged Asset referred to herein as a “Specified Pledged Asset”));

(II) a Loan Notice requesting that one or more Loans be made with respect to the Excess Borrowing Base Capacity of such Specified Pledged Assets; and

(III) a Compliance Certificate calculated as of the last day of the fiscal quarter of Holdco most recently ended for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) which demonstrates that immediately after giving pro forma effect to the making of such requested Loan(s) (I) Holdco will be in compliance with the Financial Covenants, determined on a pro forma basis, (II) the Total Outstandings will not exceed the Maximum Available Amount and (III) the Pledged Asset Total Outstandings with respect to each Specified Pledged Asset will not exceed the Borrowing Base Amount for such Specified Pledged Asset; and

(B) at such time all conditions set forth in Section 4.04 are satisfied;

then, the Lenders shall be deemed to have made a Loan to the Borrower with respect to each Specified Pledged Asset identified in the written notice referenced in clause (A)(I) above in an amount equal to the amount requested by the Borrower in the Loan Notice referenced in clause (A)(II) above. In the event the amount of such deemed Loan or Loans is equal to the relevant Specified Prepayment, the obligation of the Borrower to make such Specified Prepayment shall be eliminated. In the event that the amount of such Specified Prepayment exceeds the amount of such deemed Loan, the Borrower shall remain obligated to make a prepayment of the Loan made with respect to the Pledged Asset or Pledged Assets with respect to which a Borrowing Base Deficiency exists in an amount sufficient to eliminate such excess (a “Borrowing Base Deficiency Prepayment”). In the event of a Borrowing Base Deficiency Prepayment, the Borrower shall identify to the Administrative Agent in writing the Pledged Asset or Pledged Assets with respect to which such Borrowing Base Deficiency Prepayment is to be applied and, if applicable, the allocation of such prepayment among such Pledged Assets.

(iii) From and after the first anniversary of the Closing Date, the Borrower shall immediately prepay all or a portion of the Loans with respect to applicable Pledged Assets as necessary to comply at all times with the Concentration Limits.

(iv) For Table Funded Loan Assets only, upon telephonic notice to the Borrower by the Administrative Agent, the Borrower shall pay to the Administrative Agent the amount of any outstanding Loan made with respect to such Table Funded Loan Asset (and the Borrower hereby authorizes the Administrative Agent to charge any account of the Borrower on the books of Bank of America for such amount) on the Initial Funding Date with respect to such Pledged Asset if the funding of such Table Funded Loan Asset by the Borrower is not closed and funded on such date.

(c) Debt Yield Maintenance Payments. In the event that the Debt Yield for all Pledged Assets is less than Facility Debt Yield Threshold at any time on or after the first anniversary of the Closing Date, the Administrative Agent will have the option, exercisable in its sole and absolute discretion, to deliver a written demand that the Borrower make a prepayment of Loans as necessary to cause the Debt Yield to at least equal the Facility Debt Yield Threshold (each a “Debt Yield Maintenance Payment”) within three Business Days after receipt of such demand and the Borrower shall identify to the Administrative Agent in writing the Pledged Asset or Pledged Assets with respect to which such Debt Yield Maintenance Payment is to be applied and, if applicable, the allocation of such Debt Yield Maintenance Payment among such Pledged Assets.

2.04 Termination or Reduction of Commitments; Commitment Reinflation.

(a) Optional Termination or Reduction. The Borrower may, upon notice to the Administrative Agent, terminate the Facility Amount, or from time to time permanently reduce the Facility Amount; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof or, if the then remaining undrawn Commitments are less, such lesser amount (or, in any event, such other amount as the Administrative Agent may agree), and (iii) the Borrower shall not terminate or reduce the Facility Amount if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Facility Amount. The Administrative Agent will promptly notify the Lenders of any notice of termination or reduction of the Facility Amount. All fees accrued until the effective date of any termination of the Facility Amount shall be paid on the effective date of such termination.

(b) Mandatory Reduction. On each Extension Effective Date, if any, occurring after the Extended Maturity Date, the Facility Amount shall be permanently reduced by an amount equal to the Maturity Extension Reduction.

(c) Application of Reduction. Any reduction of the Facility Amount under this Section 2.04 shall be applied to the Commitment of each Lender according to its Applicable Percentage.

(d) Commitment Reinflation. To the extent that, as of any Extension Effective Date, the Borrowing Base Amount for any Pledged Asset was lower than the product of the Advance Rate for such Pledged Asset multiplied by the then outstanding principal amount of such Pledged Asset, if such Borrowing Base Amount is later increased (due to an increase in the Market Value of such Pledged Asset), then, following a written request by the Borrower, each Lender may, in its sole and absolute discretion, elect to increase its Commitment to an amount not greater than such Lender’s initial Commitment as set forth on Schedule 2.01 on the Closing Date or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender became a party hereto, as applicable, so long as the Borrower has paid to each such Lender an additional fee as set forth in the Fee Letter with respect to the amount by which such Lender increases its Commitment.

2.05 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06 Interest.

(a) Subject to the provisions of subsections (b) and (c) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate.

(b) (i) If any amount due and payable by the Borrower under any Loan Document remains unpaid after any applicable grace periods, whether due at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) If any LIBOR Rate Loan is converted to a Base Rate Loan pursuant to Section 3.02 or Section 3.03 or any Loan is made as a Base Rate Loan because the LIBOR Daily Floating Rate becomes unavailable, indeterminable or illegal, or fails to reflect Lenders’ costs, then each such Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.

(d) Interest on each Loan accruing during any calendar month shall be due and payable in arrears on the Interest Payment Date occurring in the following calendar month and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Insolvency Law.

2.07 Fees. In addition to any fees described or referenced elsewhere in this Agreement or any other Loan Document, the Borrower shall pay to the Arranger and the Administrative Agent, for their own respective accounts, and to the Administrative Agent, for the account of the Lenders, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason other than as may be separately agreed upon by the Borrower and the Administrative Agent in writing.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under the Loan Documents shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) [Reserved].

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Prohibited Transferee), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor such Loan Party in the amount of such participation.

2.12 Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, by written notice to the Administrative Agent (such notice, an “Extension Notice”) (who shall promptly notify the Lenders) not earlier than ninety (90) days and not later than thirty (30) days prior to (i) the Initial Maturity Date, extend the Maturity Date for an additional one year period from the Initial Maturity Date (such new Maturity Date, the “Extended Maturity Date”), and (ii) the Extended Maturity Date, extend the Maturity Date for an additional one year period from the Extended Maturity Date subject, in each case, to Sections 2.12(b) and (c).

(b) Conditions to Effectiveness of Extensions. As conditions precedent to the effectiveness of each such extension of the Maturity Date, each of the following requirements shall be satisfied or waived on or prior to the Initial Maturity Date or the Extended Maturity Date, as applicable, as determined in good faith by the Administrative Agent (in each case, the first date on which such conditions precedent are satisfied or waived, the “Extension Effective Date”):

(i) The Administrative Agent shall have received an Extension Notice within the period required under Section 2.12(a) above;

(ii) On the date of such Extension Notice and both immediately before and immediately after giving effect to such extension of the Maturity Date, no Default shall have occurred and be continuing;

(iii) The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Lenders based on their respective Applicable Percentages as of such date, an extension fee as set forth in the Fee Letter with respect to each respective extension (it being agreed that such extension fee shall be fully earned when paid and shall not be refundable for any reason); and

(iv) The Administrative Agent shall have received a certificate of the Borrower dated as of the applicable Extension Effective Date signed by a Responsible Officer of the Borrower (x)(1) certifying and attaching the resolutions adopted by each Loan Party approving or consenting to such extension or (2) certifying that, as of the Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date with respect to each Loan Party (which resolutions include approval for an extension of the Maturity Date for a period that is not less than an additional two years from the Initial Maturity Date) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (y) certifying that, before and after giving effect to such extension, (1) the representations and warranties made in this Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date the proposed extension is to become effective (other than the representation in Section 6.05(c), which shall be made only as of the Closing Date), except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (B) in the case of the representations and warranties set forth on Exhibit E, which representations and warranties are true and correct with respect to each Pledged Asset subject only to any exceptions set forth in the Confirmation Statement with respect to such Pledged Asset or in any Exception Notice with respect to such Pledged Assets which have been delivered to the Administrative Agent at least ten Business Days prior to the date of any such extension and (C) that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (2) no Default shall have occurred and is then continuing.

(c) Effectiveness of Extension. Any such extension of the Maturity Date shall become effective on the Extension Effective Date.

(d) Conflicting Provisions. This Section 2.12 shall supersede any provisions in Section 11.01 to the contrary.

2.13 Increase in Commitments.

(a) Request for Increase. Provided that no Default shall have occurred and is then continuing, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Facility Amount to an amount not exceeding $500,000,000 in the aggregate after giving effect to such increase; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 (or such other amount as the Administrative Agent may agree in writing) and (ii) the Borrower may make a maximum of three such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d) Effective Date and Allocations. If the Facility Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. The Administrative Agent is authorized and directed to amend and distribute to the Lenders, including any party becoming a Lender on the Increase Effective Date, a revised Schedule 2.01 that gives effect to the increase and the allocation among the Lenders.

(e) Conditions to Effectiveness of Increase. As conditions precedent to each such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (if such resolutions include approval to increase the Facility Amount to an amount at least equal to $500,000,000) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties made in this Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Increase Effective Date (other than the representation in Section 6.05(c), which shall be made only as of the Closing Date) except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (B) in the case of the representations and warranties set forth on Exhibit E, which representations and warranties are true and correct with respect to each Pledged Asset subject only to any exceptions set forth in the Confirmation Statement with respect to such Pledged Assets and any Exception Notice with respect to such Pledged Assets which have been delivered to the Administrative Agent at least ten Business Days prior to the date of any such increase and (C) that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, and (2) no Default shall have occurred and is then continuing, (ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Borrower and each Eligible Assignee that is becoming a Lender in connection with such increase, which New Lender Joinder Agreement shall (in order to be effective) be acknowledged and consented to in writing by the Administrative Agent and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its Commitment will be increased, (iii) the Borrower shall provide a Note to any new Lender joining on the Increase Effective Date, if requested, and (iv) the Borrower shall have paid to the Arranger, for the account of the Lenders participating in the increase, such upfront, commitment or other fees as are agreed to in writing by the Arranger and the Borrower on account of such increase.

(f) Settlement Procedures. On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (e) of this Section 2.13, the Administrative Agent shall notify the Lenders of the occurrence of the increase of the Facility Amount effected on such Increase Effective Date and the amount of the Commitment and Applicable Percentage of each Lender as a result thereof. In the event that the increase in the Facility Amount results in any change to the Applicable Percentage of any Lender, then on the Increase Effective Date (i) any new Lender, and any existing Lender whose Commitment has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Applicable Percentage of all existing Loans, and (ii) the Administrative Agent will use the proceeds thereof to pay to all existing Lenders whose Applicable Percentage is decreasing such amounts as are necessary so that each Lender’s participation in existing Loans will be equal to its adjusted Applicable Percentage.

(g) Conflicting Provisions. This Section 2.13 shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

2.14 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the

Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) and subsection (f) below.

(ii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) and subsection (f) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their respective obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Status of Administrative Agent; Tax Documentation. To the extent not previously provided pursuant to Section 3.01(e)(ii), the Administrative Agent shall deliver to the Borrower, on or prior to the date on which the Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of the documentation prescribed in Section 3.01(e)(ii)(A) or Section 3.01(e)(ii)(B)(IV), certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax or evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes, as applicable. The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a

Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the applicable Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended, (b) all LIBOR Rate Loans of such Lender shall be converted to Base Rate Loans, and (c) all Loans made by such Lender to the Borrower following such notice shall be made and maintained as Base Rate Loans, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon any conversion of LIBOR Rate Loans to Base Rate Loans, the Borrower shall also pay accrued interest on the amount so converted.

3.03 Inability to Determine Rates. If (a) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for a term of one month, or (ii) adequate and reasonable means do not exist for determining the LIBOR Daily Floating Rate with respect to a proposed Loan (in each case with respect to clause (a)(i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the LIBOR Daily Floating Rate with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended and all outstanding LIBOR Rate Loans shall be immediately converted to Base Rate Loans, and all Loans made by any Lender following such notice shall be made and maintained as Base Rate

Loans, in each case, until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBOR Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) Reimbursement Requests. Any amounts requested to be payable pursuant to this Section 3.04 shall be requested in good faith (and not on an arbitrary and capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of factors as such Lender then reasonably determines to be relevant.

3.05 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.05(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.06 Survival. Subject to Section 3.04(d), all of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT TO EFFECTIVENESS AND LOANS

4.01 Conditions of Effectiveness and Initial Loan. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, .pdf copies sent via electronic mail or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, the Borrower’s Instruction Certificate and the Borrower Remittance Instructions, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Holdco Guaranty, each in sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Servicing Agreement executed by the parties thereto;

(iv) the Custodial Agreement executed by the parties thereto;

(v) a Pledge Agreement duly executed by the Pledgor, together with certificates or instruments, if any, representing the Collateral pledged thereunder accompanied by all endorsements, powers and/or documents required by the Pledge Agreement;

(vi) a perfection certificate duly executed by the Borrower and the Pledgor;

(vii) copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name the Borrower or any Pledgor as debtor and that are filed in those jurisdictions in which the Borrower or such Pledgor is organized or maintains its principal place of business and such other searches, if any, that the Administrative Agent reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted to exist pursuant to the terms hereof) and if any such financing statement covers Collateral, termination statements (or similar documents) for filing in all applicable jurisdictions as may be necessary to terminate any such effective financing statements (or equivalent filings);

(viii) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral described therein;

(ix) evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary or desirable in order to create or perfect the Liens created under the Collateral Documents have been taken;

(x) a duly completed Borrower’s Instruction Certificate executed by a Responsible Officer of the Borrower, together with such certified copies of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(xi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction in which the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xii) customary written opinions from the Loan Parties’ legal counsel, including, if applicable, appropriate local counsel, covering authority, legality, validity, binding effect and enforceability of the Loan Documents, non-contravention with law, contracts and Organization Documents, and attachment and perfection of Liens, as well as such other matters as the Administrative Agent may require; the legal counsel and the terms of the opinions must be acceptable to the Administrative Agent;

(xiii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xiv) a certificate signed by a Responsible Officer of the Borrower certifying that on the Closing Date (A) before and after giving effect to the effectiveness of this Agreement and any Loans to be made on the Closing Date, the representations and warranties made in this Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (2) in the case of the representations and warranties set forth on Exhibit E, which representations and warranties are true and correct with respect to each Pledged Asset subject only to any exceptions set forth in the Confirmation Statement with respect to such Pledged Asset or in any Exception Notice with respect to such Pledged Asset which is delivered to the Administrative Agent at least ten Business Days prior to the date that a requested Loan is to be made and (3) that for purposes of this Section 4.01, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01, (B) no Default shall have occurred and is then continuing, or would result from any Borrowing proposed to be made on the Closing Date or from the application of the proceeds thereof, (C) there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (D) no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority that (x) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (y) would reasonably be expected to have a Material Adverse Effect;

(xv) duly completed Borrower Remittance Instructions signed by a Responsible Officer of the Borrower;

(xvi) a duly completed Compliance Certificate as of the last day of the fiscal quarter of Holdco most recently ended prior to the Closing Date;

(xvii) the financial statements referenced in Section 6.05;

(xviii) all documentation and other information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and

(xix) a duly executed omnibus power of attorney substantially in the form of Exhibit M irrevocably appointing the Administrative Agent its attorney-in-fact with full power to (i) record any Assignment of Mortgage and assignment of assignment of leases and rents and (ii) take such other steps as may be reasonably necessary or desirable to enforce the Secured Parties’ rights against any Pledged Assets and the related ELA Documents.

(xx) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 11.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Loans with Respect to a Proposed Loan Asset. The obligation of each Lender to honor any Loan Notice requesting a Loan with respect to a Proposed Loan Asset is subject to the satisfaction of the following conditions precedent; provided that the Administrative Agent and the Required Lenders in their sole discretion may permit the Borrower to satisfy any such conditions precedent by not later than the third Business Day after the Initial Funding Date, so long as (i) such conditions precedent are described in the Confirmation Statement with respect to such Proposed Loan Asset (collectively, the “Delayed Conditions”) and (ii) the Borrower causes an Acceptable Attorney to deliver to the Administrative Agent and the Custodian an Attorney’s Bailee Letter with respect to the ELA Documents to be delivered on or prior to the Initial Funding Date with respect to such Proposed Loan Asset:

(a) The representations and warranties made in this Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date of such Loans (other than the representation in Section 6.05(c), which shall be made only as of the Closing Date) except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (ii) in the case of the representations and warranties set forth on Exhibit E, which representations and warranties shall be true and correct with respect to each Pledged Asset subject only to exceptions set forth in (x) the Confirmation Statement with respect to such

Pledged Asset or (y) an Exception Notice with respect to such Pledged Asset received by the Administrative Agent at least ten Business Days prior to the date that the requested Loan is to be made and (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) The Administrative Agent shall have received a Pledge Proposal and a Due Diligence Package with respect to the Proposed Loan Asset, in accordance with the requirements hereof, and all other information which the Administrative Agent believes to be reasonably necessary for the Administrative Agent or any Lender to make an informed business decision with respect to the eligibility of such Proposed Loan Asset, the Borrower shall have certified to Administrative Agent that the Borrower has no knowledge of any material information concerning such Proposed Loan Asset which is not reflected in the related Diligence Material or otherwise disclosed to the Administrative Agent for the benefit of the Lenders in writing, and the Administrative Agent and Required Lenders shall have determined, in their sole and absolute discretion, that the Proposed Loan Asset is an Eligible Loan Asset and shall have delivered a Confirmation Statement to the Borrower.

(e) The Administrative Agent shall have received the Confirmation Statement with respect to such Proposed Loan Asset duly executed by the Borrower in accordance with the requirements hereof.

(f) The Administrative Agent shall have received a duly completed Availability Certificate demonstrating that immediately after giving pro forma effect to the making of such requested Loan, (i) the Total Outstandings will not exceed the Maximum Available Amount and (ii) the Pledged Asset Total Outstandings with respect to such Proposed Loan Asset will not exceed the Borrowing Base Amount for such Proposed Loan Asset.

(g) Before and immediately after giving pro forma effect to the making of such requested Loan, Holdco will be in compliance with the Financial Covenants.

(h) To the extent such Loan is to be funded after the first anniversary of the Closing Date, before and immediately after giving effect pro forma effect to the making of such requested Loan, the Borrower shall be in compliance with all Concentration Limits.

(i) Concurrently with the funding of the Loan with respect to the Proposed Loan Asset, the Borrower shall deliver to the Administrative Agent a Redirection Letter executed in blank and addressed to the Mortgagor or related servicer or lead lender under the Proposed Loan Asset.

(j) The Custodian shall have received from the Borrower (with an electronic copy to the Administrative Agent), together with a fully completed and signed Custodial Delivery Certificate together with all schedules thereto, or, in the case of a Table Funded Loan Asset or other Proposed Loan Asset with Delayed Conditions, an Acceptable Attorney acting under an Attorney’s Bailee Letter shall have received from the Borrower, the following documents pertaining to such Proposed Loan Asset, to the extent applicable:

(i) the original executed Mortgage Note, Mezzanine Note or Participation Certificate, as applicable (and, if applicable, one or more original allonges) bearing all intervening endorsements, endorsed “Pay to the order of                      without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (provided that, in the event that such Proposed Loan Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Proposed Loan Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note, Mezzanine Note or Participation Certificate attached thereto;

(ii) the original loan agreement and any guarantee executed in connection with such Proposed Loan Asset; provided that if an original guarantee has been lost, a copy may be delivered together with a certificate of a Responsible Officer of the Borrower certifying that the original of the guarantee has been lost, such copy represents a true, correct and complete copy of the original and, if the Borrower should ever locate the original of the guarantee, the Borrower agrees to promptly provide to the Administrative Agent written notice of same and promptly deliver the original of the guarantee to the Custodian;

(iii) (x) the original Mortgage with evidence of recording thereon, or a copy thereof together with a certificate of a Responsible Officer of the Borrower certifying that such copy represents a true, correct and complete copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located and (y) with respect to any Mezzanine Loan, an original of any pledge or security agreement executed in connection with such Mezzanine Note (including, without limitation, all original membership certificates, equity interests powers in blank, acknowledgements and confirmations related thereto);

(iv) the originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with a certificate of a Responsible Officer of the Borrower certifying that such copies represent true, correct and complete copies of the originals and that such originals have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(v) the original Assignment of Mortgage in blank for such Proposed Loan Asset, in form and substance acceptable for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located and otherwise acceptable to the Administrative Agent and signed in the name of the Last Endorsee; provided that in the event that such Proposed Loan Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Proposed Loan Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”;

(vi) the originals of all intervening assignments of mortgage (if any), with evidence of recording thereon, or copies thereof together with a certificate of a Responsible Officer of the Borrower certifying that such copies represent true, correct and complete copies of the originals and that such originals have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(vii) (x) an original or copy of the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy (or, as applicable, UCC policy), or if the original mortgagee title insurance policy (or, as applicable, UCC policy) has not been issued, a copy of the irrevocable marked commitment to issue the same and (y) if such Proposed Loan Asset is a Mezzanine Loan, an original or copy of the attorney’s opinion of title and abstract of title or the original or copy of owner’s title insurance policy (with a mezzanine endorsement and assignment of title proceeds), or if the owner’s title insurance policy (with a mezzanine endorsement and assignment of title proceeds) has not been issued, a copy of the irrevocable marked commitment to issue the same;

(viii) the original of each security agreement, chattel mortgage or equivalent document (if any), executed in connection with the Proposed Loan Asset or a copy of same together with a certificate of a Responsible Officer of the Borrower certifying that such copy represents a true, correct and complete copy thereof;

(ix) the original assignment of leases and rents (if any), together with all intervening assignments of assignment of leases and rents, in each case, with evidence of recording thereon, or a copy thereof together with a certificate of a Responsible Officer of the Borrower certifying that such copy represents a true, correct and complete copy of the original and, that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

(x) the original assignment of assignment of leases and rents in blank for such Proposed Loan Asset (other than a Proposed Loan Asset that is a Mezzanine Loan), in form and substance acceptable for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located and otherwise acceptable to the Administrative Agent and signed in the name of the Last Endorsee; provided that in the event that the Proposed Loan Asset was acquired by the

Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]” and, in the event that such Proposed Loan Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”;

(xi) a copy of the UCC financing statements (including, without limitation, any UCC-1 fixture filings), and all necessary UCC continuation statements, in each case with evidence of filing thereon or copies thereof together with a certificate of a Responsible Officer of the Borrower certifying that such copy represents a true, correct and complete copy and that such UCC financing statements or continuation statements have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located together with evidence that such UCC financing statements or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions;

(xii) an original of the environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any); provided that if such original environmental indemnity agreement or similar guaranty or indemnity has been lost, a copy may be delivered together with a certificate of a Responsible Officer of the Borrower certifying that the original of such agreement has been lost, such copy represents a true, correct and complete copy of the original, and if the Borrower should ever locate the original, the Borrower agrees to promptly provide to the Administrative Agent written notice of same and promptly deliver the original of the environmental indemnity agreement or similar guaranty or indemnity to the Custodian;

(xiii) an original omnibus assignment in blank of all other agreements and instruments relating to the Proposed Loan Asset, which shall include an assignment of any Pledged Hedging Arrangements, or such other documents necessary and sufficient to transfer to the Administrative Agent, for the benefit of the Secured Parties, all of the Borrower’s right, title and interest in and to the Proposed Loan Asset (if any);

(xiv) Mortgagor’s certificate or title affidavit (if any);

(xv) a disbursement letter or settlement statement from the Mortgagor to the original lender (if any);

(xvi) a survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy;

(xvii) an original or copy of the Mortgagor’s, and, if applicable, any guarantor’s opinion of counsel (if any), in form and substance reasonably satisfactory to the Administrative Agent;

(xviii) an original or copy of any assignment of any management agreements, permits, contracts and other material agreements (if any);

(xix) a copy of all servicing agreements (other than the Servicing Agreement) and servicing records related to such Proposed Asset, which Borrower shall deliver to Servicer (with a copy to the Administrative Agent);

(xx) [Reserved];

(xxi) an original or copy of any documents with respect to any Mortgagor Hedging Arrangements;

(xxii) the original of all letters of credit issued and outstanding as security for such Proposed Loan Asset (if any), with any modifications, amendments or endorsements in blank necessary to permit the Administrative Agent to draw upon them when and if it is contractually permitted to do so pursuant to this Agreement (if any);

(xxiii) copies or originals of all other material letters, agreements, instruments and certificates relating to the Proposed Loan Asset, including without limitation intercreditor agreements, co-lender agreements, participation agreements, administrative agreements and participation certificates, if any;

(xxiv) the originals or copies of officer’s or secretary’s certificates attaching all documents relating to the formation and organization of the related Mortgagor under such Proposed Loan Asset, together with all consents and resolutions delivered in connection with such Mortgagor’s obtaining such Proposed Loan Asset; and

(xxv) all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Proposed Loan Asset, executed and delivered in connection with, or otherwise relating to, such Proposed Loan Asset, including all documents establishing or implementing any lockbox pursuant to which the Borrower is entitled to receive any payments from cash flow of the underlying real property.

(k) The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the ELA Documents (including, without limitation, insurance referred to in Exhibit E (subject to any exceptions set forth in the applicable Confirmation Statement and any Exception Notice which has been delivered to the Administrative Agent at least ten Business Days prior to the date that a requested Loan is to be made)) with respect to such Proposed Loan Asset has been obtained and is in effect or will be in effect concurrently with funding, and all such insurance shall be in form, scope and substance, and with such insurance carriers, satisfactory to the Administrative Agent.

(l) The Administrative Agent shall have received all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as the Administrative Agent or any Lender may require, including, without limitation, with respect to the Servicing Agreement, an executed copy of Exhibit F thereto and an updated Exhibit B thereto.

(m) The Borrower shall have paid all fees, if any, due and payable on such date in accordance with the Fee Letter.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that (i) the conditions specified in Sections 4.02(a), (b), (g) and (h) have been satisfied on and as of the date of the applicable Borrowing and (ii) the information set forth in such Loan Notice is true and correct and omits no material fact necessary to make the same not misleading.

4.03 Conditions to all Loans with Respect to Future Funding Amounts. The obligation of each Lender to honor any Loan Notice requesting a Loan with respect to a Future Funding Amount is subject to the following conditions precedent:

(a) The representations and warranties made in this Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date of such Loans (other than the representation in Section 6.05(c), which shall be made only as of the Closing Date) except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (ii) in the case of the representations and warranties set forth on Exhibit E, which representations and warranties shall be true and correct with respect to each Pledged Asset subject only to exceptions set forth in (x) the Confirmation Statement with respect to such Pledged Asset or (y) an Exception Notice with respect to such Pledged Asset received by the Administrative Agent at least ten Business Days prior to the date that the requested Loan is to be made and (iii) that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01.

(b) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(c) The Administrative Agent shall have received from the Borrower a copy of any updated Custodial Delivery Certificate that includes any additional documents that are delivered to the Custodian pursuant to Section 5.08(k) or Section 5.09 in connection with the future funding advance to be made by the Borrower in respect of the applicable Future Funding Pledged Asset, together with an appropriately updated Trust Receipt relating to such Future Funding Pledged Asset, if applicable.

(d) On and as of the date of such Loan (1) no Default under Section 9.01(a), and no Material Non-Monetary Default shall have occurred and be continuing, (2) no event or circumstance has occurred and is continuing that constitutes a Material Adverse Effect and (3) all of the representations and warranties in the Loan Documents with respect to the applicable Future Funding Pledged Asset (subject to any exceptions thereto set forth in the Confirmation Statement) are true and correct in all material respects and all of the conditions to such future funding advance under the underlying loan documents have been satisfied.

(e) The amount of the proposed Loan does not exceed the Future Funding Amount with respect to the applicable Future Funding Pledged Asset, multiplied by the Advance Rate applicable to such Future Funding Pledged Asset.

(f) The Administrative Agent shall have received a duly completed Availability Certificate demonstrating that immediately after giving pro forma effect to the making of such requested Loan (i) the Total Outstandings will not exceed the Maximum Available Amount and (ii) the Pledged Asset Total Outstandings with respect to the applicable Future Funding Pledged Asset will not exceed the Borrowing Base Amount for such Future Funding Pledged Asset.

(g) Before and immediately after giving pro forma effect to the making of such requested, Holdco will be in compliance with the Financial Covenants.

(h) To the extent such Loan is to be funded after the first anniversary of the Closing Date, before and immediately after giving effect pro forma effect to the making of such requested Loan, the Borrower shall be in compliance with all Concentration Limits.

(i) The Borrower shall have paid all fees, if any, due and payable on such date in accordance with the Fee Letter.

Each Loan Notice submitted by the Borrower with respect to a Future Funding Amount shall be deemed to be a representation and warranty that (i) the conditions specified in Sections 4.03(a), (d), (e), (g) and (h) have been satisfied on and as of the date of the applicable Borrowing and (ii) the information set forth in such Loan Notice is true and correct and omits no material fact necessary to make the same not misleading.

4.04 Conditions to all Loans with Respect to Excess Borrowing Base Capacity. The obligation of each Lender to honor any Loan Notice requesting a Loan with respect to the Excess Borrowing Base Capacity of any Pledged Asset is subject to the following conditions precedent:

(a) The representations and warranties made in this Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date of such Loans (other than the representation in Section 6.05(c), which shall be made only as of the Closing Date) except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (ii) in the case of the representations and warranties set forth on Exhibit E, which representations and warranties shall be true and correct with respect to each Pledged Asset subject only to exceptions set forth in (x) the Confirmation Statement with respect to such Pledged Asset or (y) an Exception Notice with respect to such Pledged Asset received by the Administrative Agent at least ten Business Days prior to the date that the requested Loan is to be made and (iii) that for purposes of this Section 4.04, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01.

(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) The amount of the proposed Loan does not exceed the Excess Borrowing Base Capacity with respect to the applicable Pledged Asset.

(e) The Administrative Agent shall have received a duly completed Availability Certificate demonstrating that immediately after giving pro forma effect to the making of such requested Loan (i) the Total Outstandings will not exceed the Maximum Available Amount and (ii) the Pledged Asset Total Outstandings with respect to the applicable Pledged Asset will not exceed the Borrowing Base Amount for such Pledged Asset.

(f) Before and immediately after giving pro forma effect to the making of such requested Loan, Holdco will be in compliance with the Financial Covenants.

(g) To the extent such Loan is to be funded after the first anniversary of the Closing Date, before and immediately after giving effect pro forma effect to the making of such requested Loan, the Borrower shall be in compliance with all Concentration Limits.

(h) The Borrower shall have paid all fees, if any, due and payable on such date in accordance with the Fee Letter.

Each Loan Notice submitted by the Borrower with respect to the Excess Borrowing Base Capacity of a Pledged Asset shall be deemed to be a representation and warranty that (i) the conditions specified in Sections 4.04(a), (b), (d), (f) and (g) have been satisfied on and as of the date of the applicable Borrowing and (ii) the information set forth in such Loan Notice is true and correct and omits no material fact necessary to make the same not misleading.

ARTICLE V. SECURITY INTEREST AND COLLATERAL

5.01 Grant of Security Interest. The Borrower hereby pledges, assigns by way of security and grants to Administrative Agent, for the ratable benefit of the Secured Parties, to secure the prompt and complete payment and performance when due of the Obligations, a security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now owned or existing, or hereafter arising, created or acquired and wherever located:

(a) all amounts advanced by the Lenders to or for the account of the Borrower under this Agreement to fund a Pledged Asset until that Pledged Asset is closed and the proceeds thereof disbursed;

(b) all of the Eligible Loan Assets (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Eligible Loan Assets and all servicing rights), the ELA Documents, the Servicing Agreement and the Custodial Agreement;

(c) all Hedging Arrangements related to the Collateral (“Pledged Hedging Arrangements”) and the Borrower’s accounts in which those Hedging Arrangements are held (“Pledged Hedging Accounts”), including all rights to payment arising under the Pledged Hedging Arrangements and the Pledged Hedging Accounts, except that the Administrative Agent’s security interest in the Pledged Hedging Arrangements and Pledged Hedging Accounts is limited to benefits, including rights to payment, related to the Collateral;

(d) all deposit accounts, including the Collection Account, and all amounts and property now or hereafter on deposit therein and all interest or other amounts now or hereafter accrued thereon;

(e) all Income from the Pledged Assets;

(f) all insurance policies and insurance proceeds relating to any Pledged Asset or the related Mortgaged Property;

(g) all “accounts”, “chattel paper”, “documents”, “equipment”, “fixtures”, “general intangibles”, “goods”, “securities accounts”, “securities”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “supporting obligations” and “proceeds” of any of the foregoing, each as defined in the UCC relating to or constituting any and all of the foregoing; and

(h) all replacements, substitutions or distributions on or proceeds, payments and profits of, and books, records and files relating to, any and all of the foregoing, together with all escrow accounts, documents, instruments, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records (including all information, records, tapes, data, programs, discs and cards necessary or helpful in the administration or servicing of the Collateral) and other information and data of the Borrower relating to the Collateral.

5.02 Potential Pledged Assets. Notwithstanding anything to the contrary, the Borrower shall be permitted to acquire or originate assets from time to time prior to pledging such assets as Pledged Assets based on its good faith belief that such assets will be considered Eligible Loan Assets and eventually pledged as Pledged Assets (such assets, prior to the time they become Pledged Assets, referred to as “Potential Pledged Assets”). For the avoidance of doubt, the Borrower shall not be required to take any actions to perfect the security interest of the Administrative Agent, for the benefit of the Secured Parties, in any Potential Pledged Asset unless and until such Potential Pledged Asset becomes a Pledged Asset. The Administrative Agent, at the request of the Borrower, shall promptly release its Lien, if any, on any Potential Pledged Asset and will (at the sole cost of the Borrower) execute and deliver such documents as the Borrower may reasonably request to evidence the release of such Potential Pledged Asset from any Lien under the Loan Documents, which documents shall be reasonably satisfactory to the Administrative Agent.

5.03 Authenticated Record. This Agreement constitutes an authenticated record which authorizes the Administrative Agent to file such financing statements, assignments of financing statements filed by the Borrower, and amendments thereto or continuations thereof as the Administrative Agent determines as appropriate to perfect or protect the security interests created by this Agreement.

5.04 Lien on Deposit Accounts, etc. (a) To further secure the prompt payment and performance of its Obligations, the Borrower hereby grants to the Administrative Agent a continuing security interest in and Lien upon all amounts credited to any deposit account of the Borrower, including all funds and other items credited to the Collection Account. The Borrower hereby authorizes and directs each bank or other depository to deliver to the Administrative Agent, upon request, all balances in any Deposit Account maintained for the Borrower, without inquiry into the authority or right of the Administrative Agent to make such request.

(a) Subject to the terms of the Servicing Agreement (as in effect on the Closing Date), the Borrower will direct and use commercially reasonable efforts to cause all Available Income and any other distributions and payments on the Collateral (collectively, the “Collateral Payments”) to be deposited into the Collection Account within two (2) Business Days of receipt of such Collateral Payments by the Servicer or any Loan Party or, in the case of receipt of an original promissory note or other instrument (and any allonges or endorsements thereto reflecting any chain of title thereof to the Borrower), delivered to the Administrative Agent or to the Custodian to be held for the benefit of the Administrative Agent pursuant to the Custodial Agreement.

(b) Subject to Section 5.04(d), the Borrower and the Administrative Agent shall each have “control” (as defined in accordance with the UCC in effect in the State of New York from time to time and used in this Section 5.04 as therein defined) of the Collection Account. The Administrative Agent agrees that it will not exercise “control” of the Collection Account unless an Event of Default has occurred and is continuing. The Borrower hereby agrees that notwithstanding the foregoing it shall not suffer or permit the collected balance of the Collection Account to be less than $5,000 at any time unless at such time the Administrative Agent has exclusive “control” of the Collection Account.

(c) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may at any time in its discretion elect to terminate (i) the right of the Borrower to issue any instructions with respect to the Collection Account and (ii) any other right or ability of the Borrower to access or withdraw or transfer funds or other items from the Collection Account. Upon any such election, the Administrative Agent shall have exclusive “control” of the Collection Account, and shall have the exclusive right to issue any instructions with respect to the Collection Account and have the exclusive right to access or withdraw or transfer funds or other items from the Collection Account.

5.05 Delivery of Collateral; Standard of Care.

(a) The Borrower shall cause all Collateral, including Collateral constituting original promissory notes or other instruments (together with all allonges and endorsements thereto reflecting a complete chain of title of such promissory notes or other instruments to the Borrower) to be delivered to the Custodian to be held by the Custodian for the benefit of the Administrative Agent pursuant to the Custodial Agreement, and the Administrative Agent shall be entitled to deliver such instruments and agreements, and shall take such actions, as the Administrative Agent deems appropriate under applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement in accordance with Section 5.09.

(b) Neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

5.06 Release of Pledged Assets.

(a) Upon satisfaction of each of the “Release Conditions” specified in Section 5.06(b) with respect to any proposed release of any Collateral constituting a Pledged Asset from the Lien created under this Agreement (each a “Release Transaction”), the release contemplated by such Release Transaction shall be effective automatically and without further action of any Person and:

(i) the Administrative Agent shall, at the sole expense of the Borrower, execute and deliver such documents as the Borrower may reasonably request as necessary or desirable to evidence the release of the Lien of the Administrative Agent on such Pledged Asset;

(ii) It is understood and agreed that no release pursuant to this Section 5.05 shall impair or otherwise adversely affect the Liens, security interests, guarantees and other rights of the Administrative Agent or the Secured Parties under the Loan Documents not being released.

(b) For purposes of this Section 5.06(b), the “Release Conditions” shall be deemed to have been satisfied with respect to any proposed Release Transaction if:

(i) the Borrower shall have delivered to the Administrative Agent (with a copy to the Custodian), at least five Business Days prior to the date of the proposed Release Transaction (or such shorter period of time as agreed to by the Administrative Agent and the Custodian in writing), a written notice requesting such Release Transaction (a “Release Notice”), which Release Notice shall identify each Pledged Asset to be released from the Liens created under the Loan Documents as part of the proposed Release Transaction, and the date proposed for consummation of the Release Transaction;

(ii) immediately before and after giving effect to such Release Transaction, no Default has occurred and is continuing on such date (or would exist immediately after giving effect to the proposed Release Transaction);

(iii) Holdco will be in compliance with the Financial Covenants on a pro forma basis immediately after giving effect to the proposed Release Transaction (and any contemporaneous prepayment or borrowing of Loans and/or pledge of additional Borrowing Base Assets);

(iv) Total Outstandings shall not exceed the Maximum Available Amount on a pro forma basis immediately after giving pro forma effect to the proposed Release Transaction (and any contemporaneous prepayment or borrowing of Loans and/or pledge of additional Pledged Assets);

(v) Pledged Asset Total Outstandings with respect to each Pledged Asset will not exceed the Borrowing Base Amount for such Pledged Asset after giving pro forma effect to the proposed Release Transaction and any contemporaneous reallocation of Loans made with respect to the Pledged Asset that is the subject of the Release Transaction to other Pledged Assets with Excess Borrowing Base Capacity at such time;

(vi) to the extent such Release Transaction is to be effected after the first anniversary of the closing Date, immediately after giving pro forma effect to the proposed Release Transaction, the Borrower shall be in compliance with all Concentration Limits;

(vii) at least two Business Days prior to the proposed release date (or such shorter period of time as agreed to by the Administrative Agent in writing), the Administrative Agent shall have received (1) a duly completed Availability Certificate demonstrating that the condition set forth in clauses (iv) and (v) above will be satisfied and, and (2) a certificate executed by a Responsible Officer of the Borrower certifying to the Administrative Agent that the conditions in clauses (ii), (iii) and (vi) above will be satisfied;

(viii) The Borrower shall have made any prepayment required by the terms of Section 2.03(b) or (c); and

(ix) if the proposed release date with respect to such Release Transaction is more than 90 days prior to the Maturity Date (as in effect on such proposed release date), unless such Release Transaction is an Exempt Release Transaction, the Borrower shall have paid the Administrative Agent (for the account of the Lenders) the applicable fee, if any, as set forth in the Fee Letter with respect to such Release Transaction.

5.07 Representations and Warranties Regarding Pledged Assets. The Borrower represents and warrants to the Administrative Agent and the Lenders that as of the date of this Agreement and at all times while this Agreement is in effect:

(a) each Pledged Asset pledged hereunder, conforms at such time to the applicable representations and warranties set forth in Exhibit E, subject only to any exceptions set forth in the Confirmation Statement with respect to such Pledged Asset and any Exception Notice delivered to the Administrative Agent for such Pledged Asset at least ten (10) Business Days prior to such time. It is understood and agreed that the representations and warranties set forth in Exhibit E (subject to any exceptions set forth in the applicable Confirmation Statement and any Exception Notice delivered to the Administrative Agent for such Pledged Asset at least ten (10) Business Days prior to such time) shall survive delivery of the respective ELA Documents to the Administrative Agent or its designee to the extent permitted by applicable Law; and

(b) neither the Borrower, Holdco, any of their respective Subsidiaries nor the directors or executive officers of the Borrower, Holdco or any of their respective Subsidiaries have any ownership interest, right to acquire any ownership interest (other than equity pledges in connection with a Mezzanine Loan) or equivalent economic interest in (a) any property, including any Mortgaged Property, securing a Pledged Asset, (b) the Mortgagor with respect to a Pledged Asset or a Mortgage Loan supporting a Pledged Security, or (c) any other obligor on, or guarantor of, any related Mortgage Note, Mezzanine Note or Participation Certificate.

5.08 Additional Covenants Relating to Collateral.

(a) The Borrower will, if reasonably requested by the Administrative Agent or any Lender, furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Administrative Agent or any Lender may reasonably request, all in such detail as the Administrative Agent may reasonably specify. The Borrower and the Pledgor each agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the Lien of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral and the priority thereof against any Lien.

(b) Neither the Borrower nor the Pledgor will suffer or permit any (i) change in its legal name, (ii) change in the location of its chief executive office, (iii) change in its identity or organizational structure, (iv) change in its U.S. taxpayer identification number (or equivalent thereof) or organizational identification number, if any, (v) change in its jurisdiction of organization or incorporation (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) or (vi) move, or consent to the Custodian moving, the ELA Documents with respect to any Pledged Asset from the location thereof except for any Acceptable Attorney’s delivery of such documents to the Custodian, if applicable, or for releases of ELA Documents made in accordance with Article 5 of the Custodial Agreement, unless in each case (A) it shall have given the Administrative Agent not less than thirty days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. The Borrower and the Pledgor each hereby agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

(c) The Borrower will, in all material respects, perform and comply with all of its obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to the Collateral.

(d) [Reserved].

(e) Without in any way limiting the foregoing and subject to clause (g) below, so long as no Event of Default has occurred and is continuing, the Borrower shall have the right to exercise all voting rights or other rights relating to the Collateral owned by it for all purposes not inconsistent with this Agreement or any other Loan Document; provided, however, that no vote or other right shall be exercised or action taken by any Loan Party with respect to any item of Collateral which would reasonably be expected to have a material adverse effect on the value of such item of Collateral.

(f) All Collateral Payments and other distributions in respect of any of the Collateral, if received by the Borrower, shall be received in trust for the benefit of the Secured Parties until deposited into the Collection Account or, in the case of an original promissory note or other instrument (and any allonges or endorsements thereto reflecting any chain of title thereof to the Borrower), delivered to the Custodian.

(g) The Borrower shall not send any instruction letter, or otherwise instruct any Mortgagor, any borrower, other obligor or other servicer, as applicable, to make any payment due on any Pledged Asset other than in accordance with the Servicing Agreement, and shall not send any instruction letter, or otherwise instruct the Servicer to make any payment of Available Income to any account other than the Collection Account.

(h) The Borrower agrees that it will not interfere with any right, power or remedy of the Administrative Agent or any Lender provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by any Secured Party of any one or more of such rights, powers or remedies.

(i) THE BORROWER HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY IN FACT TO EXERCISE WITH RESPECT TO THE COLLATERAL DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, INCLUDING THE RIGHT TO VOTE SUCH COLLATERAL AND TO EXECUTE AND DELIVER AGREEMENTS OR INSTRUMENTS OF TRANSFER OR ASSIGNMENT, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH COLLATERAL, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH COLLATERAL WOULD BE ENTITLED, INCLUDING THE RIGHT TO EXECUTE AND DELIVER AGREEMENTS OR INSTRUMENTS OF TRANSFER OR ASSIGNMENT AND CONSENT RIGHTS RELATING TO THE COLLATERAL (INCLUDING EXCHANGE, SUBSCRIPTION OR ANY OTHER RIGHTS, PRIVILEGES, OR OPTIONS PERTAINING TO ANY INVESTMENT PROPERTY CONSTITUTING SUCH COLLATERAL) AS IF IT WERE THE ABSOLUTE OWNER THEREOF. THE RIGHT OF THE ADMINISTRATIVE AGENT TO EXERCISE SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), DURING THE CONTINUANCE OF AN EVENT OF DEFAULT. THE APPOINTMENT OF THE

ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT PURSUANT TO THIS SECTION 5.08(i) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS AGREEMENT IS TERMINATED. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

(j) The Borrower shall (i) obtain all necessary consents, provide all necessary notices and take all other actions, in each case pursuant to the relevant ELA Documents, as shall be necessary in order for the Borrower to pledge to the Administrative Agent, for the benefit of the Secured Parties, the related Pledged Assets in accordance with such ELA Documents and (ii) provide evidence to the Administrative Agent reasonably satisfactory to the Administrative Agent of the foregoing.

(k) The Administrative Agent agrees that it will only exercise its rights with respect to the omnibus power of attorney delivered pursuant to Section 4.01(a)(xix) during the continuance of an Event of Default.

(l) The Administrative Agent is in possession of a complete, true and accurate set of copies of each of the ELA Documents with respect to each Pledged Asset, the applicable originals and copies of which have been delivered to the Custodian (or, in the case of a Table Funded Loan Asset or any other Pledged Asset with respect to which there are Delayed Conditions, that are held by an Acceptable Attorney pursuant to an Attorney Bailee Letter for delivery to the Custodian within three Business Days following the applicable Pledge Date).

(m) The Borrower shall request the Servicer to provide to the Administrative Agent via electronic transmission, promptly upon request by the Administrative Agent, a servicing tape for all then existing Pledged Assets for the month (or any portion thereof) prior to the date of Administrative Agent’s request.

(n) [Reserved].

(o) The Borrower acknowledges that the Administrative Agent has the right to perform continuing due diligence reviews with respect to the Pledged Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable prior notice to the Borrower, the Administrative Agent or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, all ELA Documents and any and all other documents, records, agreements, instruments or information relating to the Pledged Assets in the possession or under the control of the Borrower, the Servicer or the Custodian. The

Borrower agrees to reimburse the Administrative Agent for any and all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent with respect to continuing due diligence on the Pledged Assets during the term of this Agreement, which shall be paid by the Borrower to the Administrative Agent within ten (10) days after receipt of an invoice therefor.

(p) For the avoidance of doubt, the Borrower shall be solely responsible for the fees and expenses of the Custodian and the Servicer.

5.09 Further Assurances.

(a) All Liens granted to the Administrative Agent under the Loan Documents are for the benefit of the Secured Parties. Promptly upon request by the Administrative Agent, the Borrower, at its sole expense, shall promptly execute and deliver (or cause to be executed and delivered) such further instruments and agreements, and shall take (or cause to be taken) such actions, as the Administrative Agent deems appropriate under applicable Law or may otherwise reasonably request to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. The Borrower authorizes the Administrative Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of the Borrower, or words to similar effect, and ratifies any action taken by the Administrative Agent before the Closing Date to effect or perfect its Lien on any Collateral. ).

(b) Without limitation of any other provision hereof, if the Borrower shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Pledged Asset, or otherwise in respect thereof, the Borrower shall accept the same on behalf of the Administrative Agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent (or the Custodian, as appropriate) in the exact form received, duly endorsed by the Borrower to the Administrative Agent (if required by the Administrative Agent), together with all related necessary transfer documents, to be held as additional collateral security for the Obligations.

(c) If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note (together with all allonges or endorsements thereto reflecting a complete chain of title thereof to the Borrower), instrument or chattel paper (including any such item included in the ELA Documents), together with any related collateral documents, shall be immediately delivered to the Custodian or an Acceptable Attorney acting under an Attorney Bailee Letter for delivery to the Custodian, duly endorsed in blank and otherwise in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.

(d) Upon any delivery of documents to the Custodian pursuant to Section 5.08(k) or this Section 5.09, the Borrower shall deliver to the Administrative Agent a copy of its Custodial Delivery Certificate in connection therewith and cause the Custodian to deliver to the Administrative Agent an updated Trust Receipt that includes such documents relating to the applicable Pledged Asset.

5.10 Collections.

(a) The Borrower and the Administrative Agent have established and maintain with Bank of America the Collection Account, which is in the name of the Borrower and under the “control” (as defined in accordance with the UCC in effect in the State of New York from time to time) of the Administrative Agent. All Available Income in respect of the Pledged Assets received by the Servicer shall be deposited into the Collection Account (subject to the terms of the Servicing Agreement) without any further action of the Borrower or any Secured Party.

(b) Upon the occurrence and during the continuance of an Event of Default, the Collection Account will be subject to exclusive “control” (as defined in accordance with the UCC in effect in the State of New York from time to time) by the Administrative Agent, all Available Income in respect of the Pledged Assets received by the Servicer shall continue to be deposited directly into the Collection Account (subject to the terms of the Servicing Agreement) without any further action of the Borrower or any Secured Party, and the Administrative Agent will apply all Available Income on deposit in the Collection Account to the Obligations in accordance with Section 9.03.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

The Borrower and the Pledgor each represents and warrants to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power. The Borrower (a) is duly incorporated with limited liability as an exempted company, validly existing and in good standing under the laws of the Cayman Islands with full power to enter into, exercise its rights and perform its obligations under this Agreement and the other Loan Documents and carry on its business. Each other Loan Party (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant of Liens pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof).

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Holdco and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of Holdco and its consolidated Subsidiaries dated June 30, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Holdco and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their respective properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

6.07 No Default. No Loan Party is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Insurance. The properties of the Borrower and the Pledgor are insured with financially sound and reputable insurance companies not Affiliates of the Sponsor, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

6.09 Taxes. The Loan Parties have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the any Loan Party that would, if made, have a Material Adverse Effect.

6.10 ERISA.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither any Loan Party nor any ERISA Affiliate thereof maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan, other than Pension Plans not otherwise prohibited by this Agreement.

(e) The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans.

6.11 Subsidiaries; Capital Stock. The Borrower has no Subsidiaries, and the Pledgor has no Subsidiaries other than the Borrower. All of the outstanding Capital Stock of the Borrower has been validly issued, is fully paid and nonassessable and is owned directly by the Pledgor and indirectly by Holdco, in each case, free and clear of all Liens other than Permitted Liens.

6.12 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged and no Loan Party will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, the Pledgor, Holdco or the Sponsor is required to be registered as, or is controlled by, an “investment company” under the Investment Company Act of 1940.

6.13 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.14 Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.15 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of each Loan Party that is a U.S. Person and the true and correct unique identification number of the Borrower that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 11.02.

6.16 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, Affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

6.17 Anti-Corruption Laws; Anti-Money Laundering.

(a) Each Loan Party and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b) Each Loan Party, its Subsidiaries and, each director, officer or employee thereof are in compliance in all material respects with any applicable Anti-Money Laundering Law.

6.18 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

6.19 Collateral; Collateral Documents.

(a) The Borrower has, and shall continue to have, the full right, power and authority to pledge the Collateral pledged and to be pledged by it under this Agreement.

(b) The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein (including all Capital Stock of the Borrower). Except as contemplated by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

6.20 Pledged Assets. Each Mortgage Loan included in any calculation of the Aggregate Borrowing Base Amount (or any other calculation that includes a calculation of the Borrowing Base Amount of Pledged Assets), at the time of such calculation, constituted Collateral.

6.21 Representations as to Foreign Jurisdiction.

(a) The Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the Cayman Islands in respect of its obligations under the Loan Documents.

(b) The Loan Documents are in proper legal form under the Laws of the Cayman Islands for the enforcement thereof against the Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Loan Documents that the Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the Cayman Islands or that any registration charge or stamp or similar tax be paid on or in respect of the Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Loan Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the Cayman Islands either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents, except as has been disclosed to the Administrative Agent and except that nominal Cayman Islands stamp duty will be payable if the original Loan Documents are brought to or executed in the Cayman Islands.

(d) The execution, delivery and performance of the Loan Documents by the Borrower are, under applicable foreign exchange control regulations of the Cayman Islands, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VII. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall:

7.01 Financial Statements. Deliver to the Administrative Agent (or cause to be delivered to the Administrative Agent) (for distribution to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdco (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)):

(i) a consolidated balance sheet of Holdco and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(ii) a consolidated balance sheet of the Borrower as at the end of such fiscal year and the related consolidated statement of income or operations for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdco as fairly presenting the financial condition, results of operations, of the Borrower in accordance with GAAP; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdco (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)):

(i) a consolidated balance sheet of Holdco and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Holdco’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Holdco’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdco as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdco and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(ii) a consolidated balance sheet of the Borrower as at the end of such fiscal quarter and the related consolidated statement of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Holdco as fairly presenting the consolidated financial condition and results of operations of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information. Deliver to the Administrative Agent (or cause to be delivered to the Administrative Agent) (for distribution to each Lender), in form and detail satisfactory to the Administrative Agent:

(a) substantially concurrently and in any event within five (5) Business Days of each delivery of financial statements referred to in Sections 7.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2017), (i) a duly completed Compliance Certificate, (ii) a duly completed Availability Certificate (in each case, which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) and (iii) copies of a rent roll, statement of income or operations and leasing status report for the most recently ended fiscal quarter for each Pledged Asset, in each case, to the extent actually received by Borrower from the underlying mortgagors or is otherwise reasonably available to Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(b) promptly and in any event within five (5) Business Days after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Sponsor, and copies of all annual, regular, periodic and special reports and registration statements which the Sponsor may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly and in any event within five Business Days after receipt thereof by the Sponsor or any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Sponsor or any Loan Party; and

(d) promptly and in any event within five (5) Business Days of Administrative Agent’s request thereof, such additional information or reports regarding the Collateral, the business, financial or corporate affairs of the Sponsor or any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request, including with respect to any lawsuits and/or other matters disclosed in any financial statements of Holdco delivered to the Administrative Agent or disclosed in any Form 8-K filed by Sponsor with the Securities and Exchange Commission which would reasonably be expected to have a Material Adverse Effect on Holdco’s ability to comply with the Financial Covenants to the extent such requested information is reasonably available to Borrower; provided, that, for the avoidance of doubt, no Loan Party shall be obligated to provide additional financial statements or compliance certificates other than those required by Section 7.01(a) or (b) or Section 7.02(a).

Documents required to be delivered pursuant to Section 7.01(a) and (b) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable Loan Party posts such documents, or provides a link thereto on the applicable Loan Party’s website on the Internet at the website address listed on Schedule 11.02 (which website address may be updated by the Borrower by notice to the Administrative Agent); or (ii) on which such documents are posted on the applicable Loan Party’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for requesting the Administrative Agent to deliver any such documents to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default of which Borrower has knowledge;

(b) any events relating to the Collateral that materially adversely affect the rights of the Administrative Agent or the Lenders with respect thereto;

(c) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d) of the occurrence of any ERISA Event;

(e) of any material change in accounting policies or financial reporting practices by any Loan Party; and

(f) of any changes with respect to any Pledged Asset that are material and adverse in terms of the financial performance of such Pledged Asset or the physical condition of the related Mortgaged Property (i.e., changes that adversely impact the value of the collateral other than to a de minimis extent and in any case relative to and consistent with Administrative Agent’s initial underwriting or most recent determination of Market Value) in terms of the performance or condition of such Pledged Asset.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that, to the Borrower’s knowledge, have been breached.

7.04 Payment of Obligations. Pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property other than a Permitted Lien.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the Cayman Islands, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except in the case of clause (b) and (c) where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Sponsor, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business in similar geographic areas, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.07 Compliance with Laws; Contractual Obligations; Etc.Comply with (a) all applicable Legal Requirements now or hereafter in effect wherever its business is conducted, (b) the provisions of its Organizational Documents, (c) all of its Contractual Obligations, (d) all agreements and instruments to which it is a party or by which it or any of its properties may be bound and (e) all orders, writs, injunctions, judgments and decrees applicable to it or to its business or property, except in the case of clause (a), (c), (d) and (e) where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

7.08 Records and Accounts. (a) Keep, true and accurate records and books of account in which full, true and correct entries in accordance with GAAP consistently applied, and consistent with the Audited Financial Statements, shall be made of all financial transactions and matters involving the assets and business of the Borrower, except that such information with respect to the Borrower may be included in the consolidated financial statements of an Affiliate so long as appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of the Borrower from such Affiliate, and (b) if applicable, maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

7.09 Inspection Rights. (a) Permit representatives and independent contractors of the Administrative Agent to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, senior officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and with no more than one (1) Business Days’ advance notice.

(b) Without limiting the generality of clause (a) above, the Borrower acknowledges that the Administrative Agent has the right, at the expense of the Borrower, to perform continuing due diligence reviews with respect to the Pledged Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable prior notice to the Borrower, the Administrative Agent or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, all ELA Documents and any and all other documents, records, agreements, instruments or information relating to the Pledged Assets in the possession or under the control of the Borrower, the Servicer or the Custodian.

7.10 Use of Proceeds. Use the proceeds of the Loans only for general corporate purposes not in contravention of any Law or of any Loan Document.

7.11 Further Assurances. Cooperate with the Administrative Agent and the Lenders and promptly execute such further instruments and documents as the Administrative Agent shall reasonably request, to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

7.12 Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.13 Maintenance of REIT Status; New York Stock Exchange Listing. Cause the Sponsor (a) to continue its method of operation so as to enable it to meet the requirements for qualification and taxation as a REIT and (b) to remain publicly traded with securities listed on the New York Stock Exchange.

7.14 Special Purpose Entity.

(a) not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing and disposition of Pledged Assets and Potential Pledged Assets and matters incidental thereto, including the performance of its obligations under the Loan Documents and the ELA Documents;

(b) pay its debts and liabilities (including allocated employment and overhead expenses) from its own assets;

(c) comply with the provisions of its Organization Documents, including the special purpose provisions set forth therein;

(d) do, or cause to be done, all things necessary to observe all corporate formalities and to preserve its existence;

(e) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person, and file its own tax returns, if any, which are required by applicable Law (except to the extent consolidation is required under GAAP (in the case of financial statements) or has been elected or is mandatory under the Code or the tax law of any state (in the case of tax returns) or is required as a matter of applicable Law); provided, however, that the Borrower’s assets may be included in a consolidated financial statements and tax returns of Holdco; provided, further, that, (i) an appropriate notation shall be made on such consolidated financial statement to indicate the separateness of the Borrower from Holdco and to indicate that the Borrower’s assets and liabilities are not available to satisfy the debts and other obligations of Holdco or any other Person and (ii) such assets shall also be listed on the Borrower own separate balance sheet;

(f) be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate), correct any known misunderstanding regarding its status as a separate entity, conduct business in its own name, not identify itself or any of its Affiliates as a division or part of the other, maintain and utilize separate stationery, invoices and checks, and pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services;

(g) not own any property or any other assets other than the Collateral and Potential Pledged Assets;

(h) not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than an Affiliate;

(i) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Loan Documents; (B) obligations under the Pledged Assets and the Potential Pledged Assets and (C) unsecured trade payables in an unpaid amount less than $250,000;

(j) not make any loans or advances (other than Pledged Assets and Potential Pledged Assets) to any other Person, and not acquire obligations or securities of any Affiliate (other than in connection with the origination or acquisition of the Pledged Assets and Potential Pledged Assets) or any other Person;

(k) maintain adequate capital solely through income received from the operations of its business for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and remain Solvent.

(l) not commingle its funds and other assets with those of any of its Affiliates or any other Person and maintain its properties and assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(m) not hold itself out to be responsible for the debts or obligations of any other Person or pledge its assets to secure the obligations of any other Person; and

(n) not maintain any employees.

ARTICLE VIII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

8.01 Liens; Negative Pledge. The Borrower shall not, directly or indirectly, (1) grant, create, assume or incur or suffer to be granted, created, assumed or incurred or to exist any Lien of any kind, other than Permitted Liens, upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (2) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of the Obligations; (3) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (5) agree to a Negative Pledge with respect to any assets or rights, now owned or hereafter arising, other than Permitted Liens.

8.02 Investments. The Borrower shall not, directly or indirectly, make or permit to exist or to remain outstanding any Investment except as permitted under Section 7.14.

8.03 Indebtedness. The Borrower shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness except as permitted under Section 7.14.

8.04 Fundamental Changes. The Borrower shall not:

(a) become a party to any merger or consolidation, or agree to or effect any asset acquisition or disposition or stock acquisition or disposition (other than the origination, acquisition or disposition of assets in the ordinary course of business consistent with past practices, including the origination, acquisition or disposition of Mortgage Loans and property acquired on foreclosure of Mortgages);

(b) sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of the Borrower’s business or assets, whether now owned or acquired after the date hereof, other than, in the ordinary course of business consistent with past practices including, without limitation, and to the extent not otherwise prohibited by this Agreement, Permitted Liens and sales of (i) Mortgage Loans, and (ii) real estate at foreclosure or real estate owned properties following a failed foreclosure sale; or

(c) issue any additional ownership interests, or rights or instruments convertible into such ownership interests.

8.05 Dividends. If an Event of Default, shall have occurred and be continuing, the Borrower shall not, directly or indirectly, declare or pay or incur any obligation (contingent or otherwise) to do so, any dividend or other distribution or payment of any kind on or in respect of, or redeem in whole or in part, any Capital Stock issued by it in excess of the amount required to maintain the Sponsor’s qualification as a REIT; provided, that no such dividends, distributions or payments shall be permitted to be made if there has been an acceleration of any amount owing under the Loan Documents or during the continuance of a Default under Section 9.01(a), Section 9.01(c) (resulting from a breach of any of the Financial Covenants), Section 9.01(f) or Section 9.01(g).

8.06 Transactions with Affiliates. The Borrower shall not, directly or indirectly, enter into any transaction of any kind with any Affiliate of Holdco, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.07 Use of Proceeds. The Borrower shall not, nor shall it suffer or permit the Sponsor or any of the Sponsor’s Subsidiaries to, directly or indirectly, use all or any portion of the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, in a manner that would cause any Person (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) to be in violation of Regulation U of the FRB.

8.08 Amendments, Waivers and Terminations of Certain Agreements.

(a) Neither the Borrower nor the Pledgor shall, directly or indirectly, amend or otherwise change, cancel, terminate or waive in any respect the terms of any of its Organization Documents other than amendments and modifications that could not reasonably be expected to have a material and adverse effect on (i) the value of any Collateral, (ii) the ability of the Administrative Agent to foreclose upon or otherwise exercise its rights as a secured creditor with respect to any Collateral or (iii) the ability of any Loan Party to perform its obligations under the Loan Documents, and are not otherwise adverse in any material respect to the Administrative Agent or the Lenders; or

(b) The Borrower shall not, nor shall it permit the Servicer to, directly or indirectly, (i) amend or otherwise change, cancel, terminate or waive in any respect, any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Asset when an Event of Default is continuing or would result therefrom or (ii) consent or assent to a Significant Pledged Asset Modification of any Pledged Asset without the prior written consent of the Administrative Agent, which consent shall be in the Administrative Agent’s sole discretion provided that, to the extent the underlying loan documentation provides any standard of reasonableness or other qualifying language applicable to the Borrower in respect of such Significant Pledged Asset Modification, the Administrative Agent shall make its determination in conformance with such standard.

8.09 Activities of the Pledgor. The Pledgor shall not at any time (a) create, incur or suffer to exist any Indebtedness or other material liabilities, other than Indebtedness and other obligations under the Loan Documents to which it is a party, (b) create, incur or suffer to exist any Lien upon any of its property, assets or revenues, other than Permitted Liens, (c) own any material assets, other than Capital Stock of the Borrower or (d) engage in any business or activity other than (i) the ownership of Capital Stock of the Borrower, (ii) maintaining its existence and (iii) activities incidental to the businesses or activities described in clauses (i) and (ii) of this clause (d).

8.10 Accounting Changes. No Loan Party shall, nor shall it suffer or permit any of its Subsidiaries to, directly or indirectly, (i) make any change in accounting policies or reporting practices except as required by or otherwise in accordance with GAAP, in each case without providing prompt written notice of such change to the Administrative Agent or (ii) make any change in fiscal year except with the written consent of the Administrative Agent.

8.11 Sanctions. No Loan Party shall, nor shall it suffer or permit any of its Subsidiaries to, directly or knowingly indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

8.12 Anti-Corruption Laws; Anti-Money Laundering.

(a) No Loan Party shall, nor shall it suffer or permit any of its Subsidiaries to, directly or knowingly indirectly, use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

(b) No Loan Party shall, nor shall it suffer or permit any of its Subsidiaries to, directly or knowingly indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable Anti-Money Laundering Law or engage in these actions.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01 (provided, that, Borrower shall have five (5) Business Days after the occurrence of such Default to cure such Default), 7.02, 7.03, 7.05, 7.10, 7.11, 7.12, 7.13 (after taking into account any cure provisions set forth in the Code that are complied with by the Sponsor) or 7.14 or Article V, Article VIII, or Article XII; (ii) Holdco fails to perform of observe any term, covenant or agreement contained in the Holdco Guaranty; or (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any Collateral Document to which it is a party, including any Negative Pledge provisions contained therein but excluding any “affirmative covenants” contained therein, unless the failure to perform or observe same would result in an Event of Default under Section 9.01(k); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional period of time as may be reasonably necessary to cure same, not to exceed 60 days); or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein (other than with respect to representations or warranties set forth in Exhibit E), in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness (of more than the Threshold Amount) to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness (of more than the Threshold Amount) to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party institutes or consents to the institution of any proceeding under any Insolvency Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, provisional liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, provisional liquidator, rehabilitator or similar officer is appointed without the application or consent of any Loan Party and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Insolvency Law relating to any Loan Party or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There shall remain in force, undischarged, unsatisfied and unstayed, for a period of more than forty-five (45) days, whether or not consecutive, any uninsured final judgment against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason cease to create a valid and perfected Lien on the Collateral of the same effect and priority purported to be covered thereby; or

(l) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender;

(c) foreclose upon or otherwise enforce its security interest in and Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law or provided for in the Loan Documents;

(d) notify all obligors under any of the Collateral that the Collateral has been assigned to the Administrative Agent (or to another Person designated by the Administrative Agent) and that all payments on that Collateral are to be made directly to the Administrative Agent (or such other Person); and following acceleration of any or all Obligations, settle, compromise or release, in whole or in part, any amounts any obligor owes on any of the Collateral on terms acceptable to the Administrative Agent; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions;

(e) require the Borrower and the Custodian to assemble and make available to the Administrative Agent the Collateral and all related books and records at a place designated by the Administrative Agent, and deliver to the Administrative Agent all ELA Documents and any other instruments, certificates and documents then held by the Custodian relating to one or more of the Pledged Assets;

(f) require the Borrower to (i) notify all Mortgagors related to the Pledged Assets to make payment in respect thereof directly to the Administrative Agent’s Office, and (ii) execute all documents and agreements which are necessary or appropriate to have the Collateral which constitutes Pledged Assets to be assigned to the Administrative Agent or its designee;

(g) exercise exclusive “control” (as defined in accordance with the UCC in effect in the State of New York from time to time) of the Collection Account;

(h) before the disposition of the Collateral, prepare it for disposition in any manner and to the extent the Administrative Agent deems appropriate;

(i) exercise all rights and remedies of a secured creditor under the UCC or other applicable Law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not the Collateral is present at the place of sale, for cash or credit or future delivery, on the terms and in the manner as the Administrative Agent may determine in accordance with applicable Law. The Borrower waives any right the Borrower may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by applicable law. If notice is required under applicable Law, the Administrative Agent will give the Borrower not less than 10 days’ notice of any public sale or of the date after which any private sale may be held. The Borrower agrees that 10 days’ notice is reasonable notice. The Administrative Agent may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, the Collateral sold on those terms may be retained by the Administrative Agent until the purchaser pays the selling price or takes possession of the Collateral. The Administrative Agent has no liability to the Borrower if a purchaser fails to pay for or take possession of the Collateral sold on those terms, and in the case of any such failure, the Administrative Agent may sell the Collateral again upon notice complying with this Section;

(j) instead of or in conjunction with exercising the powers of sale granted in this Article IX, the Administrative Agent may proceed by suit at law or in equity to collect all amounts due upon the Collateral, or to foreclose the Administrative Agent’s Lien on and sell all or any portion of the Collateral pursuant to a judgment or decree of a court of competent jurisdiction;

(k) proceed against the Borrower or any other obligor under any Loan Document subject to any limitations of recourse contained in any Loan Document; and

(l) retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations under Section 9.03.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02(b)), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X. ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Insolvency Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower; provided that Bank of America may resign as Administrative Agent only upon the occurrence and during the continuance of an Event of Default. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Prohibited Transferee. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law and, unless an Event of Default has occurred and is continuing, with the consent and approval of the Borrower (such consent and approval shall not to be unreasonably withheld of delayed), by notice in writing to such Person, remove such Person as Administrative Agent and appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative

Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any Collateral on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the administrative agency or collateral agency to any successor Administrative Agent.

10.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under or pursuant to the Fee Letter, Section 2.07 and Section 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, provisional liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under or pursuant to the Fee Letter, Section 2.07 and Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.10 Collateral Matters. Without limiting the provisions of Section 10.09, each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Facility Amount and payment in full of all Obligations (other than contingent indemnification obligations), (ii) upon consummation of a Release Transaction relating to such property in accordance with Section 5.06, (iii) subject to Section 5.02, that is a Potential Pledged Asset, or (iv) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11 Distribution by the Administrative Agent. If in the opinion of the Administrative Agent distribution of any amount received by it in such capacity hereunder or under any other Loan Document might involve any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction or has been resolved by the mutual consent of all Lenders. In addition, the Administrative Agent may request full and complete indemnity, in form and substance satisfactory to it, prior to making any such distribution. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over to the same in such manner and to such persons as shall be determined by such court.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) release any Guarantor from any Guaranty Agreement or release all or substantially all of the Collateral in any transaction or series of related transactions, in each case, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

With respect to any requested amendment, waiver, consent or other action which requires the approval of the Required Lenders or all of the Lenders, as the case may be, in accordance with the terms of this Agreement, or if the Administrative Agent is required hereunder to seek, or desires to seek, the approval of the Required Lenders or all of the Lenders, as the case may be, prior to undertaking a particular action or course of conduct, the Administrative Agent in each such case shall provide each Lender with written notice of any such request for amendment, waiver or consent or any other requested or proposed action or course of conduct, accompanied by such detailed background information and explanations as may be reasonably necessary to determine whether to approve or disapprove such amendment, waiver, consent or other action or course of conduct. The Administrative Agent may (but shall not be required to) include in any such notice, printed in capital letters or boldface type, a legend substantially to the following effect:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN TEN (10) CALENDAR DAYS FROM THE RECEIPT OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE ACTION REQUESTED BY THE BORROWER OR THE COURSE OF CONDUCT PROPOSED BY THE ADMINISTRATIVE AGENT AND RECITED ABOVE.”

and if the foregoing legend is included by the Administrative Agent in its communication, a Lender shall be deemed to have approved or consented to such action or course of conduct for all purposes hereunder if such Lender fails to object to such action or course of conduct by written notice to Administrative Agent within ten (10) calendar days of such Lender’s receipt of such notice; provided, however, that, upon the written request of any Lender for additional time to consider such proposed action or course of conduct in accordance with the requirements of such Lender’s internal review process, the foregoing 10 day period shall be extended by the Administrative Agent for up to an additional ten (10) calendar days.

Notwithstanding anything to the contrary herein:

(i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(ii) the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Lender or other Loan Party), amend, modify or supplement this Agreement and any other Loan Document:

(A) to correct, amend or cure any ambiguity, omission, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on any Lender, provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement; and

(B) to add collateral or perfect its Lien on any Collateral without the consent of any Lender.

11.02 Notices; Effectiveness.

(a) Notices. Any notice or other communication in connection with this Agreement or any of the other Loan Documents (a “Notice”), shall be in writing, and (i) deposited in the United States mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercial recognized courier service or overnight delivery service such as Federal Express, or (iii) sent by electronic mail transmission, addressed as set forth below:

(i) if to the Borrower or any other Loan Party, or the Administrative Agent, to the address or electronic mail address specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address or electronic mail address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Loan Party).

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of: (i) if sent by such certified or registered mail, on the earlier of the third Business Day following the date of postmark or on the date of actual receipt, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if electronic transmission is a permitted means of giving notice, upon transmission properly evidenced.

(b) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(c) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States federal or state securities laws.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel, taken as a whole, and, if applicable, one local counsel in each material jurisdiction, for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one counsel for the Administrative Agent and the Lenders, taken as a whole, and, if applicable, one local counsel in each material jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from and against, any and all out-of-pocket losses, claims, damages, liabilities and related out-of-pocket expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel for all Indemnitees, taken as a whole, in each relevant jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel (and if reasonably necessary, one local counsel in each relevant jurisdiction) to the group of similarly situated affected Indemnitees who are subject to such conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties, in each case, arising out of, in connection with, attributable to, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) the failure of any title insurance company, agent or approved attorney to comply with the Borrower’s disbursement or instruction letter relating to any Pledged Asset, (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower; provided, however, that notwithstanding anything to the contrary, the Borrower’s indemnification obligations with respect to Hazardous Materials or Environmental Liability in connection with a Pledged Asset shall expire after an Event of Default has occurred and is continuing and the Administrative Agent has consummated its remedies under Section 9.02(c), 9.02(h) or 9.02(i) with respect to such Pledged Asset; provided, further, however, that to the extent that the Borrower’s indemnification obligation has not expired pursuant to the foregoing proviso, the Administrative Agent and the Lenders hereby acknowledge and agree that the Administrative Agent shall have exhausted its remedies pursuant to the ELA Documents, including, without limitation, any such remedies contained in any environmental indemnity agreements of the underlying obligors of the Pledged Assets prior to pursuing any indemnification remedy against the Borrower, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party to this Agreement shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and the Required Lenders and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that there shall not be more than four Lenders (including the Administrative Agent) at any time; and provided further that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in Section 11.06 (b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B) in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); and

(C) notwithstanding anything herein to the contrary, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Lender that is the Administrative Agent shall not be less than 20% of the Facility Amount.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or (D) to a Prohibited Transferee.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the

Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (A) a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, (B) a Defaulting Lender, (C) any Loan Party or any of Affiliate or Subsidiary of any Loan Party or (D) a Prohibited Transferee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.05 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.05 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and to confirm that no such Participants are Prohibited Transferees. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Prohibited Transferees.

(i) The Administrative Agent (in its capacity as such, and not in its capacity as a Lender) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Prohibited Transferees. Without limiting the generality of the foregoing, the Administrative Agent (in its capacity as such, and not in its capacity as a Lender) shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Prohibited Transferee or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Prohibited Transferee.

(ii) No assignment or participation shall be made to any Person that was a Prohibited Transferee as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Prohibited Transferee for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Prohibited Transferee after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Prohibited Transferee”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Prohibited Transferee. Any assignment in violation of this clause (f)(ii) shall not be void, but the other provisions of this clause (f) shall apply.

(iii) If any assignment or participation is made to any Prohibited Transferee without the Borrower’s prior written consent in violation of clause (ii) above, or if any Person becomes a Prohibited Transferee after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Prohibited Transferee and the Administrative Agent, (A) terminate any Commitment of such Prohibited Transferee and repay all Obligations of the Borrower owing to such Prohibited Transferee in connection with such Commitment (but only to the extent that no proceeds of Loans are used to make such repayment), and/or (B) require such Prohibited Transferee to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the outstanding principal amount thereof and (y) the amount that such Prohibited Transferee paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iv) Notwithstanding anything to the contrary contained in this Agreement, Prohibited Transferees (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, any other Loan Party, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders or the Administrative Agent, or (z) access the Platform or any other electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Prohibited Transferee will be deemed to have consented in the same proportion as the Lenders that are not Prohibited Transferees consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Insolvency Law (a “Bankruptcy Plan”), each Prohibited Transferee party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Prohibited Transferee does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Insolvency Law), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Insolvency Law) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(v) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Prohibited Transferees provided by the Borrower and any updates thereto from time to time (collectively, the “PT List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the PT List to each Lender requesting the same.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or an Affiliate of a Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary of any Loan Party relating to a Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary of a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or its Subsidiaries or Affiliates, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or the Pledgor against any and all of the obligations of the Borrower or the Pledgor now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or the Pledgor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Insolvency Law, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders . If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.05, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY AND THE ADMINISTRATIVE AGENT AND EACH LENDER FROM TIME TO TIME PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT

OR IN TORT OR OTHERWISE, AGAINST THE BORROWER OR ANY OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION NOR SHALL THE TAKING OF PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION PRECLUDE THE ADMINISTRATIVE AGENT OR ANY LENDER FROM TAKING PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR SUCH OTHER LOAN DOCUMENT IN ANY OTHER JURISDICTION, WHETHER CONCURRENTLY OR NOT.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.21 Monthly Statements. While the Administrative Agent may issue invoices or other statements on a monthly or periodic basis, it is expressly acknowledged and agreed that: (a) the failure of the Administrative Agent to issue any statement on one or more occasions shall not affect the Borrower’s obligations to make payments under the Loan Documents as and when due; (b) the inaccuracy of any statement shall not be binding upon the Administrative Agent or the Lenders and so the Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any statement; (c) all statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of the Administrative Agent’s or Lenders’ rights or remedies thereunder; and (d) in no event shall any statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

11.22 Authorized Person and Authorized Signer. The Administrative Agent is authorized to rely upon the continuing authority of the Authorized Persons and Authorized Signers to bind the Borrower as set forth in the Borrower’s Instruction Certificate. Such authorization may be changed only upon written notice to the Administrative Agent accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person giving such notice. Such notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Administrative Agent.

11.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

11.24 Lender Representations Regarding ERISA. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c) The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

11.25 Certain Tax Matters. The parties intend that neither the Borrower nor any portion thereof be a “taxable mortgage pool” for U.S. federal income tax purposes, and this Agreement and any ancillary agreements or documentation (including any assignment or participation of the Loan) shall be interpreted consistent with such intent.

ARTICLE XII. GUARANTY

In order to induce the Secured Parties to extend credit to the Borrower hereunder, the Pledgor hereby irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations. The Pledgor agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.

The Pledgor waives presentment to, demand of payment from and protest to it of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Pledgor hereunder shall not be affected by (a) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of any Secured Party to take any steps to perfect and maintain any Lien in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any Guarantor; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any Guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, or any provision of applicable Law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by the Borrower or any Guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any other Guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation.

The Pledgor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Secured Party to any balance of any deposit account or credit on the books of such Secured Party in favor of the Borrower, any Guarantor or any other Person.

The obligations of the Pledgor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Pledgor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower or any Guarantor or otherwise (including pursuant to any settlement entered into by any Secured Party in its discretion).

In furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or such Guarantor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Pledgor hereby promises to and will, upon receipt of written demand by any Secured Party, forthwith pay, or cause to be paid, to such Secured Party in cash an amount equal to the unpaid principal amount of the Obligations then due, together with accrued and unpaid interest thereon.

Upon payment by the Pledgor of any sums as provided above, all rights of the Pledgor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by the Borrower to the Secured Parties.

Nothing shall discharge or satisfy the liability of the Pledgor hereunder except the full payment in immediately available funds of the Obligations. In furtherance and not in limitation of the foregoing, no release of a Pledged Asset or any other Collateral from the Administrative Agent’s Lien, shall release or be construed as a release of the Pledgor from this Guaranty nor shall the release of Holdco from the Holdco Guaranty release or be construed as a release of the Pledgor from this Guaranty.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Executed and delivered as a deed by:

TPG RE FINANCE 20, LTD.

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President, Transactions

TPG RE FINANCE PLEDGOR 20, LLC

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President, Transactions

[Signature Page to TPG Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Mark E. Connors
Name:	Mark E. Connors
Title:	SVP

[Signature Page to TPG Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mark E. Connors
Name:	Mark E. Connors
Title:	SVP

[Signature Page to TPG Credit Agreement]

SCHEDULE 1.01

DUE DILIGENCE PACKAGE MATERIALS

General Information

Borrower’s internal credit committee or investment committee memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks and underwriting issues, anticipated exit strategies, underwriting models and all other characteristics of the proposed transaction that a prudent lender would consider material;

Site Inspection Report

Maps and Photos

Borrower/Sponsor Information

Credit Reports

Financial Statements & Tax Returns

Underlying Borrower Structure or Org Chart

Bankruptcy and Foreclosure History

Know Your Customer Diligence Materials

Property Information

Historical Operating Statements

Rent Rolls

Budget

Insurance Review

Retail Sales Figures

Market Survey

Leasing Information

Stacking Plan

Major Leases

Tenant Estoppels

Standard Lease Forms

SNDA’s

Third Party Reports

Appraisals

Environmental Site Assessments

Engineering Reports

Seismic Reports

Property and Zoning Report

Other Information

Reports of UCC, tax lien, judgment and litigation searches as requested by the Administrative Agent, conducted by search firms reasonably acceptable to the Administrative Agent with respect to the Proposed Loan Asset, the Borrower and the related Mortgagor, such searches to be conducted in each location the Administrative Agent shall reasonably designate and such reports reasonably satisfactory to the Administrative Agent

Hotel Franchise Compliance Reports

Hotel Franchise Agreement

Hotel Franchise Comfort Letters

Ground Lease

Management Agreement/Contract

Permits

Documentation

Purchase and Sale Agreement

Closing Statement

Legal Binder

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$250,000,000	100.000000000%
Total	$250,000,000	100.000000000%

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 35th Floor

New York, NY 10106

Attention: TRT Asset Management

and to:

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 35th Floor

New York, NY 10106

Attention: Deborah Ginsberg

Telephone: 212-405-8426

Email: dginsberg@tpg.com

and to:

c/o TPG RE Finance Trust Management, L.P.

888 Seventh Avenue, 35th Floor

New York, NY 10106

Attention: Jason Ruckman

Telephone: (212) 430-4125

Email: jruckman@tpg.com

Website Address: http://investors.tpgrefinance.com/Docs

Loan Party Name	Jurisdiction of Formation	FEIN or Equivalent
TPG RE Finance 20, Ltd.	Cayman Islands	98-1300153

TPG RE Finance Pledgor 20, LLC	Delaware	36-4796967

TPG RE Finance Holdco, LLC	Delaware	36-4796967

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(For financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

Bank of America, N.A.

100 Federal Street

Mail Stop MA1-225-02-04

Boston, MA 02110

Attention: Julie Bednar

Telephone: 469-201-0547

Electronic Mail: BofA_Warehousing_Group@baml.com

Administrative Agent’s Wiring Instructions

Bank of America N.A.

ABA Number: 026009593

Attn: CREB Operations

Account number: 1367011723000

Reference: TPG RE Finance 20, Ltd./Customer #42463

Other Notices as Administrative Agent:

Bank of America, N.A.

225 Franklin St., 2nd. Floor

MA1-225-02-04

Boston, MA 02110

Attention: Andrew Blomstedt

Telephone: 617-346-3491

Facsimile: 617-346-5025

Electronic Mail: andrew.blomstedt@baml.com

SCHEDULE 11.06

PROHIBITED TRANSFEREES

The following entities and their affiliates and managed funds, including each of their respective successors and assigns:

Blackstone Group, L.P.

Fortress Credit Corp.

H/2 Credit Manager LP

iStar Financial Inc.

KKR & Co. L.P.

LoanCore Capital, LLC

Lone Star U.S. Acquisitions, LLC

Oaktree Capital Management

Oz Management LP

Starwood Capital Group

Starwood Property Trust, Inc.

Winthrop Capital Management, LLC

EXHIBIT A

FORM OF LOAN NOTICE

ELIGIBLE PROPERTY TYPE:	Check one:

☐ Office ☐ Industrial ☐ Multifamily ☐ Multi-Tenant Retail ☐ Mixed Use ☐ Lodging Commercial

ELIGIBLE LOAN TYPE:	Check one:

☐ Proposed Loan Asset ☐ Future Funding Amount ☐ Excess Borrowing Base Capacity

ELIGIBLE LOAN COLLATERAL TYPE:	Check one:

☐ Senior Loan

☐ Mezzanine Loan (originated in connection with a Senior Loan that the Borrower is simultaneously pledging to the Administrative Agent under the Credit Agreement)

☐ Participation Interest

Borrowing amount: $

Pledged Asset Name:

Pledged Asset State and Zip Code:

Mortgage Note Amount: $

Mortgage Note Date:

Mortgage Note Maturity Date:

Borrowing Base Amount for Pledged Asset: $

Form of Loan Notice

If Future Funding Amount or Excess Borrowing Base Capacity, amount of all prior Loans with respect to such Pledged Asset: $

Date of Borrowing:

Title Company/Closing Agent:

Title Contact Person:                                                      Phone No.:

Title Contact Person E-Mail Address:

Title Company Address:

Form of Loan Notice

WIRE TRANSFER INFORMATION

Wire Amount:                                                  Date of Wire:

Receiving Bank:                                              ABA No.:

City & State:

Credit Account Name:                                     Number:

Advise:                                                              Phone:

TPG RE Finance 20, Ltd. (the “Borrower”) has granted, and hereby reaffirms the grant of, a security interest to Bank of America, N.A., as administrative agent (the “Administrative Agent”) for itself and various lenders (the “Lenders”), in all of the Borrower’s right, title and interest in and to the Pledged Asset described above and all related Collateral pursuant to Article 4 of the Credit Agreement dated as of September 29, 2017, among the Borrower, TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Administrative Agent and the Lenders (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Notice, unless otherwise defined herein, have the meanings set forth in the Agreement.

The Borrower hereby represents and warrants as follows:

(a) The Borrowing requested hereby complies with all applicable requirements of the Agreement.

(b) Each representation and warranty made under the Agreement and the other Loan Documents, or which are contained in any document furnished at any time under or in connection therewith, are, at and as of the date hereof, and will be at and as of the time the Borrowing contemplated herein is made, true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)), in each case, both with and without giving effect to such Borrowing and the application of the proceeds thereof except (1) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (2) in the case of the representations and warranties set forth on Exhibit E of the Agreement, which representations and warranties are true and correct with respect to each Pledged Asset subject only to any exceptions set forth in the Confirmation Statement with respect to such Pledged Asset or in any Exception Notice with respect to such Pledged Asset which is delivered to the Administrative Agent at least ten Business Days prior to the date that a requested Loan is to be made and (3) that for purposes of Section 4.01 of the Agreement, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01 of the Agreement.

Form of Loan Notice

(c) No Default or Event of Default has occurred and is continuing as of the date hereof, or would result from the making of the Borrowing contemplated herein or the application of the proceeds thereof if such Borrowing were made on the date hereof, and no Default or Event of Default will have occurred and be continuing at the time the Borrowing contemplated herein is to be made or would result from the making of such Borrowing or the application of the proceeds thereof.

(d) The Borrower agrees to cause the Mortgage Notes(s) and the other ELA Documents required by the Agreement, including Section 4.02(j) thereof, to be delivered to the Custodian by no later than when required pursuant to the applicable provisions of the Agreement and Section 4.02 thereof.

(e) The Diligence Material delivered to the Administrative Agent with respect to the Borrowing contemplated herein, and approved by the Administrative Agent, are accurate and complete in all material respects as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Loan Notice as a document under seal as of             , 20    .

TPG RE FINANCE 20, LTD.1

By:

Print Name:

Title:

[1]	To be executed by an Authorized Signer

Form of Loan Notice

EXHIBIT B

FORM OF NOTE

  ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                              or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 11.06 OF THE AGREEMENT.

Form of Note

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

TPG RE FINANCE 20, LTD.

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

☐ Check for distribution to PUBLIC and Private side Lenders1

Financial Statement Date:                     , 20

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. This Certificate is delivered pursuant to [Section 2.03(b)(ii)(A)(III)] [Section 4.01(a)(xvi)] [Section 7.02(a)] of the Agreement.

The undersigned Responsible Officer of TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company (“Holdco”), hereby certifies as of the date hereof that he/she is the [chief executive officer] [chief financial officer] [treasurer] [controller] [vice president, transactions] of Holdco, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of Holdco and the Borrower, and further certifies in such capacity, and not in any personal capacity, that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Holdco ended as of the above Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Holdco ended as of the above Financial Statement Date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Holdco and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[1]	If this is not checked, this certificate will only be posted to Private side Lenders.

Form of Compliance Certificate

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by such financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Loan Parties made in the Agreement and the other Loan Documents are true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the date hereof (other than the representation in Section 6.05(c) of the Agreement, which shall be made only as of the Closing Date), except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by “materiality,” “material adverse effect” or similar language, in all respects (after giving effect to such qualification)) as of such earlier date, (b) in the case of the representations and warranties set forth on Exhibit E to the Agreement, which representations and warranties shall be true and correct with respect to each Pledged Asset subject only to any exceptions set forth in the Confirmation Statement with respect to such Pledged Asset and any Exception Notice with respect to such Pledged Asset received by the Administrative Agent and (c) that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01 of the Agreement[, including the statements referenced in paragraph 1 of this Certificate.

[Use following paragraphs 5 and 6 for delivery pursuant to Sections 4.01(a)(xvi) and 7.02(a)]

[5. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

Form of Compliance Certificate

6. [Attached hereto are][The Borrower has delivered to the Administrative Agent] true, correct and complete copies of a rent roll, statement of income or operations and leasing status report for the fiscal quarter ended on the Financial Statement Date for each Pledged Asset.]

[Use following paragraphs 5 through 8 for delivery pursuant to Section 2.03(b)(ii)(A)(III)]

[5. The Financial Statement Date is the last day of the fiscal quarter of Holdco most recently ended for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b) of the Agreement.

6. Attached hereto as Schedule 1 are true, correct and complete calculations as of the above Financial Statement Date, which calculations demonstrate that immediately after giving pro forma effect to the making of the Loan(s) requested to be made with respect to the Excess Borrowing Base Capacity of certain Specified Pledged Assets in lieu of a Specified Prepayment pursuant to Section 2.03(b)(ii) of the Agreement, Holdco will be in compliance with the Financial Covenants, determined on a pro forma basis.

7. Attached hereto as Schedule 2 are true, correct and complete calculations as of the above Financial Statement Date, which calculations demonstrate that immediately after giving pro forma effect to the making of the Loan(s) requested to be made with respect to the Excess Borrowing Base Capacity of certain Specified Pledged Assets in lieu of a Specified Prepayment pursuant to Section 2.03(b)(ii) of the Agreement, the Total Outstandings will be $             and will not exceed the Maximum Available Amount of $            .

8. Attached hereto as Schedule 3 are true, correct and complete calculations as of the above Financial Statement Date, which calculations demonstrate that immediately after giving pro forma effect to the making of the Loan(s) requested to be made with respect to the Excess Borrowing Base Capacity of certain Specified Pledged Assets in lieu of a Specified Prepayment pursuant to Section 2.03(b)(ii) of the Agreement, the Pledged Asset Total Outstandings with respect to each Specified Pledged Asset will not exceed the Borrowing Base Amount for such Specified Pledged Asset.]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                 ,          20        .

TPG RE FINANCE TRUST HOLDCO, LLC

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended              (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Minimum Liquidity.

A.	Liquidity at Statement Date:

	1.	Cash and Cash Equivalents:	$

	2.	Available Borrowing Capacity (as defined in the Agreement) (without duplication of amounts under Line I.A.1.):	$

	3.	Liquidity

		(Line I.A1. + Line I.A.2.):	$

B.	Minimum required:		$ [2]

C.	Line I.A.3. ≥ Line I.B.		Compliance: (Yes or No)

II.	Minimum Tangible Net Worth.

A.	Tangible Net Worth at Statement Date:

	1.	Total assets of Holdco:	$

	2.	Total liabilities of Holdco:	$

	3.	Tangible Net Worth (Line III.A.1.—Line III.A.2.):	$

B.	75% of the net cash proceeds of all equity issuances made by Holdco or the Sponsor as of the Closing Date:		$

C.	75% of the aggregate net cash proceeds of any equity issuances made by Holdco or the Sponsor after the Closing Date:		$

D.	Minimum required

	(Lines III.B. + III.C.):		$

E.	Line III.A.3. ≥ Line III.D.:		Compliance: (Yes or No)

[2]	Greater of $10,000,000 and 5.0% of Holdco’s Recourse Indebtedness.

Form of Compliance Certificate

III.	Maximum Ratio of Total Indebtedness to Total Equity.

A.	Total Indebtedness at Statement Date:	$

B.	Total Equity at Statement Date:	$

C.	Ratio of Total Indebtedness to Total Equity

	(Line IV.A. ÷ Line IV.B.):	to 1.0

D.	Maximum permitted:	4.0 to 1.0

E.	Line IV.A.3. ≤ Line IV.D.:	Compliance: (Yes or No)

IV.	Minimum Interest Coverage Ratio.

A.	EBITDA for the period of twelve (12) consecutive months ended on above date (if such date is the last day of a fiscal quarter) or most recently ended prior to such date (if such date is not the last day of a fiscal quarter) (“Subject Period”):

	1.	Net Income for Subject Period:	$

	2.	Depreciation and amortization expense for Subject Period:	$

	3.	Interest Expense for Subject Period:	$

	4.	Federal, state, local and foreign income taxes accrued or paid in cash during Subject Period:	$

	5.	Extraordinary or non-recurring items reducing Net Income for Subject Period:	$

	6.	EBITDA (Line V.A.1. + Line V.A.2. + Line V.A.3. + Line V.A.4. + Line V.A.5. + Line V.A.6.):	$

B.	Interest Expense for Subject Period:		$

C.	Ratio of EBITDA to Interest Expense

	(Line V.A.6. ÷ Line V.B.):		to 1.0

D.	Minimum required:		1.4 to 1.0

E.	Line V.C. ≥ Line V.D.:		Compliance: (Yes or No)

Form of Compliance Certificate

For the Quarter/Year ended              (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

MAXIMUM AVAILABLE AMOUNT

Form of Compliance Certificate

SCHEDULE 3

to the Compliance Certificate

PLEDGED ASSET TOTAL OUTSTANDINGS

Form of Compliance Certificate

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	TPG RE Finance 20, Ltd.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of September 29, 2017, among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitments for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ][9]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Effective Date:                 , 20        [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Form of Assignment and Assumption

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:]11

TPG RE FINANCE 20, LTD.

By:
Title:

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.05 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

[The][Each] Assignee represents and warrants as of the Effective Date to the Administrative Agent, [the][each] Assignor and the respective Affiliates of each, and not, for the avoidance of doubt, for the benefit of the Borrower or any other Loan Party, that [the][such] Assignee is not and will not be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E

REPRESENTATIONS AND WARRANTIES REGARDING THE PLEDGED ASSETS

PART 1: REPRESENTIONS AND WARRANTIES REGARDING SENIOR LOANS

1. Performing First-Lien Mortgage Loan. Such Senior Loan is a performing mortgage loan secured by (or, upon such filing, recording or registration as required to perfect the relevant security interest, will be secured by) a first priority perfected security interest in a commercial real estate property classified as multi-tenant retail, multi-family, office, industrial or lodging or some combination of the foregoing located in one of the states of the United States or in the District of Columbia. Such Senior Loan is a whole loan and not a participation interest in a loan or part of an “A/B” or other multiple-note structure.

2. Compliance with Laws. Such Senior Loan complies in all material respects with, or is exempt from, all applicable Legal Requirements (including all laws, rules and regulations relating to usury). Each Mortgage Note was originated by a lender then duly authorized and licensed to originate the Mortgage Note.

3. Ownership. The Borrower is the sole legal and equitable owner and holder of such Senior Loan, free and clear of all Liens (other than Permitted Liens). Such Senior Loan has been duly authorized and validly issued to the Borrower, and has been and will continue to be validly pledged or assigned to the Administrative Agent, subject to no other Liens (other than Permitted Liens). Neither the Borrower, any of its Subsidiaries nor the directors or executive officers of the Borrower or its Subsidiaries have any ownership interest, right to acquire any ownership interest or equivalent economic interest in (a) any property securing such Senior Loan, (b) the Mortgagor under such Senior Loan, or (c) any other obligor on, or guarantor of, any related Mortgage Note.

4. No Fraudulent Acts. No fraudulent acts were committed by the Borrower or any of its Affiliates in connection with its acquisition or origination of such Senior Loan nor, to the Borrower’s knowledge, were any fraudulent acts committed by any other Person in connection with the origination of such Senior Loan.

5. Accuracy of Diligence Materials. All information contained in the related Diligence Materials (or as otherwise provided to the Administrative Agent and the Lenders) in respect of such Senior Loan is accurate and complete in all material respects. The Borrower has made available to the Administrative Agent and the Lenders for inspection, with respect to such Senior Loan, true, correct and complete copies of the ELA Documents.

6. Absence of Agreements. Except as included in the Due Diligence Package or by written instruments included as ELA Documents or as otherwise permitted under this Agreement, (i) the Borrower is not a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects materially the rights and obligations of any holder of such Senior Loan, and (ii) the Borrower has not and has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7. Power to Pledge. The Borrower has, and shall continue to have, the full right, power and authority to pledge such Senior Loan under this Agreement, and such Senior Loan or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority or any other Person is required for any transfer, pledge or assignment of such Senior Loan.

8. ELA Documents. The Mortgage Note for such Senior Loan is (1) payable to the order of the Borrower, (2) an “instrument” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions and (3) is denominated and payable in Dollars. The Borrower has delivered to the Administrative Agent or its designee the original Mortgage Note(s) made in respect of such Senior Loan, together with an original endorsement thereof executed by the Borrower in blank. The original assignments of Mortgage, assignment of leases (if a separate instrument) and of UCC financing statements delivered, or if applicable, to be delivered pursuant to any Delayed Conditions, to the Administrative Agent or its designee, in blank for such Senior Loan, when such blanks are completed, will be in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents. The related ELA Documents provide, or the Borrower has sent or caused to be sent a direction letter to the related Mortgagor, providing that such Mortgagor shall make any and all payments due in connection with such Senior Loan to the Servicer.

The Borrower has forwarded to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) all additional original documents, including all original letters of credit issued after the Pledge Date for a Pledged Asset, and all additional documents evidencing any assumption, modification, consolidation, extension or funding of a Pledged Asset approved in accordance with the terms of this Agreement (including in connection with any Loan with respect to a Future Funding Amount), for the Custodian to hold for the benefit of the Administrative Agent pursuant to the Custodial Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower in time to permit their delivery to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) at the time required, in lieu of delivering such original documents, the Borrower has delivered to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) a true copy thereof with a certificate of a Responsible Officer of the Borrower certifying that such copies represent true, correct and complete copies of the originals and that such originals have been submitted for recordation. The Borrower shall deliver such original documents to the Custodian promptly after receipt. Any ELA Documents not delivered to the Custodian are being held in trust by the Borrower or its designee for the benefit of the Administrative Agent.

9. ELA Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty, ELA Document and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor or party, as applicable, in connection with such Senior Loan has been duly executed and delivered by the parties thereto and is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor or party (subject to any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such ELA Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but such limitations or unenforceability will not render such ELA Document invalid as a whole or materially interfere with the practical realization of the rights and benefits afforded thereby and/or the security provided thereby (clauses (i) and (ii), collectively, the “Standard Qualifications”). The related Mortgage Note and Mortgage contain no provision limiting the right or ability of the Borrower to assign, transfer or convey such Senior Loan to any other Person. With respect to any Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases. No party to such Senior Loan or any ELA Document is in violation of any Legal Requirement if the violation would impair the collectability of the Mortgage Loan or the performance by the related Mortgagor or any other obligor of its obligations under the Mortgage Note or any related ELA Document.

There is no valid offset, defense, counterclaim or right of rescission available with respect to any of the related Mortgage Notes, Mortgages or other ELA Documents relating to such Senior Loan, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Borrower in connection with the origination of the Senior Loan, except in each case, with respect to enforceability, the Standard Qualifications.

10. Mortgage Provisions. The ELA Documents for such Senior Loan contain provisions comparable to those customary for loans secured by mortgaged properties similarly situated that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the Standard Qualifications.

11. Mortgage Status; Waivers and Modifications. Since the origination of such Senior Loan and except by written instruments included as ELA Documents or as otherwise permitted under this Agreement, (a) the material terms of any related Mortgage, Mortgage Note, guaranty, and any other related ELA Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially and adversely affects the value of such Senior Loan or materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage; and (c) neither the related Mortgagor nor any related guarantor has been released from any of its obligations under the Senior Loan.

12. Assignability; Title; Encumbrances. Each related Mortgage and assignment of leases, if any, is freely assignable without the consent of the related Mortgagor or any other Person. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or in the case of a Ground Leases (as defined below), leasehold) interest in the

Mortgaged Property in the principal amount of such Senior Loan subject only to the exceptions set forth in Paragraph 9 of this Part 1 and the following title exceptions (each such title exception, a “Title Exception,” and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in the Title Policy (as defined below) relating to the Mortgage Loan; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; and (f) if such Senior Loan is cross-collateralized and cross-defaulted with one or more mortgage loans, the lien of the Mortgage for another mortgage loan contained in the same cross-collateralized and cross-defaulted group of mortgage loans (“Crossed Mortgage Loans”); provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or pari passu with the lien of the related Mortgage and there are no mezzanine loans secured by pledges of direct or indirect ownership interests in the related Mortgagor. The related Mortgaged Property is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below).

13. Title Insurance. Each Mortgaged Property securing such Senior Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (as applicable, the “Title Policy”) in the original principal amount of such Senior Loan (or with respect to a Senior Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage and its successors and assigns as the named insured of such policy, the first priority lien of the Mortgage, which lien is subject only to Permitted Encumbrances. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is assignable without consent of the insurer, is in full force and effect, all premiums thereon have been paid, no claims have been made by the Borrower thereunder and no claims have been paid thereunder. Neither the Borrower nor, to the Borrower’s knowledge, any other holder of such Senior Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. The insurer issuing such Title Policy is (x) a nationally-recognized title insurance company and (y) qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required.

14. Junior Liens. Except for any Crossed Mortgage Loans, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and Title Exceptions, mechanics’ and materialmen’s liens (which are the subject of the representation in Paragraph 12 of this Part 1)). None of the ELA Documents permits the related Mortgaged Property to be encumbered without the prior written consent of the holder of such Mortgage Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than contested taxes, assessments and mechanic’s and materialmen’s liens that become due after the Pledge Date of the related Mortgage Loan).

15. Assignment of Leases and Rents. There exists as part of the related ELA Documents an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications.

16. UCC Filings. UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid security interest in all items of personal property located on the Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate such Mortgaged Property or (ii) are (as indicated in the related appraisal) material to the value of the Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of the related ELA Documents or any other personal property leases applicable to such personal property) (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related ELA Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be, and the Mortgages, security agreements, chattel mortgages or equivalent documents related to and delivered in connection with such Senior Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by the Standard Qualifications. Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

17. Condition of Property. As of any date of determination, each related Mortgaged Property was inspected by or on behalf of the Borrower during the 12 month period ending on such date and, to the Borrower’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, is free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Senior Loan.

18. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien on the related Mortgage and that have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

19. Condemnation. There is no proceeding pending, and, to Borrower’s knowledge, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

20. Actions Concerning Senior Loan. There is not pending or filed, and to Borrower’s knowledge, there is not threatened, any action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related ELA Documents, including, without limitation, such Mortgagor’s ability to pay principal, interest or any other amounts due under such Senior Loan or the security intended to be provided by the ELA Documents relating to the Senior Loan or the use of the related Mortgaged Property, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the ELA Documents, (g) the ability of the Mortgaged Property to generate net cash flow sufficient to service such Pledged Asset or (h) the current principal use of the Mortgaged Property.

21. No Holdbacks. Such Senior Loan is presently outstanding, the proceeds thereof have been fully and properly disbursed and unless such Senior Loan is a Future Funding Pledged Asset, there is no requirement for any future advances thereunder.

22. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage (or other ELA Document) to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage (or other ELA Document) and having a claims-paying or financial strength rating of at least “A :VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from Standard & Poor’s (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the outstanding principal balance of such Senior Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and is required to be covered pursuant to the related ELA Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or if such Mortgage Loan is on a single asset with a principal balance of $35 million or more, 18 months).

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The related ELA Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of such Senior Loan, the lender (or a trustee appointed by it) of such Senior Loan having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Senior Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this Paragraph 22 for such Senior Loan have been paid, and such insurance policies name the lender under such Senior Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such Senior Loan obligates the related Mortgagor to maintain or cause to be maintained all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender of such Senior Loan to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require prior notice as provided in the ELA Documents to the lender of such Senior Loan of termination or cancellation (or such lesser period, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Borrower.

23. Flood Insurance. The improvements located on the Mortgaged Property securing such Senior Loan are either not located in a federally designated special flood hazard area or, if so located, the related Mortgagor is required pursuant to the ELA Documents to maintain or the mortgagee maintains, a flood insurance policy with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of such Senior Loan, (ii) the value of such improvements on the related Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

24. Access; Utilities; Separate Tax Lots. To Borrower’s knowledge, based solely upon the Borrower’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property related to such Senior Loan (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property that is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property.

25. No Encroachments. To the Borrower’s knowledge, based solely on current surveys obtained in connection with the origination of such Senior Loan and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Senior Loan, (a) none of the material improvements that were included for the purpose of determining the appraised value of any Mortgaged Property securing such Senior Loan at the time of origination are outside of the boundaries or building restriction lines of such Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

26. No Contingent Interest or Equity Participation. Such Senior Loan is a whole loan and does not have any shared appreciation feature, any other contingent or additional interest feature or a negative amortization or an equity participation by the Borrower. The Borrower holds no preferred equity interest in the direct or indirect owner of the Mortgaged Property securing such Senior Loan.

27. REMIC. Such Senior Loan is not REMIC eligible.

28. Authorized to do Business. To the extent required under applicable law as of the date of origination, and as necessary for the enforceability or collectability of such Senior Loan, the originator and each other holder of the related Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially or adversely affect the enforcement of such Senior Loan by such holder of the related Mortgage Note.

29. Trustee under Deed of Trust. With respect to such Senior Loan, if the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, serves and is named in the deed of trust or has been substituted in accordance with such Mortgage and applicable law or may be substituted in accordance with such Mortgage and applicable law by the related mortgagee.

30. Local Law Compliance. With respect to such Senior Loan, there are no material violations of any applicable zoning ordinances, building codes or land laws applicable to any related Mortgaged Property or the use and occupancy thereof which (i) are not insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would have a material adverse effect on the value, operation or operating income of such Mortgaged Property or the security interest in such Mortgaged Property intended to be provided by the Mortgage securing such Senior Loan. The ELA Documents require the related Mortgaged Property to comply in all material respects with all applicable laws and ordinances.

31. Licenses and Permits. The Mortgagor of such Senior Loan, the related lessee, franchisor or operator is in possession of all material licenses, permits and authorizations required for use of the related Mortgaged Property by such Mortgagor and all such material licenses, permits and authorizations are in effect. The related ELA Documents require the Mortgagor to keep all material licenses, permits and authorizations necessary for its operation of the Mortgaged Property in full force and effect and to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

32. Recourse Obligations. The ELA Documents for such Senior Loan provide that such Senior Loan (a) becomes full recourse to the related Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the ELA Documents; and (b) contains provisions providing for recourse against the Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Senior Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the lender under such Senior Loan upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Senior Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related ELA Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

33. Financial Reporting and Rent Rolls. The ELA Documents with respect to such Senior Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly and annual operating statements, and quarterly rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to such Senior Loan with more than one mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

34. Acts of Terrorism Exclusion. With respect to such Senior Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to such Senior Loan, the related ELA Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the mortgagor under such Senior Loan is required to carry terrorism insurance, but in such event the mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related ELA Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of origination of the Senior Loan, and if the cost of terrorism insurance exceeds such amount, the mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

35. Interest Rate. Either (A) such Senior Loan bears interest at a rate that remains fixed throughout the remaining term of such Senior Loan, except in the case of situations where default interest is imposed or (B) such Senior Loan bears interest at a floating rate equal to the sum of (x) LIBOR or the Federal Funds Rate plus (y) a fixed number of basis points throughout the remaining term of the Senior Loan except in situations where default interest may be imposed. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, or prepayment premiums) of such Senior Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

36. Ground Leases. For purposes of this Paragraph 36 (“Ground Leases”), a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit. If such Senior Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Borrower, its successors and assigns, the Borrower represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) Such Ground Lease may not be amended or modified, or canceled or terminated without the prior written consent of the record holder of the Mortgage Note and any such action without such consent is not binding on the record holder of the Mortgage Note, its successors or assigns, and no such consent has been granted by the Borrower since the origination of the Mortgage Loan;

(c) Such Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of such maturity;

(d) Such Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) Such Ground Lease (i) does not place commercially unreasonable restrictions on the identity of the mortgagee and upon foreclosing on the Mortgage and (ii) is assignable (including pursuant to foreclosure) to the holder of the Senior Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Senior Loan and its successors and assigns without the consent of the lessor;

(f) Such Ground Lease is in full force and effect, and to Borrower’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease, and the Borrower has not received any written notice of material default under or notice of termination of such Ground Lease;

(g) Such Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give written notice of any default to the lender under the Senior Loan, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender in the manner described in such Ground Lease or ancillary agreement;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related ELA Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Senior Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of such Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Senior Loan, together with any accrued interest; and

(l) The ground lessor under such Ground Lease is required to enter into a new lease upon early termination of the Ground Lease for any reason, including rejection of such Ground Lease in bankruptcy.

37. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, such Senior Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Senior Loan if, without complying with the requirements of the Mortgage or loan agreement, (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related ELA Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related ELA Documents or a Person satisfying specific criteria identified in the related ELA Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, or (vi) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any serviced companion loan or non-serviced companion loan or any subordinate debt that existed at origination and is permitted under the related ELA Documents, (ii) purchase money security interests (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances. The related Mortgage or other ELA Documents require the Mortgagor to pay all reasonable costs incurred by the lender relative to such transfer or encumbrance.

38. No Material Default; Payment Record. Such Senior Loan is not more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments. There is (a) no material default, breach, violation or event of acceleration existing under such Senior Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of such Senior Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Borrower in this Part 1. No person other than the holder of such Senior Loan may declare any event of default under such Senior Loan or accelerate any indebtedness under the related ELA documents.

39. Bankruptcy. Neither the Mortgaged Property securing such Senior Loan (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in, any state or federal bankruptcy or insolvency proceeding.

40. Organization of Mortgagor. The Mortgagor with respect to such Senior Loan is an entity organized under the laws of a state of the United States or the District of Columbia and is a Special Purpose Entity.

For this purpose, a “Special Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Asset and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related ELA Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related ELA Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

41. Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property securing such Senior Loan; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither the Borrower nor the Mortgagor on such Senior Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related ELA Documents require the borrower to materially comply with all Environmental Laws. The Mortgagor has agreed to either (i) indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or from any failure of the Mortgagor to abide by such Environmental Laws or (ii) has provided environmental insurance.

42. Appraisal. The Mortgaged Property securing such Senior Loan is the subject of a Current Appraisal, and in the interim, to Borrower’s knowledge, there has been no obvious and material change in market conditions or physical aspects of the property that threaten the adequacy of the collateral since such appraisal was prepared. For purposes of this Paragraph 42, (i) “Current Appraisal” means, on any date, an “as-is” market value appraisal prepared by an Appraiser and complying in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the Uniform Standards for Professional Appraisal Practice (USPAP), and otherwise in the reasonable judgment of the Administrative Agent in form and substance adequate to satisfy all legal requirements applicable to the Administrative Agent and the Lenders that is dated not more than one year prior to such date, and (ii) “Appraiser” means an appraiser that is a Member of the Appraisal Institute and is a stated licensed or state certified appraiser (as appropriate) in the state in which such Mortgaged Property is located and who (i) was engaged directly by the originator of the Mortgage Loan or the Borrower, or a correspondent or agent of the originator of the Mortgage Loan or the Borrower, and (ii) to Borrower’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Senior Loan.

43. Cross-Collateralization. Such Senior Loan is not cross-collateralized or cross-defaulted with any other Mortgage Loan that is not also a Pledged Asset.

44. Advance of Funds by the Borrower. After origination of such Senior Loan, no advance of funds has been made by the Borrower to the related Mortgagor other than in accordance with the ELA Documents, and to Borrower’s knowledge no funds have been received from any Person other than the Mortgagor or an Affiliate for, or on account of, payments due on the Senior Loan (other than as contemplated by the related ELA Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or ELA Documents). Neither the Borrower nor any Affiliate thereof has any obligation to make any capital contribution to the Mortgagor under such Senior Loan.

45. Compliance with Anti-Money Laundering Laws. The Borrower has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 and all applicable orders, rules, regulations and recommendations of the federal Office of Foreign Asset Control with respect to the origination of such Senior Loan.

46. Sanctions. (a) None of the funds or other assets of the related Mortgagor, any guarantor or any other obligor with respect to such Senior Loan shall constitute property of, or shall be beneficially owned, directly or indirectly, by, any individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction (a “Prohibited Person”), with the result that such Senior Loan is or would be in violation of law; (b) no Prohibited Person shall have any interest of any nature whatsoever in any Mortgagor, the Borrower or any guarantor, as applicable, with the result that such Senior Loan is or would be in violation of law; and (c) none of the funds of the Mortgagor, any guarantor or any other obligor with respect to such Senior Loan, as applicable, shall be derived from any unlawful activity with the result that such Senior Loan is or would be in violation of law. No tenant at the Mortgaged Property relating to such Senior Loan is a Prohibited Person.

PART 2: REPRESENTATIONS AND WARRANTIES REGARDING MEZZANINE LOANS

1. Performing First-Lien Mezzanine Loan. Such Mezzanine Loan is a performing senior mezzanine loan secured by (or, upon such filing, recording or registration as required to perfect the relevant security interest, will be secured by) a first priority perfected security interest in 100% of the direct Equity Interest in a Person that owns commercial real estate property (the “Property Owner”) classified as multi-tenant retail, multi-family, office, industrial or lodging or some combination of the foregoing located in one of the states of the United States or in the District of Columbia. The related Senior Loan is a Pledged Asset.

2. Compliance with Laws. Such Mezzanine Loan complies in all material respects with, or is exempt from, all applicable Legal Requirements (including all laws, rules and regulations relating to usury). Such Mezzanine Loan was originated by a lender then duly authorized and licensed to originate the Mezzanine Loan.

3. Ownership. The Borrower is the sole legal and equitable owner and holder of such Mezzanine Loan, free and clear of all Liens (other than Permitted Liens). Such Mezzanine Loan has been duly authorized and validly issued to the Borrower, and has been and will continue to be validly pledged or assigned to the Administrative Agent, subject to no other Liens (other than Permitted Liens). Neither the Borrower, any of its Subsidiaries nor the directors or executive officers of the Borrower or its Subsidiaries have any ownership interest, right to acquire any ownership interest or equivalent economic interest in (a) any property securing such Mezzanine Loan, (b) the borrower under such Mezzanine Loan (the “Mezzanine Borrower”), or (c) any other obligor on, or guarantor of such Mezzanine Loan.

4. No Fraudulent Acts. No fraudulent acts were committed by the Borrower or any of its Affiliates in connection with its acquisition or origination of such Senior Loan nor, to the Borrower’s knowledge, were any fraudulent acts committed by any other Person in connection with the origination of such Mezzanine Loan.

5. Accuracy of Diligence Materials. All information contained in the related Diligence Materials (or as otherwise provided to the Administrative Agent and the Lenders) in respect of such Mezzanine Loan is accurate and complete in all material respects. The Borrower has made available to the Administrative Agent and the Lenders for inspection, with respect to such Mezzanine Loan, true, correct and complete copies of the ELA Documents.

6. Absence of Agreements. Except as included in the Due Diligence Package or by written instruments included as ELA Documents or as otherwise permitted under this Agreement, (i) the Borrower is not a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects materially the rights and obligations of any holder of such Mezzanine Loan or the related Senior Loan, and (ii) the Borrower has not and has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7. Power to Pledge. The Borrower has, and shall continue to have, the full right, power and authority to pledge such Mezzanine Loan under this Agreement, and such Mezzanine Loan or any related promissory note evidencing such Mezzanine Loan (a “Mezzanine Note”) has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority or any other Person is required for any transfer, pledge or assignment of such Mezzanine Loan.

8. ELA Documents. The Mezzanine Note, if any, is (1) payable to the order of the Borrower, (2) an “instrument” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions and (3) is denominated and payable in Dollars. The Mezzanine Loan is denominated and payable in Dollars. The Borrower has delivered to the Administrative Agent or its designee the original Mezzanine Note(s), if any, made in respect of such Mezzanine Loan, together with an original endorsement thereof executed by the Borrower in blank. The original assignments of UCC financing statements delivered, or if applicable, to be delivered pursuant to any Delayed Conditions, to the Administrative Agent or its designee in blank for such Mezzanine Loan, when such blanks are completed, will be in recordable form and comply with all applicable laws and regulations governing the filing and recording of such documents. The related ELA Documents provide, or the Borrower has sent or caused to be sent a direction letter to the related Mezzanine Borrower, providing that such Mezzanine Borrower shall make any and all payments due in connection with such Mezzanine Loan to the Servicer.

The Borrower has forwarded to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) all additional original documents, including all original letters of credit issued after the Pledge Date for a Pledged Asset, and all additional documents evidencing any assumption, modification, consolidation, extension or funding of a Pledged Asset approved in accordance with the terms of this Agreement (including in connection with any Loan with respect to a Future Funding Amount), for the Custodian to hold for the benefit of the Administrative Agent pursuant to the Custodial Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower in time to permit their delivery to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) at the time required, in lieu of delivering such original documents, the Borrower has delivered to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) a true copy thereof with a certificate of a Responsible Officer of the Borrower certifying that such copies represent true, correct and complete copies of the originals and that such originals have been submitted for recordation. The Borrower shall deliver such original documents to the Custodian promptly after receipt. Any ELA Documents not delivered to the Custodian are being held in trust by the Borrower or its designee for the benefit of the Administrative Agent.

9. ELA Document Status. Each related Mezzanine Note, guaranty, ELA Document and other agreement executed by or on behalf of the related Mezzanine Borrower, guarantor or other obligor or party, as applicable, in connection with such Mezzanine Loan has been duly executed and delivered by the parties thereto and is the legal, valid and binding obligation of the related Mezzanine Borrower, guarantor or other obligor or party (subject to any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such ELA Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but such limitations or unenforceability will not render such ELA Document invalid as a whole or materially interfere with the practical realization of the rights and benefits afforded thereby and/or the security provided thereby (clauses (i) and (ii), collectively, the “Standard Qualifications”). The related Mezzanine Note and the other ELA Documents contain no provision limiting the right or ability of the Borrower to assign, transfer or convey such Mezzanine Loan to any other Person. No party to such Mezzanine Loan or any ELA Document is in violation of any Legal Requirement if the violation would impair the collectability of the Mezzanine Loan or the performance by the related Mezzanine Borrower or any other obligor of its obligations under the Mezzanine Note or any related ELA Document.

There is no valid offset, defense, counterclaim or right of rescission available to the Mezzanine Borrower with respect to any of the related Mezzanine Notes or other ELA Documents relating to such Mezzanine Loan, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Borrower in connection with the origination of the Mezzanine Loan, except in each case, with respect to enforceability, the Standard Qualifications.

10. Document Provisions. Pursuant to the terms of the ELA Documents with respect to such Mezzanine Loan (subject to any applicable intercreditor agreement): (a) no material terms of any related Mortgage for the related Senior Loan may be waived, canceled, subordinated or modified in any material respect without the consent of the holder of the Mezzanine Loan; (b) the holder of the Mezzanine Loan is entitled to approve the budget of the underlying obligor as it relates to the related Mortgaged Property; and (c) the holder of the Mezzanine Loan’s consent is required prior to the underlying obligor incurring any additional indebtedness, other than indebtedness relating to trade payables and other liabilities incurred in the ordinary course of business.

11. Waivers and Modifications. Since the origination of such Mezzanine Loan and except by written instruments included as ELA Documents or as otherwise permitted under this Agreement, (a) the material terms of any related ELA Document have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially and adversely affects the value of such Senior Loan or materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the ELA Documents for the Mezzanine Loan or the ELA Documents for the related Senior Loan; and (c) neither the related Mezzanine Borrower nor any related guarantor has been released from any of its obligations under the Mezzanine Loan.

12. Assignability; Title; Encumbrances. The related Senior Loan is secured by one or more Mortgages and each such Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or in the case of a Ground Leases, leasehold) interest in the Mortgaged Property in the principal amount of such Senior Loan subject only to the exceptions set forth in Paragraph 9 of this Part 2 and the Title Exceptions as defined in Part 1 above. Except with respect to cross-collateralized and cross-defaulted Mezzanine Loans and the related Senior Loans, none of the Permitted Encumbrances are mortgage liens that are senior to or pari passu with the lien of the Mortgage securing the related Senior Loan and there are no mezzanine loans secured by pledges of direct or indirect ownership interests in the Property Owner.

13. UCC Insurance. The Borrower’s security interest in the Equity Interests of the Property Owner is covered by a UCC 9 insurance policy and: (i) such policy is in full force and effect, (ii) all premiums thereon have been paid, (iii) no claims have been made by or on behalf of the Borrower thereunder, and (iv) no claims have been paid thereunder. The Borrower obtained a mezzanine endorsement to the Property Owner’s “owner’s” title policy and an assignment of title proceeds in connection therewith.

14. UCC Filings. UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid security interest in all items of collateral for such Mezzanine Loan, to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be, and the ELA Documents related to and delivered in connection with such Mezzanine Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by the Standard Qualifications. Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

15. Condition of Property. As of any date of determination, each related Mortgaged Property was inspected by or on behalf of the Borrower during the 12 month period ending on such date and, to the Borrower’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, is free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property.

16. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien on the related Mortgage and that have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

17. Condemnation. There is no proceeding pending, and, to Borrower’s knowledge, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

18. No Holdbacks. Such Mezzanine Loan is presently outstanding, the proceeds thereof have been fully and properly disbursed and unless such Mezzanine Loan is a Future Funding Pledged Asset, there is no requirement for any future advances thereunder.

19. Insurance. The Mezzanine Borrower maintains insurance coverage with respect to the Mortgaged Property in compliance in all material respects with the requirements under the ELA Documents and/or any Mortgage with respect thereto and Paragraph 22 of Part 1.

20. Flood Insurance. The improvements located on the related Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Property Owner is required to maintain or the mortgagee maintains, a flood insurance policy with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the related Mortgage Loans, (ii) the value of such improvements on the related Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

21. Access; Utilities; Separate Tax Lots. To Borrower’s knowledge, based solely upon the Borrower’s review of the related Title Policy and current surveys obtained in connection with origination, the related Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property that is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property.

22. No Encroachments. To the Borrower’s knowledge, based solely on current surveys obtained in connection with the origination of such Mezzanine Loan and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Mezzanine Loan (a) none of the material improvements that were included for the purpose of determining the appraised value of any Mortgaged Property related to such Mezzanine Loan at the time of origination are outside of the boundaries or building restriction lines of such Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

23. No Contingent Interest or Equity Participation. Such Mezzanine Loan is a whole loan and does not have any shared appreciation feature, any other contingent or additional interest feature or a negative amortization or an equity participation by the Borrower. The Borrower holds no preferred equity interest in the direct or indirect owner of the Mortgaged Property.

24. Authorized to do Business. To the extent required under applicable law as of the date of origination, and as necessary for the enforceability or collectability of such Mezzanine Loan, the originator and each other holder of the related Mezzanine Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located , or the failure to be so authorized does not materially or adversely affect the enforcement of such Mezzanine Loan by such holder of the related Mezzanine Note.

25. Local Law Compliance. There are no material violations of any applicable zoning ordinances, building codes or land laws applicable to any related Mortgaged Property or the use and occupancy thereof which (i) are not insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would have a material adverse effect on the value, operation or operating income of such Mortgaged Property. The ELA Documents require the related Mortgaged Property to comply in all material respects with all applicable laws and ordinances.

26. Licenses and Permits. The Property Owner, the related Mortgagor of the related Senior Loan, the related lessee, franchisor or operator is in possession of all material licenses, permits and authorizations required for use of the related Mortgaged Property by such Mortgagor and all such material licenses, permits and authorizations are in effect. The related ELA Documents require the Property Owner to keep all material licenses, permits and authorizations necessary for its operation of the Mortgaged Property in full force and effect and to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Recourse Obligations. The ELA Documents for such Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the related Mezzanine Borrower or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mezzanine Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mezzanine Borrower; (ii) the Mezzanine Borrower or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mezzanine Borrower or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mezzanine Borrower made in violation of the ELA Documents; and (b) contains provisions providing for recourse against the Mezzanine Borrower or guarantor (which is a natural person or persons, or an entity distinct from the Mezzanine Borrower (but may be affiliated with the Mezzanine Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the Mezzanine Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mezzanine Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the lender under such Mezzanine Loan upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Senior Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related ELA Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

28. Financial Reporting and Rent Rolls. The ELA Documents with respect to such Mezzanine Loan require the Mezzanine Borrower to provide the owner or holder of the Mezzanine Loan with quarterly and annual operating statements, and quarterly rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to such Mezzanine Loan with more than one mortgagor are in the form of an annual combined balance sheet of the Mezzanine Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

29. Interest Rate. Either (A) such Mezzanine Loan bears interest at a rate that remains fixed throughout the remaining term of such Mezzanine Loan, except in the case of situations where default interest is imposed or (B) such Mezzanine Loan bears interest at a floating rate equal to the sum of (x) LIBOR or the Federal Funds Rate plus (y) a fixed number of basis points throughout the remaining term of the Mezzanine Loan except in situations where default interest may be imposed. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, or prepayment premiums) of such Senior Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

30. Ground Leases. If the related Mortgaged Property consists of a Ground Lease, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted/approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the Ground Lease (iii) copies of default notices will be sent to the lender under the Mezzanine Loan and (iv) it would accept cure from the lender under the Mezzanine Loan on behalf of the ground lessee.

31. Due on Sale or Encumbrance. The ELA Documents with respect to such Mezzanine Loan provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (a) the Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related collateral pledged in request of such Mezzanine Loan or (ii) any direct or indirect interest in the Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related ELA Documents.

32. No Material Default; Payment Record. Such Mezzanine Loan is not more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments. There is (a) no material default, breach, violation or event of acceleration existing under such Mezzanine Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of such Mezzanine Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Borrower in this Part 2. No person other than the holder of such Mezzanine Loan may declare any event of default under such Mezzanine Loan or accelerate any indebtedness under the related ELA documents.

33. Bankruptcy. Neither the Mezzanine Borrower nor the Property Owner is a debtor in, any state or federal bankruptcy or insolvency proceeding.

34. Organization of Mezzanine Borrower. The Mezzanine Borrower with respect to such Mezzanine Loan is an entity organized under the laws of a state of the United States or the District of Columbia and is a Special Purpose Entity.

For this purpose, a “Special Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning a special purpose entity that was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Asset and prohibit it from engaging in any business unrelated to the ownership of such special purpose entity, and whose organizational documents further provide, or which entity represented in the related ELA Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such the ownership of such special purpose entity, or any indebtedness other than as permitted by the related Mezzanine Loan or the other related ELA Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

35. Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property securing such Senior Loan; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither the Borrower, the Mezzanine Borrower nor the Mortgagor on the related Senior Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related ELA

Documents require the borrower to materially comply with all Environmental Laws. The Mortgagor has agreed to either (i) indemnify the holder of the Mezzanine Loan for any losses resulting from any material, adverse environmental condition or from any failure of the Mezzanine Borrower or the Mortgagor to abide by such Environmental Laws or (ii) has provided environmental insurance.

36. Appraisal. The related Mortgaged Property is the subject of a Current Appraisal, and, in the interim, to Borrower’s knowledge, there has been no obvious and material change in market conditions or physical aspects of the property that threaten the adequacy of the collateral since such appraisal was prepared. For purposes of this Paragraph 42, (i) “Current Appraisal” means, on any date, an “as-is” market value appraisal prepared by an Appraiser and complying in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the Uniform Standards for Professional Appraisal Practice (USPAP), and otherwise in the reasonable judgment of the Administrative Agent in form and substance adequate to satisfy all legal requirements applicable to the Administrative Agent and the Lenders that is dated not more than one year prior to such date, and (ii) “Appraiser” means an appraiser that is a Member of the Appraisal Institute and is a stated licensed or state certified appraiser (as appropriate) in the state in which such Mortgaged Property is located and who (i) was engaged directly by the originator of the Mortgage Loan or the Borrower, or a correspondent or agent of the originator of the Mortgage Loan or the Borrower, and (ii) to Borrower’s knowledge, had no interest, direct or indirect, in the Mortgaged Property, the Property Owner or the Mezzanine Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan.

37. Cross-Collateralization. Such Mezzanine Loan is not cross-collateralized or cross-defaulted with any other Mortgage Loan that is not also a Pledged Asset.

38. Advance of Funds by the Borrower. After origination of such Mezzanine Loan, no advance of funds has been made by the Borrower to the related Mezzanine Borrower other than in accordance with the ELA Documents, and, to Borrower’s knowledge, no funds have been received from any Person other than the Mezzanine Borrower or an Affiliate for, or on account of, payments due on the Mezzanine Loan (other than as contemplated by the related ELA Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or ELA Documents). Neither the Borrower nor any Affiliate thereof has any obligation to make any capital contribution to the Mezzanine Borrower under such Mezzanine Loan.

39. Compliance with Anti-Money Laundering Laws. The Borrower has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 and all applicable orders, rules, regulations and recommendations of the federal Office of Foreign Asset Control with respect to the origination of such Mezzanine Loan.

40. Sanctions. (a) None of the funds or other assets of the related Mezzanine Borrower, any guarantor or any other obligor with respect to such Mezzanine Loan shall constitute property of, or shall be beneficially owned, directly or indirectly, by, any individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction, with the result that such Mezzanine Loan is or would be in violation of law; (b) no Prohibited Person shall have any interest of any nature whatsoever in the Mezzanine Borrower, the Borrower or any guarantor, as applicable, with the result that such Senior Loan is or would be in violation of law; and (c) none of the funds of the Mortgagor, any guarantor or any other obligor with respect to such Senior Loan, as applicable, shall be derived from any unlawful activity with the result that such Senior Loan is or would be in violation of law. No tenant at the Mortgaged Property relating to such Senior Loan is a Prohibited Person.

41. Not a Security. Such Mezzanine Loan has not been and shall not be deemed to be a “Security” within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

PART 3: REPRESENTATIONS AND WARRANTIES REGARDING PARTICIPATION INTERESTS

1. Participation Interest. Such Participation Interest is a senior participation interest in a Senior Loan.

2. Related Senior Loan. The Senior Loan related to such Participation Interest is a performing mortgage loan secured by (or, upon such filing, recording or registration as required to perfect the relevant security interest, will be secured by) a first priority perfected security interest in a commercial real estate property classified as multi-tenant retail, multi-family, office, industrial or lodging or some combination of the foregoing located in one of the states of the United States or in the District of Columbia. Such Senior Loan is a whole loan.

3. Compliance with Laws. Such Participation Interest and the related Senior Loan comply in all material respects with, or are exempt from, all applicable Legal Requirements (including all laws, rules and regulations relating to usury).

4. Ownership. The Borrower is the sole legal and equitable owner and holder of such Participation Interest, free and clear of all Liens (other than Permitted Liens). Such Participation Interest has been duly authorized and validly issued to the Borrower, and has been and will continue to be validly pledged or assigned to the Administrative Agent, subject to no other Liens (other than Permitted Liens). Neither the Borrower, any of its Subsidiaries nor the directors or executive officers of the Borrower or its Subsidiaries have any ownership interest, right to acquire any ownership interest or equivalent economic interest in (a) any property securing the related Senior Loan, (b) the Mortgagor under such Senior Loan, or (c) any other obligor on, or guarantor of, any related Mortgage Note.

5. No Fraudulent Acts. No fraudulent acts were committed by the Borrower or any of its Affiliates in connection with its acquisition or origination of such Participation Interest nor, to the Borrower’s knowledge, were any fraudulent acts committed by any other Person in connection with the origination of such Participation Interest or the related Senior Loan.

6. Accuracy of Diligence Materials. All information contained in the related Diligence Materials (or as otherwise provided to the Administrative Agent and the Lenders) in respect of such Participation Interest and the related Senior Loan is accurate and complete in all material respects. The Borrower has made available to the Administrative Agent and the Lenders for inspection, with respect to such Participation Interest and the related Senior Loan, true, correct and complete copies of the ELA Documents.

7. Absence of Agreements. Except as included in the Due Diligence Package or by written instruments included as ELA Documents or as otherwise permitted under this Agreement, (i) the Borrower is not a party to any document, instrument or agreement, and there is no document, instrument or agreement, that by its terms modifies or affects materially the rights and obligations of any holder of such Participation Interest, and (ii) the Borrower has not and has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

8. Power to Pledge. The Borrower has, and shall continue to have, the full right, power and authority to pledge such Participation Interest under this Agreement, and such Participation Interest and the related Senior Loan or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority or any other Person is required for any transfer, pledge or assignment of such Participation Interest.

9. ELA Documents. The Borrower has delivered to the Administrative Agent or its designee the certificate relating to such Participation Interest, however denominated, together with an original assignment thereof executed by the Borrower in blank.

The Borrower has forwarded to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) all additional original documents, including all original letters of credit issued after the Pledge Date for a Pledged Asset, and all additional documents evidencing any assumption, modification, consolidation, extension or funding of a Pledged Asset approved in accordance with the terms of this Agreement (including in connection with any Loan with respect to a Future Funding Amount), for the Custodian to hold for the benefit of the Administrative Agent pursuant to the Custodial Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to the Borrower in time to permit their delivery to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) at the time required, in lieu of delivering such original documents, the Borrower has delivered to the Custodian (or an Acceptable Attorney pursuant to an Attorney’s Bailee Letter with delivery to the Custodian within the time period required under this Agreement) a true copy thereof with a certificate of a Responsible Officer of the Borrower certifying that such copies represent true, correct and complete copies of the originals and that such originals have been submitted for recordation. The Borrower shall deliver such original documents to the Custodian promptly after receipt. Any ELA Documents not delivered to the Custodian are being held in trust by the Borrower or its designee for the benefit of the Administrative Agent.

10. ELA Document Status. With respect to such Participation Interest and the related Senior Loan, each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty, ELA Document and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor or party, as applicable, in connection with such Participation Interest and the related Senior Loan has been duly executed and delivered by the parties thereto and is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor or party (subject to any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such ELA Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but such limitations or unenforceability will not render such ELA Document invalid as a whole or materially interfere with the practical realization of the rights and benefits afforded thereby and/or the security provided thereby (clauses (i) and (ii), collectively, the “Standard Qualifications”). The related Mortgage Note, Mortgage participation agreement and participation certificate contain no provision limiting the right or ability of any holder thereof to assign, transfer or convey all or any portion of the related Senior Loan or the related Participation Interest to any other Person. With respect to any Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases. No party to such Senior Loan or any ELA Document is in violation of any Legal Requirement if the violation would impair the collectability of the Participation Interest or the related Senior Loan or the performance by the related Mortgagor or any other obligor of its obligations under the related Mortgage Note or any related ELA Document. The related ELA Documents provide, or the Borrower has sent or caused to be sent a direction letter to the related Mortgagor, providing that such Mortgagor shall make any and all payments due in connection with such Participation Interest to the Servicer.

With respect to the Participation Interest and the related Senior Loan, there is no valid offset, defense, counterclaim or right of rescission available with respect to any of the related Mortgage Notes, Mortgages or other ELA Documents, except in each case, with respect to enforceability, the Standard Qualifications.

11. Mortgage Provisions. With respect to the related Senior Loan, the ELA Documents contain provisions comparable to those customary for loans secured by mortgaged properties similarly situated that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the Standard Qualifications.

12. Waivers and Modifications. Since the origination of the related Senior Loan and except by written instruments included as ELA Documents or as otherwise permitted under this Agreement, (a) the material terms of any related Mortgage, Mortgage Note, guaranty, and any other related ELA Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially and adversely affects the value of such Senior Loan or materially interferes with the security intended to be provided by such Mortgage or other ELA Document; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage; and (c) neither the related Mortgagor nor any related guarantor has been released from any of its obligations under the related Senior Loan.

13. Title; Encumbrances. The related Senior Loan is secured by one or more Mortgages and each such Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or in the case of a Ground Leases, leasehold) interest in the Mortgaged Property in the principal amount of such Senior Loan subject only to the exceptions set forth in Paragraph 9 of this Part 3 and the Title Exceptions as defined in Part 1 above. Except with respect to cross-collateralized and cross-defaulted related Senior Loans, none of the Permitted Encumbrances are mortgage liens that are senior to or pari passu with the lien of the Mortgage securing the related Senior Loan and there are no mezzanine loans secured by pledges of direct or indirect ownership interests in the Mortgagor. The related Mortgaged Property is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the related Title Policy and, subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy.

14. Title Insurance. Each Mortgaged Property securing the related Senior Loan is covered by a Title Policy in the original principal amount of such Senior Loan (or with respect to a Senior Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage and its successors and assigns as the named insured of such policy, the first priority lien of the Mortgage, which lien is subject only to Permitted Encumbrances. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is assignable without consent of the insurer, is in full force and effect, all premiums thereon have been paid, no claims have been made by the Borrower thereunder and no claims have been paid thereunder. Neither the Borrower nor, to the Borrower’s knowledge, any other holder of such Senior Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. The insurer issuing such Title Policy is (x) a nationally-recognized title insurance company and (y) qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required.

15. Junior Liens. Except for any Crossed Mortgage Loans, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and Title Exceptions, mechanics’ and materialmen’s liens (which are the subject of the representation in Paragraph 13 of this Part 3)). None of the ELA Documents permits the related Mortgaged Property to be encumbered without the prior written consent of the holder of the related Senior Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than contested taxes, assessments and mechanic’s and materialmen’s liens that become due after the Pledge Date of such Participation Interest).

16. UCC Filings. UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid security interest in all items of personal property located on the related Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate such Mortgaged Property or (ii) are (as indicated in the related appraisal) material to the value of the Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of the related ELA Documents or any other personal property leases applicable to such personal property) (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related ELA Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be, and the Mortgages, security agreements, chattel mortgages or equivalent documents related to and delivered in connection with such Senior Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by the Standard Qualifications. Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

17. Condition of Property. As of any date of determination, each related Mortgaged Property was inspected by or on behalf of the Borrower during the 12 month period ending on such date and, to the Borrower’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, is free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Senior Loan.

18. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien on the related Mortgage and that have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

19. Condemnation. There is no proceeding pending, and, to Borrower’s knowledge, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

20. Actions Concerning Senior Loan. With respect to the related Senior Loan, there is not pending or filed, and to Borrower’s knowledge, there is not threatened, any action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related ELA Documents, including, without limitation, such Mortgagor’s ability to pay principal, interest or any other amounts due under the related Senior Loan or the security intended to be provided by the ELA Documents relating to the related Senior Loan or the use of the related Mortgaged Property, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the ELA Documents, (g) the ability of the Mortgaged Property to generate net cash flow sufficient to service such Pledged Asset or (h) the current principal use of the Mortgaged Property.

21. No Holdbacks. The related Senior Loan is presently outstanding, the proceeds thereof have been fully and properly disbursed.

22. Insurance. With respect to the Participation Interest and the related Senior Loan, the related Mortgagor maintains insurance coverage with respect to the Mortgaged Property in compliance in all material respects with the requirements under the ELA Documents and/or any Mortgage with respect thereto and Paragraph 22 of Part 1.

23. Flood Insurance. The improvements located on the Mortgaged Property securing such Senior Loan are either not located in a federally designated special flood hazard area or, if so located, the related Mortgagor is required pursuant to the ELA Documents to maintain or the mortgagee maintains, a flood insurance policy with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the related Senior Loan, (ii) the value of such improvements on the related Mortgaged Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

24. Access; Utilities; Separate Tax Lots. With respect to the related Senior Loan, to Borrower’s knowledge, based solely upon the Borrower’s review of the related Title Policy and current surveys obtained in connection with origination, with respect to the related Senior Loan, each Mortgaged Property related to such Senior Loan (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property that is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property.

25. No Encroachments. To the Borrower’s knowledge, based solely on current surveys obtained in connection with the origination of such Senior Loan related to such Participation Interest, and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Senior Loan, (a) none of the material improvements that were included for the purpose of determining the appraised value of any Mortgaged Property securing such Senior Loan at the time of origination are outside of the boundaries or building restriction lines of such Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

26. No Contingent Interest or Equity Participation. Except for the Participation Interest, the related Senior Loan is a whole loan and does not have any shared appreciation feature, any other contingent or additional interest feature or a negative amortization or an equity participation by the Borrower. The Borrower holds no preferred equity interest in the direct or indirect owner of the Mortgaged Property securing such Senior Loan.

27. REMIC. The related Senior Loan is not REMIC eligible.

28. Authorized to do Business. With respect to the Senior Loan related to such Participation Interest, to the extent required under applicable law as of the date of origination, and as necessary for the enforceability or collectability of such related Senior Loan, the originator and each other holder of such related Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located , or the failure to be so authorized does not materially or adversely affect the enforcement of such Senior Loan by such holder of such related Mortgage Note.

29. Trustee under Deed of Trust. With respect to the related Senior Loan, if the related Mortgage is a deed of trust, a trustee, duly qualified under applicable law to serve as such, serves and is named in the deed of trust or has been substituted in accordance with such Mortgage and applicable law or may be substituted in accordance with such Mortgage and applicable law by the related mortgagee.

30. Local Law Compliance. With respect to the related Senior Loan, there are no material violations of any applicable zoning ordinances, building codes or land laws applicable to any related Mortgaged Property or the use and occupancy thereof which (i) are not insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy or (ii) would have a material adverse effect on the value, operation or operating income of such Mortgaged Property or the security interest in such Mortgaged Property intended to be provided by the Mortgage securing such Senior Loan. The ELA Documents require the related Mortgaged Property to comply in all material respects with all applicable laws and ordinances.

31. Licenses and Permits. The Mortgagor of the related Senior Loan, the related lessee, franchisor or operator is in possession of all material licenses, permits and authorizations required for use of the related Mortgaged Property by such Mortgagor and all such material licenses, permits and authorizations are in effect. The related ELA Documents require the Mortgagor to keep all material licenses, permits and authorizations necessary for its operation of the Mortgaged Property in full force and effect and to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

32. Recourse Obligations. The ELA Documents for the related Senior Loan provide that such Senior Loan (a) becomes full recourse to the related Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the ELA Documents; and (b) contains provisions providing for recourse against the Mortgagor or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of the Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Senior Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the lender under such Senior Loan upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Senior Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the related ELA Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.

33. Financial Reporting and Rent Rolls. The ELA Documents with respect to the related Senior Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly and annual operating statements, and quarterly rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to such Senior Loan with more than one mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

34. Acts of Terrorism Exclusion. With respect to the related Senior Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk

Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to such Senior Loan, the related ELA Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the mortgagor under such Senior Loan is required to carry terrorism insurance, but in such event the mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related ELA Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of origination of the related Senior Loan, and if the cost of terrorism insurance exceeds such amount, the mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

35. Interest Rate. The related Senior Loan either (A) bears interest at a rate that remains fixed throughout the remaining term of such Senior Loan, except in the case of situations where default interest is imposed or (B) bears interest at a floating rate equal to the sum of (x) LIBOR or the Federal Funds Rate plus (y) a fixed number of basis points throughout the remaining term of the Senior Loan except in situations where default interest may be imposed. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, or prepayment premiums) of such Senior Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

36. Ground Leases. If the related Senior Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Borrower, its successors and assigns, the Borrower represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) Such Ground Lease may not be amended or modified, or canceled or terminated without the prior written consent of the record holder of the Mortgage Note and any such action without such consent is not binding on the record holder of the Mortgage Note, its successors or assigns, and no such consent has been granted by the Borrower since the origination of the Mortgage Loan;

(c) Such Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of such maturity;

(d) Such Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) Such Ground Lease (i) does not place commercially unreasonable restrictions on the identity of the mortgagee and upon foreclosing on the Mortgage and (ii) is assignable (including pursuant to foreclosure) to the holder of the Senior Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Senior Loan and its successors and assigns without the consent of the lessor;

(f) Such Ground Lease is in full force and effect, and to Borrower’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease, and the Borrower has not received any written notice of material default under or notice of termination of such Ground Lease;

(g) Such Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give written notice of any default to the lender under the Senior Loan, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender in the manner described in such Ground Lease or ancillary agreement;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related ELA Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Senior Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of such Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Senior Loan, together with any accrued interest; and

(l) The ground lessor under such Ground Lease is required to enter into a new lease upon early termination of the Ground Lease for any reason, including rejection of such Ground Lease in bankruptcy.

37. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, the related Senior Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Senior Loan if, without complying with the requirements of the Mortgage or loan agreement, (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related ELA Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related ELA Documents or a Person satisfying specific criteria identified in the related ELA Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, or (vi) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any serviced companion loan or non-serviced companion loan or any subordinate debt that existed at origination and is permitted under the related ELA Documents, (ii) purchase money security interests (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances. The related Mortgage or other ELA Documents require the Mortgagor to pay all reasonable costs incurred by the lender relative to such transfer or encumbrance.

38. No Material Default; Payment Record. The related Senior Loan is not more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments. There is (a) no material default, breach, violation or event of acceleration existing under such Senior Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of such Senior Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Borrower in this Part 3. No person other than the holder of such Senior Loan may declare any event of default under such Senior Loan or accelerate any indebtedness under the related ELA documents.

39. Bankruptcy. Neither the Mortgaged Property securing the related Senior Loan (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no issuer of the Participation Interest, no co-participant and no Mortgagor, guarantor or tenant occupying a single-tenant property related thereto is a debtor in, any state or federal bankruptcy or insolvency proceeding.

40. Organization of Mortgagor. The Mortgagor with respect to the related Senior Loan is an entity organized under the laws of a state of the United States or the District of Columbia and is a Special Purpose Entity.

For this purpose, a “Special Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Asset and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related ELA Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related ELA Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

41. Environmental Conditions. There is no material and adverse environmental condition or circumstance affecting the related Mortgaged Property securing the related Senior Loan; there is no material violation of any applicable Environmental Law with respect to the related Mortgaged Property. Neither the Borrower nor the Mortgagor on such Senior Loan has taken any actions which would cause the related Mortgaged Property not to be in material compliance with all applicable Environmental Laws. The related ELA Documents require the borrower to materially comply with all Environmental Laws. The Mortgagor has agreed to either (i) indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or from any failure of the Mortgagor to abide by such Environmental Laws or (ii) has provided environmental insurance.

42. Appraisal. The Mortgaged Property securing the related Senior Loan is the subject of a Current Appraisal, and in the interim, to Borrower’s knowledge, there has been no obvious and material change in market conditions or physical aspects of the property that threaten the adequacy of the collateral since such appraisal was prepared. For purposes of this Paragraph 42, (i) “Current Appraisal” means, on any date, an “as-is” market value appraisal prepared by an Appraiser and complying in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the Uniform Standards for Professional Appraisal Practice (USPAP), and otherwise in the reasonable judgment of the Administrative Agent in form and substance adequate to satisfy all legal requirements applicable to the Administrative Agent and the Lenders that is dated not more than one year prior to such date, and (ii) “Appraiser” means an appraiser that is a Member of the Appraisal Institute and is a stated licensed or state certified appraiser (as appropriate) in the state in which such Mortgaged Property is located and who (i) was engaged directly by the originator of the Mortgage Loan or the Borrower, or a correspondent or agent of the originator of the Mortgage Loan or the Borrower, and (ii) to Borrower’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Senior Loan.

43. Cross-Collateralization. The related Senior Loan is not cross-collateralized or cross-defaulted with any other Mortgage Loan that is not also a Pledged Asset.

44. Advance of Funds by the Borrower. After origination of the related Senior Loan, no advance of funds has been made by the Borrower to the related Mortgagor other than related to the Participation Interest, and to Borrower’s knowledge no funds have been received from any Person other than the Mortgagor or an Affiliate for, or on account of, payments due on the Participation Interest. Neither the Borrower nor any Affiliate thereof has any obligation to make any capital contribution to the Mortgagor under such Senior Loan.

45. Sanctions. (a) None of the funds or other assets of the related Mortgagor, any guarantor or any other obligor with respect to such Participation Interest or the related Senior Loan shall constitute property of, or shall be beneficially owned, directly or indirectly, by, any individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction (a “Prohibited Person”), with the result that such Senior Loan is or would be in violation of law; (b) no Prohibited Person shall have any interest of any nature whatsoever in any Mortgagor, the Borrower or any guarantor, as applicable, with the result that such Senior Loan is or would be in violation of law; and (c) none of the funds of the Mortgagor, any guarantor or any other obligor with respect to such Senior Loan, as applicable, shall be derived from any unlawful activity with the result that such Senior Loan is or would be in violation of law. No tenant at the Mortgaged Property relating to such Senior Loan is a Prohibited Person.

46. Not a Security. Such Participation Interest has not been and shall not be deemed to be a “Security” within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

47. No Pari Passu Default. No default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with the interests of the holder of such Participation Interest in respect of the related Mortgaged Property and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien or other interest.

48. No Material Default. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Interest, the related Senior Loan or any other obligation of the Mortgagor, (ii) material non-monetary default, breach or violation exists with respect to such Participation Interest, the related Senior Loan or any other obligation of the Mortgagor, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration under any agreement or other document governing or pertaining to such Participation Interest, the related Senior Loan or any other obligation of the Mortgagor.

EXHIBIT F

FORM OF AVAILABILITY CERTIFICATE

Reference is made to that certain Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Borrower”), TPG RE Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. This Certificate is delivered pursuant to [Section 4.02(f)] [Section 4.03(e)] [Section 4.04(e)] [Section 5.06(b)(vii)] [Section 7.02(a)] of the Agreement.

The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Availability Certificate to the Administrative Agent on behalf of the Borrower and further certifies in such capacity, and not in any personal capacity, that:

1. Attached hereto as Schedule 1 are accurate and complete calculations of the Borrowing Base Amount for each Pledged Asset, the Pledged Asset Total Outstandings for each Pledged Asset and the Maximum Available Amount, in each case, on and as of the date of this Availability Certificate [immediately after giving pro forma effect to the making of the requested Loan]15 [immediately after giving pro forma effect to the proposed Release Transaction (and any contemporaneous prepayment or borrowing of Loans and/or pledge of additional Pledged Assets)]16.

2. Total Outstandings on and as of the date of this Availability Certificate [immediately after giving pro forma effect to the making of the requested Loan]17 [immediately after giving pro forma effect to the proposed Release Transaction (and any contemporaneous prepayment or borrowing of Loans and/or pledge of additional Pledged Assets)]18 are $            , which does not exceed the Maximum Available Amount of $             as shown on Schedule 1.

[15]	Include for delivery pursuant to Section 4.02(f), 4.03(e) and 4.04(e)
[16]	Include for delivery pursuant to Section 5.06(b)(vii)
[17]	Include for delivery pursuant to Section 4.02(f), 4.03(e) and 4.04(e)
[18]	Include for delivery pursuant to Section 5.06(b)(vii)

Form of Availability Certificate

3. The calculations on Schedule 1 demonstrate that [immediately after giving pro forma effect to the making of the requested Loan]19 [immediately after giving pro forma effect to the proposed Release Transaction (and any contemporaneous prepayment or borrowing of Loans and/or pledge of additional Pledged Assets)]20 the Pledged Asset Total Outstandings with respect to each Pledged Asset [do][will] not exceed the Borrowing Base Amount for such Pledged Asset.

IN WITNESS WHEREOF, the undersigned has executed this Availability Certificate as of                     ,                     .

TPG RE FINANCE 20, LTD.

By:
Name:
Title:

[19]	Include for delivery pursuant to Section 4.02(f), 4.03(e) and 4.04(e)
[20]	Include for delivery pursuant to Section 5.06(b)(vii)

Form of Availability Certificate

SCHEDULE 1

TO AVAILABILITY CERTIFICATE

PLEDGED ASSET TOTAL OUTSTANDINGS, BORROWING BASE AMOUNT

AND MAXIMUM AVAILABLE AMOUNT

(SEE ATTACHED)

Form of Availability Certificate

SCHEDULE 2

TO AVAILABILITY CERTIFICATE

FOR EACH PLEDGED ASSET

(SEE ATTACHED)

Form of Availability Certificate

EXHIBIT G

FORM OF PLEDGE PROPOSAL

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to Section 2.01(b) of the Agreement, Borrower hereby requests that Administrative Agent and the Lenders approve the Proposed Loan Asset described below and more fully set forth on Schedule 1 attached hereto as an Eligible Loan Asset.

Name of Proposed Loan Asset:

Mortgagor’s name:

Principal amount of [Mortgage Note/Mezzanine Note/Participation Certificate]:

Maturity date of [Mortgage Note/Mezzanine Note/Participation Certificate]:

Borrower’s case/loan number:

Expected date of Borrowing:

Name of the holder of the original [Mortgage Note/Mezzanine Note/Participation Certificate]:

Is this Proposed Loan Asset a Table Funded Loan Asset:	[YES][NO]

Is there a future funding for this Proposed Loan Asset:	[YES][NO]

[Future Funding Amount:	]

[If a Future Funding Transaction, Borrower hereby request that the Required Lenders agree to fund the Future Funding Amount]

Form of Pledge Proposal

By its delivery hereof, the undersigned Borrower hereby represents and warrants that Borrower has no knowledge of any material information concerning such Proposed Loan Asset which is not reflected in the related Diligence Material or otherwise disclosed to the Administrative Agent and the Lenders in writing.

TPG RE FINANCE 20, LTD.

By:

Name:

Title:

Form of Pledge Proposal

Schedule 1 to Pledge Proposal

Proposed Loan Asset:

Nature of Proposed Loan Asset (Senior Loan, Mezzanine Loan or Participation Interest):

Eligible Property Type (office, industrial, multifamily, multi-tenant retail, mixed use or lodging commercial properties):

Describe extension options applicable to the Mortgagor under the Mortgage Loan (including for each extension option, the period for exercise, the standard of consent (if any) and the length of extension ):

Other items:

Form of Pledge Proposal

EXHIBIT H

FORM OF CONFIRMATION STATEMENT

Date:                     ,

To:	TPG RE Finance 20, Ltd.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Bank of America, N.A., as Administrative Agent under the Agreement, is pleased to deliver our written confirmation that the Proposed Loan Asset described below and more fully set forth on Schedule 1 attached hereto has been approved as an Eligible Loan Asset subject to the terms and conditions set forth in the Agreement and below. The Proposed Loan Asset shall be a Pledged Asset for all purposes under the Agreement effective as of the date first set forth above upon the due execution and delivery of this Confirmation Statement by Borrower and Administrative Agent. The exceptions to the representations and warranties set forth on Exhibit E to the Agreement as set forth on Schedule 2 attached hereto are hereby approved.

Name of Proposed Loan Asset:

Mortgagor’s name:

Principal amount of [Mortgage Note/Mezzanine Note/Participation Certificate]:

Maturity date of [Mortgage Note/Mezzanine Note/Participation Certificate]:

Borrower’s case/loan number:

Expected date of Borrowing:

Name of the holder of the original [Mortgage Note/Mezzanine Note/Participation Certificate]:

Governing agreements: As identified on attached Schedule 1

Advance Rate:

Form of Confirmation Statement

Underwritten Events:

Major Lease:

Is there a future funding for this Proposed Loan Asset:	[YES][NO]

[If the Proposed Loan Asset is a Future Funding Pledged Asset:

The aggregate amount of future funding advances that the Borrower is committed to make under the ELA Documents relating to such Future Funding Pledged Asset is $            .

[The Required Lenders agree to fund the portion of the Future Funding Amount equal to the Advance Rate of such Future Funding Pledged Asset.]]

[If the Proposed Loan Asset is a Table Funded Loan Asset or any other Pledged Asset with respect to which there are Delayed Conditions: Set forth below are the conditions precedent with respect to such Proposed Loan Asset which such conditions precedent shall be satisfied by not later than the third Business Day after the Initial Funding Date:]

In furtherance of the security interest granted by Borrower pursuant to Section 5.01 of the Agreement, Borrower hereby pledges, assigns and grants to Administrative Agent, for the ratable benefit of the Secured Parties, to secure the prompt and complete payment and performance when due of the Obligations, a security interest in all of the Borrower’s right, title and interest in, to and under the Pledged Asset described herein, including, without limitation, the ELA Documents listed on the ELA Schedule attached to the Custodial Delivery Certificate with respect to such Pledged Asset, in accordance with Section 5.01 of the Agreement.

Form of Confirmation Statement

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

ACKNOWLEDGED AND AGREED:

TPG RE FINANCE 20, LTD.

By:

Name:

Title:

Form of Confirmation Statement

Schedule 1 to Confirmation Statement

Eligible Loan Asset:

Nature of Eligible Loan Asset (Senior Loan, Mezzanine Loan or Participation Interest):

Eligible Property Type (office, industrial, multifamily, multi-tenant retail, mixed use or lodging commercial properties):

Describe extension options applicable to the Mortgagor under the Mortgage Loan (including for each extension option, the period for exercise, the standard of consent (if any) and the length of extension ):

Governing Agreements:

Other items:

Form of Confirmation Statement

Schedule 2 to Confirmation Statement

Exceptions to Representations and Warranties Set Forth on

Exhibit E to the Agreement

Form of Confirmation Statement

EXHIBIT I-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: ________________________

Name: ________________________

Title: _________________________

Date:                          , 20[  ]

U.S. Tax Compliance Certificate

EXHIBIT I-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ________________________

Name: ________________________

Title: _________________________

Date:                          , 20[  ]

U.S. Tax Compliance Certificate

EXHIBIT I-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ________________________

Name: ________________________

Title: _________________________

Date:                          , 20[  ]

U.S. Tax Compliance Certificate

EXHIBIT I-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among TPG RE Finance 20, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Borrower”), TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

U.S. Tax Compliance Certificate

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: ________________________

Name: ________________________

Title: _________________________

Date:                          , 20[  ]

U.S. Tax Compliance Certificate

EXHIBIT J

Effective Date: , 20 Page of

Borrower Remittance Instructions

I, [NAME OF AUTHORIZED SIGNATORY]1, the authorized signatory of TPG RE FINANCE 20, LTD. (the “Borrower”), which said Borrower has executed a certain Credit Agreement dated as of [DATE OF AGREEMENT], with Bank of America, N.A., as Administrative Agent (“Bank”), in the original maximum principal amount of $250,000,000 (“Loan Agreement”), do hereby certify that the following represents Borrower’s remittance instructions.

Bank is hereby instructed to use the following instructions as directed by Borrower for either disbursement of Loan proceeds or debit of Loan payments:

Account Name:___________________ Account Number:_______________________ Bank Name:___________________________ City & State:___________________________ ABA #:__________________________

Check one of the following:

             I certify that the above-referenced account is owned by Borrower.

             I certify that the above-referenced account is owned by a title company, escrow company or other closing agent directed and authorized by Borrower to receive Loan proceeds.

             I certify that the above-referenced account (“Account”) is owned by Borrower. Borrower agrees that scheduled payments on the Loan will be deducted automatically on their due dates from the Account. Bank is hereby authorized to apply the amounts so debited to Borrower’s obligations under the Loan. Notwithstanding the foregoing, Bank will not automatically deduct the principal payment at maturity from the Account. Bank will debit the Account on the dates the payments become due. If a due date does not fall on a Business Day, Bank will debit the Account on the first Business Day following the due date. If there are insufficient funds in the Account on the date Bank enters any debit authorized hereby, without limiting Bank’s other remedies in such an event, the debit will be reversed in whole or in part, in Bank’s sole and absolute discretion, and such amount not debited shall be deemed to be unpaid and shall be immediately due and payable in accordance with the terms of the Loan.

Bank may rely on these instructions until written notice is received by Bank, revoking these instructions and/or replacing this with new Borrower Remittance Instructions, and such notice shall be effective not sooner than five (5) Business Days following receipt thereof.

TPG RE FINANCE 20, LTD.

By:

Name:

Title:

Date:

[1]	a recent incumbency certificate must be on file for the authorized signatory signing the Borrower Remittance Instructions.

J - 1

Borrower Remittance Instructions

EXHIBIT K

Effective Date: , 20 Page of

BORROWER’S INSTRUCTION CERTIFICATE

Certificate of Authority and Specimen Signatures

I, [NAME OF AUTHORIZED SIGNATORY]1, the authorized signatory of TPG RE FINANCE 20, LTD., (“Borrower”), which said Borrower has executed a certain Credit Agreement dated as of [DATE OF AGREEMENT], with Bank of America, N.A. , as Administrative Agent (“Bank”), in the original maximum principal amount of $250,000,000 (“Loan Agreement”), and do hereby certify that the Authorized Signers and Authorized Persons whose names, titles and signatures appear in Sections I and II below are authorized to act on behalf of Borrower for the specified purposes indicated below.

Section I – General Authorization. All persons listed below are also listed in the most recent borrowing resolution. Any one (1) of the Authorized Signers, indicated below, is authorized to act on behalf of Borrower for all purposes including, but not limited to obtaining any and all information pertaining to the Loan, requesting any action under the Loan Documents, providing any certificates on behalf of Borrower, and appointing and changing Authorized Persons below. All persons who signed the Loan Agreement on behalf of Borrower must sign in this Section I acknowledging their agreement with the below listed Authorized Persons.

Name	Title	Signature

Section II – Draw Requests for Loan Proceeds Authorization.

Any one (1) of the Authorized Persons, indicated below, is authorized to act on behalf of Borrower in providing Draw Requests and requesting disbursements of Loan proceeds.

Name	Title	Signature

I further certify that the specimen signatures set forth above in Sections I and II, next to each name are the true and genuine signatures of such persons, and Bank may conclusively rely on the accuracy, genuineness, and good faith of any written, oral or electronic communication from any of the above listed individuals, for the specified purposes so stated. Bank may rely on this Borrower’s Instruction Certificate until written notice is received by Bank, revoking the authorizations in Sections I and II and/or replacing this with a new Borrower’s Instruction Certificate, and such notice shall be effective not sooner than five (5) Business Days following receipt thereof.

(Printed Name of Authorizing Party)	(Signature)	(Title)	(Phone Number)

[1]	a recent incumbency certificate must be on file for the authorized signatory signing this certificate

K - 1

Borrower’s Instruction Certificate

EXHIBIT L

FORM OF REDIRECTION LETTER

TPG RE FINANCE 20, LTD

[                                                         ]

[                                                         ]

[                                                         ]

[                                                         ]

REDIRECTION LETTER

AS OF [                    ], 201[  ]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [                    ], 201[  ], by and between [                    ] (the “Borrower”), as borrower, and TPG RE FINANCE 20, LTD., an exempted company incorporated in the Cayman Islands with limited liability (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[            ] loan made by the Lender to the Borrower on [                    ], 20[ ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Pledge of the Loan. The Lender has entered into a Credit Agreement, dated as of September 29, 2017 (as the same may be amended and/or restated from time to time, the “Credit Agreement”), with the lenders from time to time party thereto, the other parties from time to time party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and has pledged its right, title and interest in the Loan to the Administrative Agent subject to the terms of the Credit Agreement. This assignment shall remain in effect unless and until the Administrative Agent has notified you otherwise in writing.

Direction of Funds. In connection with Borrower’s obligations under the Loan, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account, for the benefit of the Administrative Agent:

[                                 ]

ABA [                            ]

Account # [                        ]

Attn: [                                    ]

Attn: [                                ]

This direction shall remain in effect unless and until the Administrative Agent has notified you otherwise in writing.

Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, shall be effective without the prior written consent of the Administrative Agent.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

[Signature Page Follows]

L - 1

Form of Redirection Letter

Very truly yours,

TPG RE FINANCE 20, LTD

By:
Name:
Title:

Agreed and accepted this [ ] day of [ ], 201[__] [ ]

By:

Name:

Title:

L - 1

Form of Redirection Letter

EXHIBIT M

FORM OF POWER OF ATTORNEY

September 29, 2017

Know All Men by These Presents, that TPG RE FINANCE 20, LTD., an exempted company incorporated in the Cayman Islands with limited liability (the “Borrower”), does hereby appoint BANK OF AMERICA, N.A. (“Administrative Agent”), its attorney-in-fact to act in Borrower’s name, place and stead in any way which Borrower could do with respect to (i) the completion of the endorsements of the Mortgage Notes, Mezzanine Notes and the Assignments of Mortgages, (ii) the recordation of the Assignments of Mortgages and the assignment of assignment of leases and rents and (iii) the enforcement of Borrower’s rights under the Pledged Assets pledged to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to that certain Credit Agreement, dated as of September 29, 2017 (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among Borrower, TPG RE Finance Pledgor 20, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, and to take such other steps as may be necessary or desirable to enforce Secured Parties’ rights against such Pledged Assets, the related ELA Documents and the related servicing records to the extent that Borrower is permitted by law to act through an agent.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, BORROWER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR A FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BORROWER ON ITS OWN BEHALF AND ON BEHALF OF BORROWER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[Signature Page Follows]

M - 1

Form of Power of Attorney

IN WITNESS WHEREOF the Borrower has caused this Power of Attorney to be executed and delivered as a deed as of the date first above written.

TPG RE FINANCE 20, LTD.

By:
Name:
Title:

M - 1

Form of Power of Attorney

EXHIBIT N

[INSERT TODAY’S DATE]

[INSERT NAME OF TITLE COMPANY

ADDRESS

ADDRESS

(the “Escrow Agent”)

Lender: [INSERT CLIENT NAME] (THE “Mortgage Lender”)

Property Name: [INSERT PROPERTY NAME]

Mortgage Lender’s Loan Number: [INSERT LOAN IDENTIFICATION NUMBER]

Closing Date: on or before [INSERT DATE THAT IS 3 BUSINESS DAYS FROM TODAY](the “Closing Date”)

Loan: $[INSERT AMOUNT OF LOAN](+/- 5% variance; if variance is greater than +/- 5%, please e-mail the Bank of America Representative noted below)(the “Loan”)

In accordance with closing instructions that an authorized representative of the Mortgage Lender has provided to the Escrow Agent (“Mortgage Lender’s Instructions”), the Loan is expected to close and fund on the Closing Date. The Mortgage Lender will disburse funds (including funds advanced by Bank of America, N.A. (“Warehouse Lender”)) to the Escrow Agent on the Closing Date, which are to be held by the Escrow Agent pending the closing and funding of the Loan in accordance with Mortgage Lender’s Instructions and this letter. Of such funds disbursed by Mortgage Lender to the Escrow Agent, an amount equal to $[            ] are funds advanced by the Warehouse Lender (the “Warehouse Lender Funds”).

In the event that the Loan is not closed by 5:00 p.m. Eastern Time (“ET”) on the Closing Date, or immediately upon the Mortgage Lender informing you that the closing of the Loan will not occur by the Closing Date, the Escrow Agent hereby agrees to (a) call Cheryl A. Bailey at 617-346-0089 or Lisa M. Palumbo-Nieforth at 401-278-5713; and (b) notwithstanding any contrary instructions in the Mortgage Lender’s Instructions, immediately, and in any event by 12:00 p.m. ET on the next business day, return to the Warehouse Lender at the following account all Warehouse Lender Funds provided by the Mortgage Lender to the Escrow Agent:

Bank of America

ABA # 026009593

ACCOUNT: [INSERT CLIENT’S NAME AND REPAYMENT ACCOUNT #]

Attn: Cheryl A. Bailey/ Lisa M. Palumbo-Nieforth

Please have an authorized representative of the Escrow Agent countersign this letter and send a copy via electronic mail immediately to BofA_Warehousing_Group@baml.com. Please note that the Warehouse Lender requires receipt of a copy of this fully executed letter as a condition to its funding.

Bank of America

100 Federal Street

Boston, Ma. 02110

MA1-225-02-04

[INSERT NAME & PHONE NUMBER]

BofA_Warehousing_Group@baml.com

BY:
Date
BY:
	Authorized Representative of the Escrow Agent	Date